Exhibit 99.1

Explanatory Note

Cubic Corporation (“we”, “our”, or “Cubic”) is filing this Exhibit 99.1 to our Current Report on Form 8-K to reissue our retrospectively revised and recast historical consolidated financial statements and other information included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017 (the “2017 Form 10-K”). Information included in this Exhibit 99.1 to our Current Report on Form 8-K presents the financial results of our former Cubic Global Defense Services (“CGD Services”) business as a discontinued operation for the years ended September 30, 2017, 2016 and 2015, and also reflects the disclosure of Cubic Mission Solutions (“CMS”) as a separate operating segment and reportable segment for the years ended September 30, 2017, 2016, and 2015. These updates are consistent with the presentation of discontinued operations and reportable segments included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 filed with the Securities and Exchange Commission (the “SEC”) on August 8, 2018 (“June 30, 2018 Form 10-Q”), and with rules of the SEC requiring the reissue of prior period financial statements included or incorporated by reference in a registration statement or proxy statement to retrospectively revise and reclassify such pre-event financial statements to reflect accounting changes, such as discontinued operations and changes in organization structure.

As previously disclosed, on May 31, 2018, Cubic completed the sale of all of the issued and outstanding capital stock of Cubic Global Defense, Inc. (“CGD”) and Omega Training Group, Inc., each a subsidiary in our former CGD Services segment, to Nova Global Supply & Services, LLC (“Purchaser”), an entity affiliated with GC Valiant, LP pursuant to the Stock Purchase Agreement dated April 18, 2018, by and among Cubic, CGD and Purchaser. As a result of the sale, CGD Services is accounted for as a discontinued operation for all periods presented in this Exhibit 99.1 to our Current Report on Form 8-K. In addition, as disclosed in our June 30, 2018 Form 10-Q, we concluded that CMS became a separate operating segment and reportable segment beginning on October 1, 2017. As such we began reporting segment information for this reportable segment separately and applicable prior period amounts were adjusted retrospectively to reflect the reportable segment change. The information included in this Exhibit 99.1 to our Current Report on Form 8-K is presented in connection with the reporting changes described above and does not otherwise amend or restate our audited consolidated financial statements that were included in the 2017 Form 10-K.

This Exhibit 99.1 to our Current Report does not reflect events occurring after we filed the 2017 Form 10-K and does not modify or update the disclosures therein in any way, other than to reflect the presentation of CGD Services as a discontinued operation as described above and to reflect CMS as a reportable segment as described above. Therefore, this Exhibit 99.1 to our Current Report on Form 8-K should be read in conjunction with our other filings made with the SEC, including, and subsequent to the date of, the 2017 Form 10-K.

We have revised the following portions of the 2017 Form 10-K to reflect the retrospective revisions described above:

PART II

•	Item 6. Selected Financial Data
•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
•	Item 7A. Quantitative and Qualitative Disclosures About Market Risk
•	Item 8. Financial Statements and Supplementary Data

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

This Exhibit 99.1 to our Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by such Act. Any statements about our expectations, beliefs, plans, objectives, assumptions, future events or our future financial and/or operating performance are not historical and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity” and similar words or phrases or the negatives of these words or phrases. These forward-looking statements involve risks, estimates, assumptions and uncertainties, including those discussed in “Part I - Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2017 and our subsequent Quarterly Reports on Form 10-Q, and throughout this report that could cause actual results to differ materially from those expressed in this Exhibit 99.1 or presented elsewhere by our management from time to time. Such risks, estimates, assumptions and uncertainties include, among others:

•

our ability to monitor and evaluate the effectiveness of new processes and procedures we have implemented to remediate the material weaknesses that previously existed in our internal control over financial reporting;

•	our dependence on U.S. and foreign government contracts;

•	delays in approving U.S. and foreign government budgets and cuts in U.S. and foreign government defense expenditures;

•	the ability of certain government agencies to unilaterally terminate or modify our contracts with them;

•	the effect of sequestration on our contracts;

•	our assumptions covering behavior by public transit authorities;

•	our ability to successfully integrate new companies into our business and to properly assess the effects of such integration on our financial condition;

•	the U.S. government’s increased emphasis on awarding contracts to small businesses, and our ability to retain existing contracts or win new contracts under competitive bidding processes;

•	negative audits by the U.S. government;

•	the effects of politics and economic conditions on negotiations and business dealings in the various countries in which we do business or intend to do business;

•	competition and technology changes in the defense and transportation industries;

•	the change in the way transit agencies pay for transit systems;

•	our ability to accurately estimate the time and resources necessary to satisfy obligations under our contracts;

•	the effect of adverse regulatory changes on our ability to sell products and services;

•	our ability to identify, attract and retain qualified employees;

•	our failure to properly implement our enterprise resource planning system;

•	unforeseen problems with the implementation and maintenance of our information systems;

•	business disruptions due to cyber security threats, physical threats, terrorist acts, acts of nature and public health crises;

•	our involvement in litigation, including litigation related to patents, proprietary rights and employee misconduct;

•	our reliance on subcontractors and on a limited number of third parties to manufacture and supply our products;

•	our ability to comply with our development contracts and to successfully develop, introduce and sell new products, systems and services in current and future markets;

•	defects in, or a lack of adequate coverage by insurance or indemnity for, our products and systems;

•	changes in U.S. and foreign tax laws, exchange rates or our economic assumptions regarding our pension plans; and

•	other factors discussed elsewhere in this report.

Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Item 6. SELECTED FINANCIAL DATA.

FINANCIAL HIGHLIGHTS AND SUMMARY OF CONSOLIDATED OPERATIONS

(amounts in thousands, except per share data)

This summary should be read in conjunction with the related consolidated financial statements and accompanying notes in Item 8 of this Exhibit 99.1 to our Current Report on Form 8-K.

	Year Ended September 30,
	2017	2016	2015	2014	2013
Results of Operations:
Sales	$1,107,709	$1,070,601	$1,028,899	$1,000,249	$892,751
Cost of sales	779,323	766,477	729,179	725,522	637,884
Selling, general and administrative expenses (2)	240,601	253,163	195,752	165,706	148,286
Research and development	52,652	31,976	17,992	17,959	24,445
Interest expense	15,027	11,199	4,400	4,084	3,427
Income taxes (1)	14,658	(14,357)	46,626	13,796	14,661
Net income (loss) from continuing operations (1) (2)	(25,740)	(12,080)	10,170	60,815	54,170
Net income (loss) from discontinued operations (3)	14,531	13,815	12,744	8,765	(28,901)
Net income (loss) attributable to Cubic (1) (2) (3)	(11,209)	1,735	22,885	69,491	25,086

Per Share Data:
Net income (loss) per share:
Basic
Continuing operations (1) (2)	$(0.95)	$(0.45)	$0.38	$2.27	$2.03
Discontinued operations (3)	$0.54	$0.51	$0.47	$0.33	$(1.08)
Basic earnings per share (1) (2) (3)	$(0.41)	$0.06	$0.85	$2.59	$0.94

Diluted
Continuing operations (1) (2)	$(0.95)	$(0.45)	$0.38	$2.27	$2.02
Discontinued operations (3)	$0.54	$0.51	$0.47	$0.33	$(1.08)
Diluted earnings per share (1) (2) (3)	$(0.41)	$0.06	$0.85	$2.59	$0.94

Cash dividends	0.27	0.27	0.27	0.24	0.24

Shares used in calculating net income (loss) per share:
Basic	27,106	26,976	26,872	26,787	26,736
Diluted	27,106	26,976	26,938	26,845	26,760

Year-End Data:
Shareholders’ equity related to Cubic	$689,631	$689,896	$756,288	$782,278	$716,946
Equity per share, basic	25.44	25.57	28.14	29.20	26.82
Total assets	1,336,285	1,504,408	1,300,276	1,194,606	1,109,618
Long-term debt, net of current portion	199,761	200,741	126,705	102,390	102,920

(1)

Our pretax loss totaled $11.1 million in 2017 while our income tax provision in 2017 totaled $14.7 million. The provision for fiscal 2017 primarily resulted from tax on foreign earnings and U.S. tax expense related to the amortization of indefinite lived intangible assets, partially offset by tax benefit related to the release of reserves for uncertain tax positions due to the positions being effectively settled. Results for the year ended September 30, 2015 include the net impact on income tax expense of establishing valuation allowances on U.S. deferred tax assets totaling $35.8 million. During the three months ended March 31, 2018 we classified the CGD Services business as discontinued operations and subsequently completed the sale during the three months ended June 30, 2018. ASC 740-270-45-8 requires a with and without calculation and, when applicable, ASC 740-20 requires total income tax expense or benefit to be allocated among continuing operations, discontinued operations, extraordinary items, other comprehensive income and items charged directly to shareholders’ equity. See Note 10 to the Consolidated Financial Statements in Item 8 of this Exhibit 99.1 to our Current Report on Form 8-K for further discussion of these items.

(2)

Results of the year ended September 30, 2016 included an $18.5 million charge related to a business acquisition purchase accounting charge, before applicable income taxes. See Note 2 of the Consolidated Financial Statements in Item 8 of this Exhibit 99.1 to our Current Report on Form 8-K for further discussion on this charge.

(3)	Results for the year ended September 30, 2013 include the impact of a goodwill impairment charge of $50.9 million, before applicable income taxes.

Item 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Company Overview

We are a market-leading, technology provider of integrated solutions that increase situational understanding for transportation, defense C4ISR, and training customers worldwide to decrease urban congestion and improve the militaries’ effectiveness and operational readiness. Cubic Corporation designs, integrates and operates systems, products and services focused in the transportation, defense C4ISR and training markets. We serve the needs of various federal and regional government agencies in the U.S. and allied nations around the world with products and services that have both defense and civil applications. For the fiscal year ended September 30, 2017, 52% of sales were derived from transportation systems and related services, while 48% were derived from defense systems and mission solutions. The U.S. government remains our largest customer, accounting for approximately 30% of sales in 2017, 25% of sales in 2016, and 26% of sales in 2015. In fiscal year 2017, 38% of our total sales were derived from services, with product sales accounting for the remaining 62%.

Through September 30, 2017 our principal lines of business were transportation fare collection systems and services, defense systems, and defense services. On May 31, 2018, we completed the previously announced sale of the Cubic Global Defense Services (CGD Services) business through the sale of all of the issued and outstanding capital stock of Cubic Global Defense, Inc. (CGD) and Omega Training Group, Inc., each a subsidiary in our former CGD Services segment, to Nova Global Supply & Services, LLC (Purchaser), an entity affiliated with GC Valiant, LP pursuant to the Stock Purchase Agreement dated April 18, 2018, by and among Cubic Corporation, CGD and Purchaser. As a result of the sale, the operating results and cash flows of CGD Services have been classified as discontinued operations in the Consolidated Statements of Operations and Consolidated Statements of Cash Flows for all periods presented and the assets and liabilities of CGD Services have been classified as assets and liabilities of discontinued operations in the Consolidated Balance Sheets for all periods presented.

In addition, we concluded that Cubic Mission Solutions (CMS) became a separate operating segment and reportable segment beginning on October 1, 2017. Applicable prior period amounts have been adjusted retrospectively to reflect the reportable segment change for all periods presented.

We operate in three reportable business segments: Cubic Transportation Systems (CTS), Cubic Global Defense Systems (CGD Systems), and CMS. All of our business segments share a common mission of increasing situational awareness to create enhanced value for our customers worldwide through common technologies. Our defense customers benefit from increased readiness and effectiveness, while our transportation customers benefit from enhanced efficiency and reduced congestion. We organize our business segments based on the nature of the products and services offered.

We are operating in an environment that is characterized by continuing economic pressures in the U.S. and globally. A significant component of our strategy in this environment is to focus on program execution, improving the quality and predictability of the delivery of our products and services, and providing opportunities for customers to outsource services where we can provide a lower cost and more effective solution. Recognizing that many of our U.S. based customers are resource constrained, we are continuing our focus on developing and extending our portfolio in international and adjacent markets. Our international sales, including Foreign Military Sales (FMS), comprised 53% of our total sales for fiscal year 2017. Sales to countries outside the U.S. amounted to 66%, 55% and 2% of the total sales of CTS, CGD Systems and CMS, respectively, for fiscal year 2017. To the extent our business and contracts include operations in countries outside the U.S., other risks are introduced into our business, including changing economic conditions, fluctuations in relative currency values, regulation by foreign countries, and the potential for deterioration of political relations.

We continuously strive to strengthen our portfolio of products and services to meet the current and future needs of our customers. We accomplish this in part by our independent R&D activities, and through acquisitions. Company-sponsored R&D spending totaled $52.7 million in 2017. In 2014 through our acquisition of Intific, Inc. (Intific), we significantly broadened our advanced research capabilities. Intific brings us a wide range of expertise including computer simulation, animation, human-machine interaction, robotics, neuroscience, visualization, gaming, and artificial intelligence. Intific performs work funded by the Defense Advanced Research Projects Agency (DARPA) and other U.S. government agencies; however, most of Intific’s R&D activities are included in cost of sales as they are directly related to contract performance.

We selectively pursue the acquisition of businesses that complement our current portfolio and allow access to new customers or technologies. In pursuing our business strategy, we routinely conduct discussions, evaluate targets, and enter into agreements regarding possible acquisitions. As part of our business strategy, we seek to identify acquisition opportunities that will expand or complement our existing products and services, or customer base, at attractive valuations. From fiscal year 2015 through 2017, we acquired DTECH LABS, Inc. (DTECH), GATR Technologies, Inc. (GATR), TeraLogics, LLC (TeraLogics), and Vocality International (Vocality) in connection with our strategic efforts to build and expand our command, control, communication, computers, intelligence, surveillance and reconnaissance (C4ISR) business. In fiscal 2016 we formalized the structure of Cubic Mission Solutions (CMS), our business unit which combines and integrates our C4ISR and secure communications operations.

We have also made a number of niche acquisitions of businesses during the past several years, including Deltenna Limited (Deltenna) in 2017 and Intific in February 2014. Generally, our business acquisitions are dilutive to earnings in the short-term due to acquisition-related costs, integration costs, retention payments and often higher amortization of purchased intangibles in the early periods after acquisition and expenses related to earn-outs. However, we expect that each of these recent acquisitions will be accretive to earnings in the long-term.

Industry Considerations

The U.S. government continues to focus on discretionary spending, tax, and other initiatives to control spending and reduce the deficit. The president’s administration and Congress will likely continue to debate the size and expected growth of the U.S. federal budget as well as the defense budget over the next few years and balance decisions regarding defense, homeland security, and other federal spending priorities in a constrained fiscal environment imposed by the Budget Control Act (BCA) and various Bipartisan Budget Acts (BBA) since 2011. The most recent, agreed to on November 2, 2015, Bipartisan Budget Act of 2015 revised discretionary spending limits to avoid sequestration for fiscal year 2016 and fiscal year 2017. The ultimate effects of sequestration and any subsequent bipartisan budget acts beyond 2017 still cannot be determined. Absent a new BCA or BBA in 2017, sequestration still threatens to severely limit discretionary federal funding in 2018. Reductions to 2018 and beyond from current budget projections could have an impact on our customers’ procurement of products and services.

While these budgetary considerations have put downward pressure on growth in the defense industry and will likely continue to do so, we believe that much of our business is well positioned in areas that the DoD has indicated are areas of focus for future defense spending to help the DoD meet its critical future capability requirements for protecting U.S. security and the security of our allies in the years to come.

In transportation, we continue to believe that our products and services are critical to our customers to ensure that they maximize revenue and efficiencies in a resource constrained environment. Some customers have responded to the current market environment by seeking financing for their projects from the system supplier. An example of this is our contract with the Chicago Transit Authority, awarded in late 2011. We designed and manufactured a new fare collection system for the Chicago Transit Authority and are receiving monthly payments for the system over an approximate ten-year period which began in January 2014.

While future defense plans, changes in defense spending levels and changes in spending for mass transit projects could have a materially adverse effect on our consolidated financial position, we have and plan to continue to make strategic investments and acquisitions to align our businesses in growth areas of our respective markets that we believe are the most critical priorities and mission areas for our customers.

Segment Overview

Cubic Transportation Systems

CTS is a systems integrator of payment and information technology and services for intelligent travel solutions. We deliver integrated systems for transportation and traffic management, delivering tools for travelers to choose the smartest and easiest way to travel and pay for their journeys, and enabling transportation authorities and agencies to manage demand across the entire transportation network — all in real time. We offer fare collection and revenue management devices, software, systems and multiagency, multimodal integration technologies, as well as a full suite of operational services that help agencies and operators efficiently collect fares and revenue, manage operations, reduce revenue leakage and make transportation more convenient. Through our NextBus and Intelligent Transport Management Solutions (ITMS) businesses, respectively, we also deliver real-time passenger information systems for tracking and predicting vehicle arrival times and we are a leading provider of urban and inter-urban intelligent transportation and enforcement solutions and technology and infrastructure maintenance services to the United Kingdom and other international city, regional and national road and transportation agencies. Through our Urban Insights business we use big data and predictive analytics technology and a consulting model to help the transportation industry improve operations, reduce costs and better serve travelers.

The transportation markets we serve are undergoing a substantial change. Mounting pressure on transportation authorities to improve the customer experience while stretching their operating budgets is fueling a trend toward outsourced services and systems that enable innovation and lower operating cost. We believe we are positioned at the forefront of this change.

We believe that we hold the leading market position in large-scale automated fare payment and revenue management systems and services for major metropolitan areas. CTS has delivered over 20 regional back office operations which together serve over 38 million people every day in major markets around the world. We have implemented and, in many cases, operate automated fare payment and revenue management systems for some of the world’s largest transportation systems, examples include London (Oyster/Contactless Payment), the Chicago region (Ventra), the San Francisco Bay Area (Clipper), the Los Angeles region (TAP), the New York region (Metrocard), the Washington D.C. region (Smartrip), the Vancouver region (Compass), the Sydney region (Opal Card) and the Brisbane region (Go Card). In fiscal 2016 we were awarded a contract by the New Hampshire State Department of Transportation to deploy our back-office system for the purposes of toll revenue collection and in early fiscal 2018, we were awarded a contract by the New York Metropolitan Transportation Authority (MTA) to replace the MetroCard system with a New Fare Payment System (NFPS).

Through our NextBus, ITMS and Urban Insights businesses we provide advanced transportation operational management and analytics capabilities and related services to over 110 customers including organizations such as Transport for London, Transport Scotland, Highways England, Transport for Greater Manchester, Transport for New South Wales, Los Angeles Metro, San Francisco Muni and the Toronto Transit Commission.

In addition to helping us secure similar projects in new markets, our comprehensive suite of new technologies and capabilities enables us to benefit from a recurring stream of revenues in established markets resulting from operations, innovative new services, technology obsolescence, equipment refurbishment and the introduction of new or adjacent applications.

In 2017, revenues from services provided by CTS were $330.7 million, or 57% of CTS sales.

We are currently designing and building major new systems in Singapore, Ireland and Miami and have now formally commenced the build of the new system for New York. Typically, profit margins during the design and build phase of major projects are lower than during the operate-and-maintain phase. This has in the past caused, and may in the future cause, swings in profitability from period to period. In addition, cash flows are often negative during portions of the design-and-build phase, until major milestones are reached and cash payments are received.

Cash payment terms offered by our transportation customers in a competitive environment are sometimes not favorable to us. The customers’ budget constraints often result in less funding available for the build of a new system, with more funds becoming available when the system becomes operational. This, coupled with the inherent risks in managing large infrastructure projects, can yield negative cash flows and lower and less predictable profit margins on contracts during the design and build phase. Conversely, during the operate-and-maintain phase, revenues and costs are typically more predictable and profit margins tend to be higher.

Gross profit margins from services sales in CTS were 28% and 26% for fiscal years 2017 and 2016, respectively, and gross profit margin from product sales was 29% and 32% in 2017 and 2016, respectively. Historically, the trend toward a greater mix of services revenues compared to product sales has helped to generate higher profit margins from the segment; however in 2017 and 2016 service gross margins were lower than product gross margins due to the improvement in margins on a number of system development contracts as we move out of the heavy engineering and software development phase of these contracts. Also, service sales gross margins in 2017 and 2016 are lower than recent historical service sales gross margins mostly due to the reduction in margins on our London follow-on contract. Margins were lower on the follow-on contract in 2017 and 2016 in large part because it no longer includes the award of usage bonuses. The mix of product and services sales can produce fluctuations in margin from period-to-period; however, we expect the trend of increasing services sales to continue in the long-term.

Most of our sales in CTS for fiscal year 2017 were from fixed-price contracts. However, some of our service contracts provide for variable payments, in addition to the fixed payments, based on meeting certain service level requirements and, in some cases, based on system usage. Service level requirements are generally contingent upon factors that are under our control, while system usage payments are contingent upon factors that are generally not under our control, other than basic system availability. Development and system integration contracts in CTS are usually accounted for on a percentage-of-completion basis using the cost-to-cost method to measure progress toward completion, which requires us to estimate our costs to complete these contracts on a regular basis. Our actual results can vary significantly from these estimates and changes in estimates can result in significant swings in revenues and profitability from period to period. Generally, we are at risk for increases in our costs, unless an increase results from customer-requested changes. At times, there can be disagreement with a customer over who is responsible for increases in costs. In these situations we must use judgment to determine if it is probable that we will recover our costs and any profit margin.

Revenue under contracts for services in CTS is generally recognized either as services are performed or when a contractually required event has occurred, depending on the contract. Revenue under such contracts is generally recognized on a straight-line basis over the period of contract performance, unless evidence suggests that the revenue is earned or the obligations are fulfilled in a different pattern. Costs incurred under these services contracts are expensed as incurred, and may vary from period to period. Incentive fees included in some of our CTS service contracts are recognized when they become fixed and determinable based on the provisions of the contract. As described above, often these fees are based on meeting certain contractually required service levels or based on system usage levels. Contractual terms can also result in variation of both revenues and expenses, resulting in fluctuations in earnings from period to period.

For the fare collection system for the Chicago Transit Authority, the contract specifies that we would not begin to be paid until we entered the service period. In accordance with authoritative accounting literature, we did not begin recognizing revenue on this contract until it entered the service period in August 2013. As of September 30, 2017, we had capitalized $56.5 million, net, in direct costs associated with developing the new fare collection system. Selling, general and administrative (SG&A) costs associated with this contract are not being capitalized, but are being expensed as incurred. Capitalized costs are being recognized as cost of sales based upon the ratio of revenue recorded during a period compared to the revenue expected to be recognized over the term of the contract.

Cubic Global Defense Systems

CGD Systems is a diversified supplier of live, virtual, constructive and game-based training solutions to the U.S. Department of Defense, other U.S. government agencies and allied nations. We offer a full range of training solutions for military and security forces. Our customized systems and services accelerate combat readiness in the air, on the ground and at sea while meeting the demands of evolving operations globally. Our range design business offers complete range design solutions for military, law enforcement, special forces and security training centers, including laser-engagement training simulation systems, live-fire range design, exercise planning, expert support and detailed After Action Reviews.

CGD Systems designs and manufactures instrumented range systems for fighter aircraft, armored vehicles and infantry force-on-force live training weapons effects simulations, laser-based tactical and communication systems, and precision gunnery solutions.

CGD Systems is continually building upon its role as a leader in air and ground combat training systems worldwide. Our products and systems help our customers to retain technological superiority with cost-effective solutions. We design, innovate, manufacture and field a diverse range of technologies that are critical to combat readiness, supply chain logistics and national security for the U.S. and allied nations. Our primary lines of business include air combat training ranges and after action review software, ground combat training systems, including a full range of laser engagement simulation systems, game-based learning systems, and virtual small arms training systems. We also provide ongoing support services for systems we have built for several of our international customers.

Our established international footprint in 35 allied nations is a key ingredient to our strategy. Our global footprint helps to insulate us from possible shifts or downturns in DoD spending. Sales to international customers of CGD Systems are a major part of our business with 55% of sales in 2017 to international customers. In addition, expansion into adjacent markets gives us an effective means to add scale to our business. We look for attractive acquisition candidates to expand our product offerings and we invest in the development of innovative new products that deliver real value to our customers. Through business acquisitions we made in the past three years, we now offer software and game-based solutions in modeling and simulation, training and education, and live fire training solutions to U.S. and international forces. Our recent acquisitions also expand our capabilities and product offerings for radio and antenna communications and unified communication platforms. These acquisitions deepen our training and communication capabilities and expand our customer base.

Fixed-price contracts accounted for 89% of CGD Systems revenue for fiscal year 2017. Development and system integration contracts in CGD Systems are generally accounted for on a percentage-of-completion basis using the cost-to-cost method to measure progress toward completion, which requires us to estimate our costs to complete these contracts on a regular basis. Our actual results can vary significantly from these estimates and changes in estimate can result in significant swings in revenues and profitability from period to period. Generally, we are at risk for increases in our costs, unless an increase results from customer-requested changes. At times, there can be disagreement with a customer over who is responsible for increases in costs. In these situations we must use judgment to determine if it is probable that we will recover our costs and any profit margin.

CGD Systems also has many long-term, fixed-price production contracts that do not require substantial development effort. For these contracts we use the units-of-delivery percentage-of-completion method as the basis to measure progress toward completing the contract and recognizing sales. The units-of-delivery measure recognizes revenues as deliveries are made to the customer generally using unit sales values in accordance with the contract terms. We estimate profit as the difference between total estimated revenue and total estimated cost of a contract and recognize that profit over the life of the contract based on deliveries.

Increasingly, CGD Systems is receiving contracts from foreign customers to not only develop and deliver a system, but also to maintain the system for a period of years after the delivery. While service contracts have not historically been a significant part of our CGD Systems business, this type of multiple-element contract has become more common in recent years. Revenues under contracts for services in CGD Systems are generally recognized as services are performed on a straight-line basis over the period of contract performance. Costs incurred under these services contracts are expensed as incurred, and may vary from period to period, resulting in fluctuations in earnings.

The gross profit margin in fiscal 2017 was 29%, compared to 25% in 2016 and 26% in 2015. At times, particularly favorable or unfavorable contracts can cause variation in this ratio, due to competition and the prevalence of fixed-price arrangements. Fixed-price contracts create both the risk of cost growth and the opportunity to increase margins if we are able to reduce our costs.

Cubic Mission Solutions

CMS provides networked C4ISR capabilities for defense, intelligence, security and commercial missions. CMS’ core competencies include communications and electronics solutions such as high-speed data links, search-and-rescue avionics and customized signal intelligence products, deployable and tactical communications products, wideband ultra-portable expeditionary satellite communication terminal solutions, secure video delivery, real time processing, exploitation and dissemination of full motion video in the cloud, deployable secure computing tactical cloud and networking solutions equipment, and communication gateways.

CMS has experienced significant recent growth through acquisitions. From fiscal 2015 through 2017, CMS acquired DTECH, GATR, TeraLogics, and Vocality in connection with our strategic efforts to build and expand our C4ISR business.

We believe CMS is well positioned to provide mission solutions at superior size, weight, power and costs to our competitors. We are combining our capabilities to deliver new customer solutions that meet customer needs like our Transportable Tactical Command Communications (T2C2) program for the U.S. Army. We believe our products are well postured for the emerging joint aerial layer network for U.S. and coalition partners.

The vast majority of CMS’ revenue for fiscal year 2017 was earned under fixed-price contracts with revenue recognized as deliveries are made to customers.

Operating overview

Cubic Corporation sales increased 3% to $1.108 billion in fiscal year 2017 from $1.071 billion in 2016. The increase in sales for CMS of 54% was partially offset by decreases in CTS and CGD Systems sales of 1% and 4%, respectively. Revenues from businesses we acquired in 2017 and 2016, all within our CMS and CGD Systems segments, increased our consolidated sales by 5% from 2016 to 2017. Organic sales decreased slightly between fiscal years 2016 and 2017 primarily due to the negative impact of changes in foreign currency exchange rates. The average exchange rates between the prevailing currencies in our foreign operations and the U.S. dollar had a negative impact on sales of 2%, or $19.9 million in 2017 compared to 2016. The impacts of changes in foreign currency exchange rates on sales from 2016 to 2017 predominantly affected our CTS segment results.

Cubic Corporation sales in 2016 were $1.071 billion compared to $1.029 billion in 2015, an increase of 4%. Increases in sales for CTS, CMS and CGD Systems were 3%, 18%, and 1%, respectively. Revenues from businesses we acquired in 2016 and 2015, within our CMS and CGD Systems segments, increased our consolidated sales by 3% from 2015 to 2016. The impact of changes in foreign currency exchange rates, particularly the strengthening of the U.S. dollar against the British pound, had a negative impact on sales of 3%, or $32.3 million in 2016 compared to 2015.

Operating income increased to $2.6 million in 2017 compared to an operating loss of $11.6 million in 2016. CGD Systems operating income increased 41% to $28.1 million in 2017 compared to $19.9 million in 2016. CMS had an operating loss of $9.3 million in 2017 and $37.0 million in 2016. The CMS operating losses in 2017 and 2016 were primarily caused by the impact of purchase accounting on businesses acquired in this segment during fiscal 2017 and 2016. Businesses acquired by our CMS segment in 2017 and 2016 generated operating losses of $3.3 million in 2017 compared to $29.3 million in 2016. These operating losses for acquired businesses in our CMS segment include acquisition transaction costs and other acquisition-related charges, including an $18.5 million charge incurred for the GATR acquisition in fiscal 2016 described in the CGD Systems segment section below. CTS operating income decreased by 31% primarily due to increased R&D investment in fiscal year 2017 and the impact of cost growth on a toll contract. Unallocated corporate and other costs were $56.0 million in 2017 compared to $52.0 million in 2016, and included expenses related to strategic and IT system resource planning as part of our One Cubic initiative totaling $34.4 million in 2017 and $34.8 million in 2016. The average exchange rates between the prevailing currencies in our foreign operations and the U.S. dollar resulted in a decrease in operating income of $1.4 million in 2017 compared to 2016.

Our consolidated operating loss totaled $11.6 million in 2016 compared to operating income of $60.4 million in 2015.   CMS had an operating loss of $37.0 million in 2016 compared to operating income of $3.1 million in 2015. The increase in operating loss was primarily due to the impact of purchase accounting on businesses acquired in these segments during fiscal 2016, as further described below. CTS operating income decreased by 24% between 2016 and 2015 primarily related to lower profits on the transition to our follow-on fare collection contract in London, partially offset by improved profitability on contracts in Chicago, Sydney, and Vancouver. CGD Systems operating income increased by 30% to $19.9 million in 2016 compared to $15.3 million in 2015.  Unallocated corporate and other costs were $52.0 million in 2016 compared to $33.9 million in 2015. The increase in unallocated corporate costs is primarily related to strategic and IT system resource planning as part of our One Cubic initiative totaling $34.8 million in 2016 compared to $13.3 million in 2015, partially offset by a reduction in legal and consulting expenses related to an investigation conducted by the Audit Committee in 2015, for which we incurred expenses of $3.0 million. The average exchange rates between the prevailing currencies in our foreign operations and the U.S. dollar resulted in a decrease in operating income of $4.0 million in 2016 compared to 2015.

Our net loss from continuing operations was $25.7 million (net loss of $0.95 cents per share) in 2017 compared to $12.1 million (net loss of $0.45 cents per share) in 2016. The change was primarily related to the change in operating income (loss) described above and the change in tax expense (benefit) described below.

Our net loss from continuing operations was $12.1 million (net loss of $0.45 cents per share) in 2016 compared to net income from continuing operations of $10.2 million ($0.38 cents per share) in 2015. The change was primarily due to the change in operating income described above and an increase in interest expense described below, partially offset by a change in income tax expense (benefit) described below.

The gross margin from product sales was 31% in 2017, compared to 28% in 2016. The increase in gross margin percentage was primarily due to increased product sales by our recently acquired businesses in our CMS segment, which generally have higher gross margins than product sales from our other businesses. In addition, product sales gross margins were positively impacted in 2017 by an $8.0 million equitable contract adjustment on a CGD Systems contract to provide virtual training software to the U.S. Navy. As such, we recognized $8.0 million in sales and operating profit related to this contract adjustment during fiscal 2017. The gross margin on service sales was 28% in both 2017 and 2016.

The gross margin from product sales was 28% in 2016, compared to 26% in 2015. The increase in gross margin percentage was primarily due to improved profitability on transportation system sales in North America, Australia, and the U.K., and a reduction of losses incurred on the virtual combat training deliverables for the U.S. Navy described below. These increases were partially offset by lower gross margins on lower DTECH sales in 2016, as DTECH sales generally have a higher gross margin percentage than other Cubic product sales. The gross margin from service sales was 28% in 2016 compared to 34% in 2015. The decrease in the gross margin percentages on services sales was predominantly the result of lower profits on the transition to our follow-on transportation fare collection contract in London, as described below.

SG&A expenses decreased to $240.6 million or 22% of sales in 2017, compared to $253.2 million or 24% of sales in 2016. The decrease in total SG&A expenses is primarily due to lower SG&A expenses recognized in 2017 in connection with recent business acquisitions as compared to 2016. Business acquisition expenses include amounts recorded for business purchase accounting matters described in the CGD Systems and CMS sections below and totaled $28.7 million in 2016. The net business acquisition expenses were not significant in fiscal 2017. SG&A expenses related to strategic and IT system resource planning as part of our One Cubic initiative totaled $34.4 million in 2017 compared to $34.8 million in 2016.

SG&A expenses increased to $253.2 million or 24% of sales in 2016, compared to $195.8 million or 19% of sales in 2015. The increase in SG&A expense is primarily related to strategic and IT system resource planning as part of our One Cubic initiative for which expenses totaled $34.8 million in 2016 compared to $13.3 million in 2015 as well as approximately $28.7 million of SG&A expenses recognized in 2016 in connection with recent business acquisitions compared to $7.9 million in 2015. Business acquisition expenses in 2016 include amounts recorded for business purchase accounting matters described in the CMS section below.

Company-sponsored R&D spending totaled $52.7 million in 2017 compared to $32.0 million in 2016 and $18.0 million in 2015. Company-sponsored R&D spending for CTS was $26.3 million, $15.6 million, and $4.8 million for 2017, 2016, and 2015, respectively. R&D expenses for CTS in 2017 include $6.4 million of expenses through the third quarter related to our contact with the New York Metropolitan Transit Authority that was awarded in early fiscal 2018; expenses incurred in the fourth quarter were capitalized and will be expensed as a project cost in fiscal 2018. CTS R&D costs in 2015 were reduced $2.3 million by a settlement we received in 2015 related to the reimbursement of R&D expenses we incurred primarily in 2014 for a proposal prepared for a prospective customer of our transportation systems business. Company-sponsored R&D spending for CGD Systems was $14.4 million, $6.4 million, and $5.2 million, in 2017, 2016 and 2015, respectively. The 2017 CGD R&D expenses were primarily related to the development of innovative ground live and virtual training technologies. Company-sponsored R&D spending for CMS was $11.9 million, $10.0 million, and $8.0 million, in 2017, 2016 and 2015, respectively. CMS R&D expenses were largely related to the development of our software definable antenna technology.

Interest and dividend income was $1.0 million in 2017 compared to $1.4 million in 2016 and $1.7 million in 2015. The changes in interest and dividend income between these years were correlated with decreases in our average cash balances in these years. Interest expense was $15.0 million in 2017 compared to $11.2 million in 2016 and $4.4 million in 2015. The increases in interest expense generally reflected the increase in average outstanding debt balances for these years. In addition, during the second quarter of fiscal 2016 we issued unsecured notes bearing an interest rate that is higher than the average interest rate of our previously issued notes. Our outstanding notes also contain a provision that the coupon rate increases if the company’s leverage ratio exceeds certain levels. In fiscal 2017 this leverage ratio feature impacted our average interest rate to a greater extent than in previous years.

Other income (expense) netted to income of $0.4 million in 2017 compared to expense of $2.3 million in 2016 and expense of $1.0 million in 2015. During fiscal year 2016, we recognized a loss within other expense of $2.7 million related to the partial settlement of our remaining obligations associated with our U.S. defined benefit pension plan. We offered certain retired, vested participants the opportunity to voluntarily elect to receive their benefits as an immediate lump sum distribution. The lump sum distribution was paid out from plan assets in September 2016 and resulted in a settlement loss of $2.7 million. Other than this settlement loss, the changes in other income (expense) were caused primarily by the impact of foreign currency exchange rate changes on cash advances to our foreign subsidiaries that are not hedged.

Our income tax provision totaled $14.7 million for fiscal 2017, compared to an income tax benefit of $14.4 million in fiscal 2016. The tax benefit recorded in fiscal 2016 primarily related to acquired deferred tax liabilities of $23.8 million that reduced the U.S. valuation allowance. The expense for income taxes in fiscal 2017 primarily results from tax on foreign earnings and U.S. tax expense related to the amortization of indefinite lived intangible assets, partially offset by a benefit related to the release of reserves for uncertain tax positions due to the positions being effectively settled. Due to the effects of the deferred tax asset valuation allowance, the effective tax rate for fiscal 2016 and 2017 does not correlate to the amount of the pre-tax income or loss. The change in the valuation allowance does not have any impact on our consolidated operations or cash flows, nor does such an allowance preclude us from using loss carryforwards or other deferred tax assets in the future. Until we re-establish a pattern of continuing profitability, in accordance with the applicable accounting guidance, U.S. income tax expense or benefit related to the recognition of deferred tax assets in the consolidated statement of operations for future periods will be offset by decreases or increases in the valuation allowance with no net effect on the consolidated statement of operations.

Our effective tax rate could be affected in future years by, among other factors, the mix of business between U.S. and foreign jurisdictions, fluctuations in the need for a valuation allowance against deferred tax assets, our ability to take advantage of available tax credits and audits of our records by taxing authorities.

Through September 30, 2017, a valuation allowance of $57.1 million has been established against U.S. deferred tax assets, certain foreign operating losses and other foreign deferred tax assets. For fiscal 2017, the valuation allowance was increased by $14.9 million, including $17.4 million recorded as a net tax expense in our Consolidated Statement of Operations, offset by amounts recorded through Other Comprehensive Income related to retirement benefits. We will continue to assess the need for a valuation allowance on deferred tax assets and should circumstances change it is possible the valuation allowance, or a portion thereof, will be reversed.

Our net income from discontinued operations was $14.5 million, $13.8 million, and $12.7 million for fiscal years 2017, 2016, and 2015, respectively. Earnings from discontinued operations before income taxes totaled $14.9 million, $19.0 million, and $15.1 million for fiscal years 2017, 2016, and 2015, respectively. The decrease in earnings from discontinued operations before income taxes between fiscal years 2016 and 2017 was primarily driven by the decreased activity on the U.S. Army and Special Operations Forces training contracts. In addition, certain contracts that CGD Services retained after recompete were won in the first quarter of fiscal 2017 at reduced pricing due to an extremely competitive bid environment. These reductions in operating profit were partially offset by an increase in operating income on increased work on the JRTC contract as well as a decrease in the amortization expense on purchased intangible assets which are amortized based upon accelerated methods.  The largest individual contributor to the increase in earnings from discontinued operations before income taxes between fiscal years 2015 and 2016 was a $2.9 million decrease in the amortization expense on purchased intangible assets for which amortization is based upon accelerated methods. In fiscal 2016 earnings from discontinued operations before income taxes also increased on a number of fixed price contracts due to the impacts of cost efficiency efforts. In fiscal 2016, the increase in earnings from discontinued operations before income taxes was partially offset by an operating loss realized in the first quarter of fiscal 2016 on a Marine Corps training contract that was bid in an extremely competitive environment. The income tax provision for discontinued operations was $0.4 million, $5.1 million and $2.4 million for fiscal years 2017, 2016, and 2015, respectively, based upon the application of accounting guidance provided by ASC 740-270-45-8 in order to determine tax expense from discontinuing operations.

Transportation Systems Segment

	September 30,
	2017	2016	2015
	(in millions)
Transportation Systems Segment Sales	$578.6	$586.4	$566.8

Transportation Systems Segment Operating Income	$39.8	$57.5	$75.9

CTS sales decreased 1% to $578.6 million in 2017 compared to $586.4 million in 2016 due to the adverse impact of foreign currency exchange rates. The average exchange rates between the prevailing currencies in our foreign operations and the U.S. dollar resulted in a decrease in CTS sales of $21.1 million for 2017 compared to 2016, primarily due to the weakening of the British Pound against the U.S. dollar.  Absent the impact of exchange rates, sales would have increased by 2% in fiscal 2017 as compared to 2016. Sales in the U.K. and North America decreased in fiscal 2017 from 2016, while sales in Australia increased in fiscal 2017 from 2016. In 2017 and 2016 sales and operating profits were impacted by the finalization of negotiations to clarify project and variation, scope and pricing and service level provisions of certain customer contracts. Although we had been recognizing costs on these contracts as incurred, we had deferred revenue on these contracts until such negotiations were complete on each respective contract. The finalization of these contracts increased CTS sales and operating profit by $20.8 million in fiscal 2017 and by $10.4 million in fiscal 2016.

Absent the impact of exchange rates, sales in the U.K. would have increased 5% in fiscal 2017 as compared to fiscal 2016 primarily due to increased service work with a customer in London. Sales in North America decreased in fiscal 2017 due primarily to the reduction of development work on our contract in Vancouver, which is scheduled to decrease over time as the contract has transitioned from a primarily developmental phase to the a largely service provision phase. Sales in Australia increased primarily due to increased system development work in 2017 and the impact of certain of the customer negotiation resolutions noted above.

CTS sales increased 3% to $586.4 million in 2016 compared to $566.8 million in 2015. Changes in foreign currency exchange rates had a significant adverse impact on our sales in 2016. The average exchange rates between the prevailing currencies in our foreign operations and the U.S. dollar resulted in a decrease in CTS sales of $28.6 million for 2016 compared to 2015. CTS had higher sales in North America in fiscal 2016 compared to fiscal 2015 primarily from equipment orders in New York and the San Francisco Bay Area and increased sales on contracts in Chicago and Vancouver. Sales were lower in the U.K. in fiscal 2016 compared to fiscal 2015 due to the weakening of the British pound against the U.S. dollar as well as the transition to our follow-on contract in London in fiscal 2016. Sales in

Australia were slightly lower in fiscal 2016 than in fiscal 2015 due to the impact of foreign currency exchange rates. Australian sales increased by 4% between fiscal years 2015 and 2016 when measured in Australian dollars.

CTS operating income decreased 31% in 2017 to $39.8 million compared to $57.5 million in 2016. The average exchange rates between the prevailing currency in our foreign operations and the U.S. dollar resulted in a reduction in CTS operating income of $2.1 million for 2017 compared to 2016. A primary driver of the decrease in CTS operating income in fiscal 2017 was a $10.7 million increase in R&D expenditures related primarily to the development of next generation fare collection, mobile and NextBus technologies. Also, the increase in R&D expenses included $6.4 million of R&D expenses that CTS recognized during fiscal 2017 related to the contract with the New York Metropolitan Transit Authority that was awarded in early fiscal 2018.

Operating income between 2016 and 2017 decreased in North America and the U.K., partially offset by increased operating income in Australia driven by the increased development work and certain of the customer negotiation resolutions noted above. Operating income in fiscal 2017 decreased for the U.K. on a lower volume of system development work as compared to the amount of work performed in fiscal 2016, as well as the adverse impact of currency exchange rates described above. Operating income for fiscal 2017 decreased for North America primarily due to an increase in estimated costs on a toll contract.

CTS operating income decreased 24% in 2016 to $57.5 million compared to $75.9 million in 2015. The average exchange rates between the prevailing currency in our foreign operations and the U.S. dollar resulted in a reduction in CTS operating income of $3.9 million for 2016 compared to 2015. The decrease in operating income was primarily related to lower profits on the transition to our follow-on fare collection contract in London in late 2015, particularly because the follow-on contract does not include the award of usage bonuses. The decrease in operating income in fiscal 2016 compared to fiscal 2015 was partially offset by improved profitability on service contracts in Sydney, Chicago, and Vancouver. In addition, operating income improved in Australia in 2016 due to the finalization of system development contract negotiations. In the third quarter of fiscal 2016 we finalized negotiations regarding scope and pricing with a customer in Australia for system development work that the customer directed us to begin in the second quarter of fiscal 2015. We had inventoried costs and deferred revenue on this development work until such negotiations were complete. As a result of the finalization of the scoping and pricing, we realized increased sales and operating profits in the third quarter of fiscal 2016. CTS R&D expenses increased by $10.8 million in fiscal 2016 compared to 2015 due to the ramp-up of the development of new transportation technologies, and due to the impact of a settlement reimbursement from a prospective customer that had reduced fiscal 2015 R&D expenses by $2.3 million.

Amortization of purchased intangibles included in the CTS operating results totaled $5.7 million, $7.1 million, and $8.6 million in 2017, 2016 and 2015, respectively.

Cubic Global Defense Systems Segment

	September 30,
	2017	2016	2015
	(in millions)
Cubic Global Defense Systems Segment Sales	$360.2	$374.7	$369.6

Cubic Global Defense Systems Segment Operating Income (Loss)	$28.1	$19.9	$15.3

CGD Systems sales decreased 4% to $360.2 million in 2017 compared to $374.7 million in 2016 primarily due to decreased sales of virtual and immersive training systems. Sales of air and ground combat training systems were relatively flat in fiscal 2017 compared to fiscal 2016. In addition, in June 2017, funding was approved on an $8.0 million equitable contract adjustment for a virtual training contract with the U.S. Navy. As such, we recognized $8.0 million in sales and operating profit related to this contract adjustment during fiscal 2017. The average exchange rates between the prevailing currency in our foreign operations and the U.S. dollar had no significant impact on CGD Systems sales between 2016 and 2017. Businesses acquired in our CGD Systems segment in fiscal years 2017 and 2016 contributed sales of $3.4 million in 2017 compared to $2.2 million in 2016.

CGD Systems sales increased 1% to $374.7 million in 2016 compared to $369.6 million in 2015. Sales in fiscal 2016 were higher from air combat training systems in the U.S., Middle East, and Far East, live fire training systems and virtual simulation systems than in 2015. These increases in sales in fiscal 2016 were partially offset by lower sales from ground combat training systems. Businesses acquired by CGD Systems in fiscal years 2016 and 2015 contributed sales of $2.2 million in 2016 and had no sales in 2015. The average exchange rates between the prevailing currency in our foreign operations and the U.S. dollar resulted in a decrease in sales of $3.7 million for 2016 compared to 2015.

CGD Systems had operating income of $28.1 million in 2017 compared to $19.9 million in 2016.  Operating income for fiscal 2017 increased due to the $8.0 million equitable contract adjustment for our virtual training contract noted above. Also, although total sales of ground combat training systems were relatively flat between fiscal years 2016 and 2017, there was an improved mix of sales of higher margin ground combat systems in 2017 as compared to 2016. Operating income from ground combat training systems in fiscal 2016 was negatively impacted by cost growth that was recognized in the second quarter of fiscal 2016 on a ground combat training system that we developed in the Far East. Partially offsetting the increase in CGD Systems operating profit in fiscal year 2017 was an increase in CGD Systems R&D expenditures between fiscal years 2016 and 2017 of $8.0 million related to the development of innovative ground live and virtual training technologies. The average exchange rates between the prevailing currency in our foreign operations and the U.S. dollar had no significant impact on CGD Systems operating profit between 2016 and 2017.

CGD Systems had operating income of $19.9 million in 2016 compared to $15.3 million in 2015.  For fiscal 2016, operating income from air combat training systems was higher than fiscal 2015 on increased sales, and profitability improved from game-based virtual training system sales. In 2015 we had recorded a loss of $9.5 million related to an increase in estimated costs to complete a contract for the development of a virtual training system. In addition, CGD systems incurred $4.6 million of restructuring charges in fiscal 2015 as compared to $0.3 million of restructuring charges in fiscal 2016. In 2016, operating income declined as compared to 2015 on lower sales of ground combat training systems. Operating income from virtual simulator system sales was relatively flat between 2016 and 2015.

Cubic Mission Solutions Segment

	September 30,
	2017	2016	2015
	(in millions)
Cubic Mission Solutions Segment Sales	$168.9	$109.5	$92.5

Cubic Mission Solutions Segment Operating Income (Loss)	$(9.3)	$(37.0)	$3.1

CMS sales increased 54% to $168.9 million in 2017 compared to $109.5 million in 2016 primarily due to sales from acquired businesses. Businesses acquired in our CMS segment in fiscal years 2017 and 2016 contributed sales of $105.5 million in 2017 compared to $57.1 million in 2016. The largest increase in sales related to acquired businesses was the increase in sales of GATR’s expeditionary satellite communication terminal solutions. Sales were also higher in fiscal 2017 from organic CMS business, including sales of secure data links, personnel locater devices, and modular networking and broadband communications equipment.

CMS sales increased 18% to $109.5 million in fiscal 2016 compared to $92.5 million in 2015. Businesses acquired by CMS in fiscal years 2016 and 2015, primarily GATR, DTECH, and TeraLogics, contributed sales of $77.4 million in 2016 compared to $45.8 million in 2015. These increases in sales were partially offset by lower sales of secure data links, personnel locater devices, and modular networking and broadband communications equipment in fiscal 2016 compared to fiscal 2015.

CMS had an operating loss of $9.3 million in 2017 compared to $37.0 million in 2016.  The change in CMS operating results was significantly influenced by the impacts of accounting for CMS business acquisitions in fiscal 2016 and 2017. CMS-acquired businesses incurred operating losses of $3.3 million in fiscal 2017 compared to $29.3 million in fiscal 2016. Included in the operating loss incurred by acquired businesses are acquisition transaction costs of $27.1 million incurred in fiscal 2016. There were no significant net acquisition transaction costs in fiscal 2017. Business acquisition transaction costs consist of expenses incurred for retention bonus expenses, due diligence and consulting costs incurred in connection with the acquisitions, expenses recognized related to the change in the fair value of contingent consideration for acquisitions and, most significantly for fiscal 2016, expenses recognized in connection with our acquisition of GATR. GATR’s operating loss for fiscal 2016 was significantly impacted by the GAAP accounting requirements regarding business combinations. Prior to our acquisition of GATR, GATR had a number of share-based payment awards in place to its employees. Due to the structure of certain of these share-based payment awards, we were required to recognize compensation expense, rather than purchase consideration, for the portion of our purchase price that we paid to the seller that was distributed to the recipients of these awards. Consequently, we recognized $18.5 million of compensation expense during fiscal 2016 related to this matter upon completing this acquisition. In addition, operating profits improved between fiscal years 2016 and 2017 on higher sales of secure data links, personnel locater devices, and modular networking and broadband communications equipment.

CMS had an operating loss of $37.0 million in 2016 compared to operating income of $3.1 million in 2015. The changes in operating results between fiscal 2015 and fiscal 2016 were primarily caused by charges incurred in connection with the accounting for CMS business acquisitions in fiscal 2016, as described above. Including these impacts of business acquisition accounting, the businesses CMS acquired in 2016 and 2015 had an operating loss of $32.1 million for 2016 compared to operating income of $0.9 million in 2015. The operating results of the acquired businesses in fiscal 2016 include the $27.1 million of acquisition-related costs described above. In addition, CMS had decreased profits on lower sales of secure data links in 2016 as compared to 2015.

Amortization of purchased intangibles included in the CMS results amounted to $23.6 million, $20.8 million, and $9.2 million in 2017, 2016 and 2015, respectively.

Liquidity and Capital Resources

Our operating cash flows have been the primary source of funding for our operations, and have been a source of funding for some of our business acquisitions and capital expenditures. Operating activities from continuing operations used cash of $3.0 million in fiscal 2017 and provided cash of $24.0 million and $81.2 million in fiscal 2016 and 2015, respectively.

As further described below, from 2015 to 2017 our operating cash flows have been significantly impacted by uses of cash related to our investment in a new strategic and IT resource planning system, accounting for recent business acquisitions, and by the payment terms on some of our customer contracts.

Cash used in connection with the design and development of our new enterprise resource planning system (ERP) as well as information technology process and supply chain redesign totaled $51.1 million in fiscal 2017. Certain costs incurred in the development of internal-use software and software applications, including external direct costs of materials and services and applicable compensation costs of employees devoted to specific software development, are capitalized as computer software assets. Costs incurred outside of the application development stage, or that do not meet the capitalization requirements, are expensed as incurred. Of the $51.1 million of cash used in 2017 in these efforts, $34.4 million was recognized as expense and is reflected in our 2017 cash flows used in operations, while $16.7 million was capitalized and is included in 2017 purchases of property, plant and equipment in investing cash flows. Cash used in connection with ERP design and development and information technology and supply chain redesign totaled $55.1 million in 2016. Of this amount, $34.8 million was recognized as expense and is reflected in our 2016 cash flows from operations, and $20.3 million was capitalized and is included in 2016 purchases of property, plant and equipment in investing cash flows. Cash used in connection with these efforts totaled $29.3 million in 2015. Of this amount, $13.3 million was recognized as expense and is reflected in our 2015 cash flows from operations, and $16.0 million was capitalized and is included in 2015 purchases of property, plant and equipment in investing cash flows.

Under purchase accounting rules, certain cash flows for businesses acquisitions are considered “purchase consideration”. In our statement of cash flows, cash paid for purchase consideration is classified as cash used in investing activities. However, there are a number of transactions related to business acquisitions that are expensed as incurred and that are included in operating cash flows when paid. Costs that are expensed in connection with business acquisitions include retention bonus expense and due diligence and consulting costs incurred in connection with the acquisitions. Business acquisitions costs expensed in 2016, and 2015 totaled $28.7 million and $7.9 million, respectively. There were no significant net business acquisition costs expensed in 2017. In our statement of cash flows, the cash used in operations related to these expenses was generally reflected in the same period as these expenses. The expense amount for 2016 and the related operating cash outflow for 2016 reflected above includes amounts recognized related to payments to former owners of share-based payment awards for GATR. Prior to the acquisition, GATR made a number of share-based payment awards to its employees. Due to the structure of certain of these share-based payment awards, we were required to recognize compensation expense, rather than purchase consideration, for the portion of our purchase price that we paid to the seller that was distributed to the recipients of these awards. Consequently, upon completing the acquisition we recognized $18.5 million of compensation expense related to this matter during the quarter ended March 31, 2016.

The changes in operating cash flows between 2015 and 2017 were also impacted by the terms of some of our largest customer contracts. Our contract terms with our customers can have a significant impact on our operating cash flows. Contract terms, including payment terms on our long-term development contracts, are customized for each contract based upon negotiations with the respective customer. For some large long-term development contracts, primarily with our international customers, we receive significant up-front cash payments from customers based upon the negotiated terms of these contracts. The customized payment terms on long-term development projects also often include payment milestones based upon such items as the delivery of components of systems, meeting specific contractual requirements in the contracts, or other events. These milestone payments can vary significantly based upon the negotiated terms of the contracts. Changes in the amount of unbilled accounts receivable are reflective of the difference between when costs are incurred and when we are entitled to receive milestone payments.

Investing activities from continuing operations used cash of $43.7 million in 2017, $260.6 million in 2016 and $125.0 million in 2015. In 2017, investing activities included $16.8 million in purchase consideration paid for acquisitions of businesses, and capital expenditures of $36.9 million, including $16.7 million of capitalized ERP costs described above. Cash used in investing activities in 2017 was partially offset by $12.7 million net proceeds from sales or maturities of marketable securities.

Cash used in investing activities during fiscal 2016 included $243.5 million in purchase consideration paid for acquisitions of businesses, and capital expenditures of $32.1 million, including the $20.3 million of capitalized ERP costs described above. Cash used in investing activities in 2016 was partially offset by $15.0 million net proceeds from sales or maturities of marketable securities.

In 2015, significant investing activities included $90.4 million of purchase consideration paid related to the acquisition of DTECH in our CMS segment, $1.7 million of cash paid in 2015 related to business acquisitions made in 2013 and 2014, and capital expenditures of $22.2 million, including the $16.0 million of capitalized ERP costs described above.

Financing activities used cash of $129.8 million in 2017 and provided cash of $233.1 million and $73.3 million in 2016 and 2015. Financing activities for fiscal year 2017 consisted primarily of principal repayments of $185.0 million on short-term borrowings using cash that was previously held on deposit in the U.K. as collateral in support of a letter of credit facility as further described below, and using other cash that was repatriated from the U.K. and Australia during 2017. In 2016 and 2015, we borrowed a net of $180.0 million and $60.0 million, respectively, on a short-term basis that, in addition to existing cash resources, was used to finance acquisitions. In fiscal 2016 we revised a note purchase agreement and issued $75.0 million of unsecured notes bearing interest at 3.93%, maturing on March 12, 2026. Interest payments on these notes are due semi-annually and principal payments are due from 2020 through 2026. In 2015 we issued $25.0 million of senior unsecured notes, bearing interest at a rate of 3.70% and maturing on March 12, 2025. In 2017, 2016 and 2015, respectively, we repurchased $2.4 million, $1.6 million and $2.7 million of common stock in connection with our stock-based compensation plan. We made payments on long-term borrowings of $0.9 million, $0.5 million, and $0.5 million in 2017, 2016 and 2015, respectively. Dividends paid to shareholders amounted to $7.3 million ($0.27 cents per share) in 2017, 2016 and 2015.

The change in exchange rates between foreign currencies and the U.S. dollar resulted in an increase of $10.6 million to our cash balance as of September 30, 2017 compared to September 30, 2016, a decrease of $38.5 million to our cash balance as of September 30, 2016 compared to September 30, 2015 and a decrease of $11.0 million to our cash balance as of September 30, 2015 compared to September 30, 2014.

We have a committed revolving credit agreement with a group of financial institutions in the amount of $400.0 million which expires in August 2021 (Revolving Credit Agreement). At September 30, 2017, the weighted average interest rate on outstanding borrowings under the Revolving Credit Agreement was 3.24%. Debt issuance and modification costs of $2.3 million and $1.3 million were incurred in connection with February 2, 2016 and August 11, 2016 amendments to the Revolving Credit Agreement, respectively. Costs incurred in connection with establishment of and amendments to this credit agreement are recorded in other assets on our Consolidated Balance Sheets, and are being amortized as interest expense using the effective interest method over the stated term of the Revolving Credit Agreement. At September 30, 2017, the Company’s total debt issuance costs have an unamortized balance of $2.8 million. The available line of credit is reduced by any letters of credit issued under the Revolving Credit Agreement. As of September 30, 2017, there were borrowings totaling $55.0 million under this agreement and there were letters of credit outstanding totaling $81.3 million, which reduce the available line of credit to $263.7 million. The $81.3 million of letters of credit includes both financial letters of credit as well as performance guarantees.

Until June 2017, we had a secured letter of credit facility agreement with a bank in the U.K. At September 30, 2016, there were letters of credit outstanding under this agreement of $62.7 million. Restricted cash at September 30, 2016 of $69.4 million was held on deposit in the U.K. as collateral in support of this facility. In June 2017, this agreement was terminated and the associated letters of credit were transferred to the Revolving Credit Agreement described above. The cash that formerly collateralized the secured credit facility was used to make principal payments to reduce our outstanding short-term borrowings.

As of September 30, 2017, we had letters of credit and bank guarantees outstanding totaling $94.5 million, which includes the $81.3 million of letters of credit on the Revolving Credit Agreement above and $13.2 million of letters of credit issued under other facilities. The total of $94.5 million of letters of credit and bank guarantees includes $77.4 million that guarantees either our performance or customer advances under certain contracts, and financial letters of credit of $17.1 million which primarily guarantee our payment of certain self-insured liabilities. We have never had a drawing on a letter of credit instrument, nor are any anticipated; therefore, we estimate the fair value of these instruments to be zero.

We maintain a short-term borrowing arrangement in New Zealand totaling $0.5 million New Zealand dollars (equivalent to approximately $0.4 million) to help meet the short-term working capital requirements of our subsidiary in New Zealand. At September 30, 2017, no amounts were outstanding under this borrowing arrangement.

Our revolving credit agreement and note purchase and private shelf agreement each contain a number of customary covenants, including requirements for Cubic to maintain certain interest coverage and leverage ratios and restrictions on Cubic’s and certain of its subsidiaries’ abilities to, among other things, incur additional debt, create liens, consolidate or merge with any other entity, or transfer or sell substantially all of their assets, in each case subject to certain exceptions and limitations. These agreements also contain customary events of default, including, without limitation: (a) failure by Cubic to pay principal or interest on the Notes when due; (b) failure by Cubic or certain of its subsidiaries to comply with the covenants in the agreements; (c) failure of the representations and warranties made by Cubic or certain of its subsidiaries to be correct in any material respect; (d) cross-defaults with other indebtedness of Cubic or certain of its subsidiaries resulting in the acceleration of the maturity thereof; (e) certain bankruptcy and insolvency events with respect to Cubic or certain of its subsidiaries; (f) failure by Cubic or certain of its subsidiaries to satisfy certain final judgments when due; and (g) a change in control of Cubic, in each case subject to certain exceptions and limitations. The occurrence of any event of default under these agreements may result in all of the indebtedness then outstanding becoming immediately due and payable.

The accumulated deficit in other comprehensive loss decreased $13.2 million in 2017 due to a decrease in the recorded liability for our pension plans. Unrealized translation adjustments totaled $1.4 million but were offset by $1.4 million of changes in the fair value of cash flow hedges.

Our financial condition remains strong with net working capital of $245.1 million and a current ratio of 1.7 to 1 at September 30, 2017. We expect that cash on hand and our revolving credit agreement will be adequate to meet our working capital requirements for the foreseeable future. Our total debt to capital ratio at September 30, 2017 was 29%.

Our cash is invested primarily in highly liquid bank deposits and government instruments in the U.S., U.K., New Zealand and Australia.

As of September 30, 2017, virtually all of the $68.6 million of our cash and cash equivalents, including restricted cash, was held by our foreign subsidiaries, primarily in the U.K., New Zealand and Australia.

During fiscal year 2017, in order to maintain the required leverage ratio in our Revolving Credit Agreement and note purchase and private shelf agreements, we decided to access cash resources in our foreign subsidiaries to provide increased assurance of compliance with our loan covenants in the future. As a result, we are no longer able to assert that accumulated or current earnings in our foreign subsidiaries are indefinitely reinvested.

In addition, during fiscal year 2017, foreign earnings of approximately $258.7 million were repatriated, of which $250.5 million relate to earnings from the U.K. and we have provided for the associated incremental U.S. taxes. At the end of the year, we have recorded a deferred tax liability in the amount of $11.9 million for the estimated U.S. taxes that would be due if we were to repatriate the remainder of the accumulated earnings in foreign subsidiaries. We do not have plans to repatriate any additional amounts at this time: however, we may do so if circumstances change or we determine it is in the company’s best interests to do so.

The following is a schedule of our contractual obligations outstanding as of September 30, 2017:

		Less than 1
	Total	Year	1 - 3 years	4 - 5 years	After 5 years
	(in millions)
Short-term borrowings	$55.0	$55.0	$—	$—	$—
Long-term debt	200.0	—	10.7	71.4	117.9
Interest payments	40.7	8.2	14.2	11.1	7.2
Operating leases	49.7	10.1	16.5	11.8	11.3
Deferred compensation	12.7	1.3	2.5	1.3	7.6
	$358.1	$74.6	$43.9	$95.6	$144.0

As of September 30, 2017, we had approximately $7.5 million of recorded liabilities and related interest and penalties pertaining to uncertain tax positions which are excluded from the table above. None of these liabilities and related interest and penalties is expected to be paid within one year. We are unable to make a reasonable estimate as to when cash settlement with the tax authorities might occur due to the uncertainties related to these tax matters. Payments of these obligations would result from settlements with taxing authorities. For more information on our uncertain tax positions, see Note 10 to the Consolidated Financial Statements in Item 8 of this Exhibit 99.1 to our Current Report on Form 8-K. The table above also excludes estimated minimum funding requirements for retirement plans as set forth by statutory requirements. For further information about future minimum contributions for these plans, see Note 12 to the Consolidated Financial Statements in Item 8 of this Exhibit 99.1 to our Current Report on Form 8-K.

The terms of the purchase agreements in certain of our recent business acquisitions provide that we will pay the sellers contingent consideration should the acquired companies meet specified goals. As of September 30, 2017, the maximum future contingent consideration that would be payable if all such goals were met is $23.8 million. However, we are unable to make a reasonable estimate as to the timing and magnitude of such future payments.

Backlog

	September 30,	September 30,
	2017	2016
	(in millions)
Total backlog
Cubic Transportation Systems	$2,043.9	$1,793.3
Cubic Global Defense Systems	420.3	508.6
Cubic Mission Solutions	72.3	68.2
Total	$2,536.5	$2,370.1

As reflected in the table above, total backlog increased $166.4 million from September 30, 2016 to September 30, 2017. The increases in total backlog in CTS and CMS were partially offset by a decrease in backlog for CGD Systems. In September of 2017, CTS and TfL entered an agreement to extend Cubic’s contract to operate and maintain TfL’s ticketing and fare collection system for a further three years through August 2025 and to modify prospective pricing on the contract. The contract extension added approximately $255 million to backlog. Vocality and Deltenna, businesses acquired in fiscal year 2017 by our CMS and CGD Systems segments, respectively, had $1.0 million of total backlog on their respective acquisition dates. Changes in exchange rates between the prevailing currency in our foreign operations and the U.S. dollar as of the end of fiscal 2017, increased backlog by approximately $36.9 million compared to September 30, 2016, primarily in our Transportation Systems Segment.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements (as defined by the applicable regulations of the SEC) that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. ASU 2014-09 outlines a comprehensive revenue recognition model and supersedes most current revenue recognition guidance. The new guidance will require revenue to be recognized when promised goods or services are transferred to customers in amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods or services. Adoption of the new rules could affect the timing of revenue recognition for certain transactions. Adoption of ASU 2014-09 will be required for us beginning in the first quarter of fiscal 2019 and we have determined that we will not adopt ASU 2014-09 earlier than required. ASU 2014-09 allows for two methods of adoption: (a) “full retrospective” adoption, meaning the standard is applied to all periods presented, or (b) “modified retrospective” adoption, meaning the cumulative effect of applying ASU 2014-09 is recognized as an adjustment to the opening retained earnings balance in the year of adoption. We have not yet determined which method of adoption we will select.

We have assigned a task force within management to lead our implementation efforts and we have engaged outside advisors to assist. We are currently in the process of analyzing the impact of the adoption of the new standard on our various revenue streams. Under ASU 2014-09, revenue is recognized as control transfers to the customer. As such, revenue for our fixed-price development and production contracts will generally be recognized over time as costs are incurred, which is consistent with the revenue recognition model we currently use for the majority of these contracts. For certain of our fixed-price production contracts where we currently recognize revenue as units are delivered, in most cases the accounting for those contracts will change under ASU 2014-09 such that we will recognize revenue as costs are incurred. This change will generally result in an acceleration of revenue as compared with our current revenue recognition method for those contracts. Approximately 29% of our net sales used the units-of-delivery method to recognize revenue in fiscal 2017. We continue to analyze the impact of the new standard on our remaining revenue streams and, as the standard will supersede substantially all existing revenue guidance affecting us under GAAP, we expect that it will impact revenue and cost recognition on a significant number of our contracts across our business segments, in addition to our business processes and our information technology systems. Our process of evaluating the effect of the new standard will continue through fiscal year 2018.

In January 2016, the FASB issued Accounting Standards Update ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10) which updates certain aspects of recognition, measurement, presentation and disclosure of financial instruments. ASU 2016-01 will be effective for us beginning October 1, 2018 and, with the exception of a specific portion of the amendment, early adoption is not permitted. We are currently evaluating the impact this guidance will have on our financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases. Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (a) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (b) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The ASU will be effective for us beginning October 1, 2019 with early adoption permitted. ASU 2016-02 will be adopted on a modified retrospective transition basis for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. We are currently evaluating the impact of the application of this accounting standard update on our consolidated financial statements as well as whether to adopt the new guidance early.

In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation. The new guidance simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendments in this standard are effective for our annual year and first fiscal quarter beginning on October 1, 2017. We are currently evaluating the impact of the application of this accounting standard update on our consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, which provides clarifying guidance on how entities should classify certain cash receipts and cash payments on the statement of cash flows. The guidance also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. The guidance will be effective for us in our fiscal year beginning October 1, 2018, and early adoption is permitted. We are currently evaluating the impact of the application of this accounting standard update on our consolidated financial statements as well as whether to adopt the new guidance early.

In October 2016, the FASB issued ASU 2016-16, Intra-Entity Transfers of Assets Other Than Inventory, which requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. The guidance will be effective for us in our fiscal year beginning October 1, 2018, and early adoption is permitted. We are currently evaluating the impact of the application of this accounting standard update on our consolidated financial statements as well as whether to adopt the new guidance early.

In November 2016, the FASB issued ASU 2016-18, Restricted Cash, which requires amounts generally described as restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the total beginning and ending amounts for the periods shown on the statement of cash flows. The guidance will be effective for us in our fiscal year beginning October 1, 2018, and early adoption is permitted. The adoption of this standard is anticipated to affect our presentation of restricted cash within our statement of cash flows. We are currently evaluating whether to adopt the new guidance early.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. This ASU clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance will be effective for us in our fiscal year beginning October 1, 2018 and early adoption is allowed for certain transactions. We are currently evaluating the impact of the application of this accounting standard update on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment. This standard removes the second step of the goodwill impairment test, where a determination of the fair value of individual assets and liabilities of a reporting unit was needed to measure the goodwill impairment. Under this updated standard, goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The guidance will be effective for us in our fiscal year beginning October 1, 2020 with early adoption permitted. We are currently evaluating the impact of the application of this accounting standard update on our consolidated financial statements as well as whether to adopt the new guidance early.

In March 2017, the FASB issued ASU 2017-07, Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The update requires employers to present the service cost component of the net periodic benefit cost in the same income statement line item as other employee compensation costs arising from services rendered during the period. The other components of net benefit cost, including interest cost, expected return on plan assets, amortization of prior service cost/credit and actuarial gain/loss, and settlement and curtailment effects, are to be presented outside of any subtotal of operating income. Employers will have to disclose the line(s) used to present the other components of net periodic benefit cost, if the components are not presented separately in the income statement. ASU 2017-07 will be effective for us beginning October 1, 2018, and early adoption is permitted. We are currently evaluating the impact of the application of this accounting standard update on our consolidated financial statements as well as whether to adopt the new guidance early.

Critical Accounting Policies, Estimates and Judgments

Our consolidated financial statements are based on the application of GAAP, which require us to make estimates and assumptions about future events that affect the amounts reported in our consolidated financial statements and the accompanying notes. Future events and their effects cannot be determined with certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and any such differences may be material to our consolidated financial statements. We believe the estimates set forth below may involve a higher degree of judgment and complexity in their application than our other accounting estimates and represent the critical accounting estimates used in the preparation of our consolidated financial statements. We believe our judgments related to these accounting estimates are appropriate. However, if different assumptions or conditions were to prevail, the results could be materially different from the amounts recorded.

Revenue Recognition

We generate revenue from the sale of products such as mass transit fare collection systems, air and ground combat training systems, and secure communications products. We provide services such as specialized military training exercises, including live, virtual and constructive training exercises and support, and we operate and maintain fare systems for mass transit customers. We classify sales as products or services in our Consolidated Statements of Operations based on the attributes of the underlying contracts.

A significant portion of our business is derived from long-term development, production and system integration contracts. We consider the nature of these contracts, and the types of products and services provided, when we determine the proper accounting for a particular contract. Many of our long-term fixed-price contracts require us to deliver quantities of products over a long period of time or to perform a substantial level of development effort in relation to the total value of the contract. For long-term fixed-price contracts requiring substantial development effort, we generally record revenue on a percentage-of-completion basis using the cost-to-cost method to measure progress toward completion. Under the cost-to-cost method of accounting, we recognize revenue based on a ratio of the costs incurred to the estimated total costs at completion. For certain other long-term, fixed-price production contracts not requiring substantial development effort we use the units-of-delivery percentage-of-completion method as the basis to measure progress toward completing the contract and recognizing sales. The units-of-delivery measure recognizes revenues as deliveries are made to the customer generally using unit sales values in accordance with the contract terms. We estimate profit as the difference between total estimated revenue and total estimated cost of a contract and recognize that profit over the life of the contract based on deliveries.

Generally, we recognize sales and profits earlier in a production cycle when we use the cost-to-cost method of percentage-of-completion accounting than when we use the units-of-delivery method. In addition, our profits and margins may vary materially depending on the types of long-term contracts undertaken, the costs incurred in their performance, the achievement of other performance objectives, and the stage of performance at which the right to receive fees, particularly under award and incentive fee contracts, is finally determined.

Award fees and incentives related to performance on contracts, which are generally awarded at the discretion of the customer, as well as penalties related to contract performance, are considered in estimating sales and profit rates. Estimates of award fees are based on actual awards and anticipated performance. Incentive provisions that increase or decrease earnings based solely on a single significant event are generally not recognized until the event occurs. Those incentives and penalties are recorded when there is sufficient information for us to assess anticipated performance.

Accounting for long-term contracts requires judgment relative to assessing risks, estimating contract revenues and costs, and making assumptions for schedule and technical issues. Due to the scope and nature of the work required to be performed on many of our contracts, the estimation of total revenue and cost at completion is complicated and subject to many variables. Contract costs include material, labor and subcontracting costs, as well as an allocation of indirect costs. For contracts with the U.S. government, general and administrative costs are considered contract costs; however, for purposes of revenue measurement, general and administrative costs are not considered contract costs for any other customers. We have to make assumptions regarding labor productivity and availability, the complexity of the work to be performed, the availability of materials, estimated increases in wages and prices for materials, performance by our subcontractors, and the availability and timing of funding from our customer, among other variables. For contract change orders, claims, or similar items, we apply judgment in estimating the amounts and assessing the potential for realization. These amounts are only included in contract value when they can be reliably estimated and realization is considered probable. Based upon our history, we believe we have the ability to make reasonable estimates for these items. We have accounting policies and controls in place to address these, as well as other contractual and business arrangements to properly account for long-term contracts, and we continue to monitor and improve such policies, controls, and arrangements. For other information on such policies, controls and arrangements, see our discussion in Item 9A of our 2017 Form 10-K.

Products and services provided under long-term, fixed-price contracts represented approximately 94% of our sales for 2017. Because of the significance of the judgments and estimation processes, it is likely that materially different amounts could be recorded if we used different assumptions or if our underlying circumstances were to change. For example, if underlying assumptions were to change such that our estimated profit rate at completion for all fixed-price contracts accounted for under the cost-to-cost percentage-of-completion method was higher or lower by one percentage point, our 2017 net earnings would have increased or decreased by approximately $6.7 million. When adjustments in estimated contract revenues or estimated costs at completion are required, any changes from prior estimates are recognized by recording adjustments in the current period for the inception-to-date effect of the changes on current and prior periods using the cumulative catch-up method of accounting. When estimates of total costs to be incurred on a contract exceed total estimates of revenue to be earned, a provision for the entire loss on the contract is recorded in the period the loss is determined.

Changes in estimates on contracts for which revenue is recognized using the cost-to-cost percentage-of-completion method increased operating income by approximately $5.7 million in 2017 and decreased operating income by approximately $0.9 million and $13.8 million in 2016 and 2015, respectively. These adjustments increased net income from continuing operations by approximately $3.2 million ($0.12 per share) and decreased net income from continuing operations by approximately $0.5 million ($0.02 per share) and $7.5 million ($0.28 per share) in 2017, 2016 and 2015, respectively.

We occasionally enter into contracts that include multiple deliverables such as the construction or upgrade of a system and subsequent services related to the delivered system. In recent years we have seen an increase in the number of customer requests for proposal that include this type of contractual arrangement. For these arrangements revenue is allocated at the inception of the contract to the different contract elements based on their relative selling price. The relative selling price for each deliverable is determined using vendor specific objective evidence (VSOE) of selling price or third-party evidence of selling price if VSOE does not exist. If neither VSOE nor third-party evidence of selling price exists for a deliverable, which is typically the case for our contracts, the guidance requires us to determine the best estimate of the selling price, which is the price at which we would sell the deliverable if it were sold on a standalone basis. In estimating the selling price of the deliverable on a standalone basis, we consider our overall pricing models and objectives, including the factors we contemplate in negotiating our contracts with our customers. The pricing models and objectives that we use are generally based upon a cost-plus margin approach, with the estimated margin based in part on qualitative factors such as perceived customer pricing sensitivity and competitive pressures. Once the contract value is allocated to the separate deliverables, revenue recognition guidance relevant to each contractual element is followed. For example, for the long-term construction portion of a contract we generally use the cost-to-cost percentage-of-completion method and for the services portion we generally recognize the service revenues on a straight-line basis over the contractual service period or based on measurable units of work performed or incentives earned. The judgment we apply in allocating the relative selling price to each deliverable can have a significant impact on the timing of recognizing revenues and operating income on a contract. The revenue recognized for each unit of accounting is classified as products or services sales in our Consolidated Statements of Operations based upon the predominant attributes of the unit of accounting. If product and service deliverables are combined for revenue recognition purposes, revenue recognized is allocated to products or services in our Consolidated Statements of Operations based upon a relative-selling-price method.

For certain of our multiple-element arrangements, the contract specifies that we will not be paid upon the delivery of certain units of accounting, but rather we will be paid when subsequent performance obligations are satisfied. Generally, in these cases the allocation of arrangement consideration to the up-front deliverables is limited, in some cases to zero, and revenue is reduced, in some cases to zero for the delivery of up-front units of accounting. In such situations, if the costs associated with the delivered item exceed the amount of allocable arrangement consideration, we defer the direct and incremental costs associated with the delivered item that are in excess of the allocated arrangement consideration as capitalized contract costs. We assess recoverability of these costs by comparing the recorded asset to the deferred revenue in excess of the transaction price allocated to the remaining deliverables in the arrangement. Capitalized contract costs are subsequently recognized in income in a manner that is consistent with revenue recognition pattern for the arrangement as a whole. If no pattern of revenue recognition can be reasonably predicted for the arrangement, the capitalized costs are amortized on a straight-line basis.

We provide services under contracts including outsourcing-type arrangements and operations and maintenance contracts. Revenue under our service contracts with the U.S. government is recorded under the cost-to-cost percentage-of-completion method. Award fees and incentives related to performance under these service contracts are accrued during the performance of the contract based on our historical experience and estimates of success with such awards.

Revenue under contracts for services other than those with the U.S. government and those associated with long-term development projects is recognized either as services are performed or when a contractually required event has occurred, depending on the contract. These types of service contracts are entered into primarily by our CTS segment and to a lesser extent by our CGD Systems segment. Revenue under such contracts is generally recognized on a straight-line basis over the period of contract performance, unless evidence suggests that the revenue is earned or the obligations are fulfilled in a different pattern. Costs incurred under these services contracts are expensed as incurred. Earnings related to services contracts may fluctuate from period to period, particularly in the earlier phases of the contract. Certain of our transportation systems service contracts contain service level or system usage incentives, for which we recognize revenues when the incentive award is fixed or determinable. These contract incentives are generally based upon monthly service levels or monthly performance and become fixed or determinable on a monthly basis. However, one of our legacy transportation systems service contracts that terminated in late fiscal 2015 contained annual system usage incentive which were based upon system usage compared to annual baseline amounts. For this contract the annual system usage incentives were not considered fixed or determinable until the end of the contract year for which the incentives are measured, which fell within the second quarter of our fiscal year. Often these fees are based on meeting certain contractually required service levels or based on system usage levels.

Approximately half of our total sales are driven by pricing based on costs incurred to produce products or perform services under contracts with the U.S. government. Cost-based pricing is determined under the Federal Acquisition Regulation (FAR). The FAR provides guidance on the types of costs that are allowable in establishing prices for goods and services under U.S. government contracts. For example, costs such as those related to charitable contributions, interest expense and certain advertising activities are unallowable and, therefore, not recoverable through sales. We closely monitor compliance with, and the consistent application of, our critical accounting policies related to contract accounting. Business segment personnel evaluate our contracts through periodic contract status and performance reviews. Corporate management and our internal auditors also monitor compliance with our revenue recognition policies and review contract status with segment personnel. Costs incurred and allocated to contracts are reviewed for compliance with U.S. government regulations by our personnel, and many of them are subject to audit by the Defense Contract Audit Agency. For other information on accounting policies we have in place for recognizing sales and profits, see our discussion under “Revenue Recognition” in Note 1 to the Consolidated Financial Statements.

Income Taxes

The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Tax law and rate changes are reflected in income in the period such changes are enacted. We record a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized. We include interest and penalties related to income taxes, including unrecognized tax benefits, within the income tax provision.

Our income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While we believe we have appropriate support for the positions taken on our tax returns, we regularly assess the potential outcomes of examinations by tax authorities in determining the adequacy of the provision for income taxes. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known.

Beginning in the second quarter of fiscal 2017 we began providing for U.S. income taxes on the earnings of foreign subsidiaries which are not considered indefinitely reinvested outside the U.S. Deferred income taxes, net of foreign tax credits, are provided for foreign earnings available for distribution. As of September 30, 2017, we have recorded a deferred tax liability of $11.9 million related to future taxes on our unremitted foreign earnings.

Purchased Intangibles

We generally fund acquisitions using a combination of cash on hand and with the proceeds of debt. Assets acquired and liabilities assumed in connection with an acquisition are recorded at their fair values determined by management as of the date of acquisition. The excess of the transaction consideration over the fair value of the net assets acquired is recorded as goodwill. We amortize intangible assets acquired as part of business combinations over their estimated useful lives unless their useful lives are determined to be indefinite. For certain business combinations, we utilize independent valuations to assist us in estimating the fair value of purchased intangibles. Our purchased intangibles primarily relate to contracts and programs acquired and customer relationships, which are amortized over periods of 15 years or less. The determination of the value and useful life of purchased intangibles is judgmental in nature and, therefore, the amount of annual amortization expense we record is affected by these judgments. For example, if the weighted average amortization period for our purchased intangibles was one year less than we have determined, our 2017 amortization expense would have increased by approximately $3.0 million.

Valuation of Goodwill

Goodwill balances by reporting unit are as follows:

September 30,	2017	2016	2015
	(in millions)
Cubic Transportation Systems	$50.9	$49.6	$56.0
Cubic Global Defense Systems	270.7	263.0	87.5
Total goodwill	$321.6	$312.6	$143.5

Goodwill represents the purchase price paid in excess of the fair value of net tangible and intangible assets acquired. Goodwill is not amortized but is subject to an impairment test at a reporting unit level on an annual basis and when circumstances indicate that an impairment is more-likely-than-not. We evaluate our reporting units when changes in our operating structure occur, and if necessary, reassign goodwill using a relative fair value allocation approach. As described above, we concluded that CMS became a separate operating segment beginning on October 1, 2017. In conjunction with the changes to reporting units, we reassigned goodwill between CGD Systems and CMS based on their relative fair values as of October 1, 2017.

We estimated the fair value of CGD Systems and CMS based upon market multiples from publicly traded comparable companies in addition to discounted cash flows models for CMS and for a combination of CGD Systems and CMS based on discrete financial forecasts developed by management for planning purposes. Cash flows beyond the discrete forecasts were estimated based on projected growth rates and financial ratios, influenced by an analysis of historical ratios and by calculating a terminal value at the end of the discrete financial forecasts. The future cash flows were discounted to present value using a discount rate of 13% for our CMS reporting unit and 11% for the combination of our CGD Systems and CMS reporting units.

Circumstances that might indicate an impairment is more-likely-than-not include a significant adverse change in the business climate for one of our reporting units or a decision to dispose of a reporting unit or a significant portion of a reporting unit. The test for goodwill impairment is a two-step process. The first step of the test is performed by comparing the fair value of each reporting unit to its carrying value, including recorded goodwill. If the carrying value of a reporting unit exceeds its fair value, the second step is performed to measure the amount of the impairment, if any, by comparing the implied fair value of goodwill to its carrying value. Any resulting impairment determined would be recorded in the current period.

In connection with our reassignment of goodwill between CGD Systems and our new CMS reporting unit, we performed a goodwill impairment test on the legacy CGD Systems reporting unit immediately before the reassignment of goodwill. This test indicated that there was no impairment of the legacy CGD Systems reporting unit. We also performed a separate goodwill impairment test on the new CGD Systems and CMS reporting units as of October 1, 2017 after goodwill was reassigned. The results of this October 1, 2017 impairment test indicated that the estimated fair value for our CGD Systems reporting unit exceeded its carrying value by over 10%, while the estimated fair value of our CMS reporting unit exceeded its carrying value by over 25%.

Our most recent annual goodwill impairment test for our CTS reporting unit was our 2017 annual impairment test completed as of July 1, 2017. The results of our 2017 annual impairment test indicated that the estimated fair value for our CTS reporting unit exceeded its carrying value by over 100%. Subsequent to the effective dates of the tests for each of our reporting units, we do not believe that circumstances have occurred that indicate that an impairment for any of our reporting units is more-likely-than-not. As such, no subsequent interim impairment tests have been performed.

Unforeseen negative changes in future business or other market conditions for any of our reporting units including margin compression or loss of business, could cause recorded goodwill to be impaired in the future. Also, changes in estimates and assumptions we make in conducting our goodwill assessment could affect the estimated fair value of our reporting units and could result in a goodwill impairment charge in a future period.

Pension Costs

The measurement of our pension obligations and costs is dependent on a variety of assumptions used in our valuations. These assumptions include estimates of the present value of projected future pension payments to plan participants, taking into consideration the likelihood of potential future events such as salary increases and demographic experience. These assumptions may have an effect on the amount and timing of future contributions.

The assumptions used in developing the required estimates include the following key factors:

•	Discount rates
•	Inflation
•	Salary growth
•	Expected return on plan assets
•	Retirement rates
•	Mortality rates

The discount rate represents the interest rate that is used to determine the present value of future cash flows currently expected to be required to settle pension obligations. We base the discount rate assumption on investment yields available at year-end on high quality corporate long-term bonds. Our inflation assumption is based on an evaluation of external market indicators. The salary growth assumptions reflect our long-term actual experience in relation to the inflation assumption. The expected return on plan assets reflects asset allocations, our historical experience, our investment strategy and the views of investment managers and large pension sponsors. Mortality rates are based on published mortality tables. Retirement rates are based primarily on actual plan experience. The effects of actual results differing from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense in such future periods.

Changes in the above assumptions can affect our financial statements, although the relatively small size of our defined benefit pension plans limits the impact any individual assumption changes would have on earnings. For example, if the assumed rate of return on pension assets was 25 basis points higher or lower than we have assumed, our 2017 net earnings would have increased or decreased by approximately $0.5 million, assuming all other assumptions were held constant.

Holding all other assumptions constant, an increase or decrease of 25 basis points in the discount rate assumption for 2017 would increase or decrease net earnings for 2018 by approximately $0.5 million, and would have decreased or increased the amount of the benefit obligation recorded at September 30, 2017, by approximately $9.5 million.

Item 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

We invest in money market instruments and short-term marketable debt securities whose return is tied to short-term interest rates being offered at the time the investment is made. We maintain short-term borrowing arrangements in the U.S. and New Zealand which are also tied to short-term rates (the U.S. dollar LIBOR rate and the New Zealand base rate). We also have senior unsecured notes payable to insurance companies which have fixed coupon interest rates. See Note 8 to the Consolidated Financial Statements for more information.

Interest income earned on our short-term investments is affected by changes in the general level of interest rates in the U.S., the U.K., Australia and New Zealand. These income streams are generally not hedged. Interest expense incurred under the short-term borrowing arrangements is affected by changes in the general level of interest rates in the U.S. and New Zealand. The expense related to these cost streams is usually not hedged since it is either payable within three months and/or immediately callable by the lender at any time. Interest expense incurred under the long-term notes payable is not affected by changes in any interest rate because it is fixed. We believe that we are not significantly exposed to interest rate risk at this point in time.

Foreign Currency Exchange Risk

In the ordinary course of business, we enter into firm sale and purchase commitments denominated in many foreign currencies. We have a policy to hedge those commitments greater than $50,000 by using foreign currency exchange forward and option contracts that are denominated in currencies other than the functional currency of the subsidiary responsible for the commitment, typically the British pound, Canadian dollar, Singapore dollar, Euro, Swedish krona, New Zealand dollar and Australian dollar. These contracts are designed to be effective hedges regardless of the direction or magnitude of any foreign currency exchange rate change, because they result in an equal and opposite income or cost stream that offsets the change in the value of the underlying commitment. See Note 1 to the Consolidated Financial Statements for more information on our foreign currency translation and transaction accounting policies.

Investments in our foreign subsidiaries in the U.K., Australia, New Zealand and Canada are not hedged. We generally have control over the timing and amount of earnings repatriation, if any, and expect to use this control to mitigate foreign currency exchange risk.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Cubic Corporation

We have audited the accompanying consolidated balance sheets of Cubic Corporation as of September 30, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), cash flows and changes in shareholders’ equity for each of the three years in the period ended September 30, 2017. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cubic Corporation at September 30, 2017 and 2016, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2017, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Cubic Corporation’s internal control over financial reporting as of September 30, 2017, based on criteria established in Internal Control- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated November 20, 2017, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Diego, California

November 20, 2017,

except for the effects of presenting Cubic Global Defense Services as discontinued operations as described in Notes 1 and 2 and except for the effects of presenting Cubic Mission Solutions as a reportable segment as described in Notes 1 and 16, as to which the date is

August 17, 2018

Item 8.FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

CUBIC CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Years Ended September 30,
	2017	2016	2015
Net sales:
Products	$681,559	$661,904	$607,226
Services	426,150	408,697	421,673
	1,107,709	1,070,601	1,028,899
Costs and expenses:
Products	473,670	473,444	451,295
Services	305,653	293,033	277,884
Selling, general and administrative expenses	240,601	253,163	195,752
Research and development	52,652	31,976	17,992
Amortization of purchased intangibles	30,245	29,356	19,860
Restructuring costs	2,260	1,278	5,713
	1,105,081	1,082,250	968,496

Operating income (loss)	2,628	(11,649)	60,403

Other income (expenses):
Interest and dividend income	953	1,416	1,744
Interest expense	(15,027)	(11,199)	(4,400)
Pension settlement loss	—	(2,671)	—
Other income (expense), net	364	(2,334)	(951)

Income (loss) from continuing operations before income taxes	(11,082)	(26,437)	56,796

Income tax provision (benefit)	14,658	(14,357)	46,626

Net income (loss) from continuing operations	(25,740)	(12,080)	10,170
Net income from discontinued operations	14,531	13,815	12,744
Net income (loss)	(11,209)	1,735	22,914

Less noncontrolling interest in income of VIE	—	—	29

Net income (loss) attributable to Cubic	$(11,209)	$1,735	$22,885

Net income (loss) per share:
Basic
Continuing operations	$(0.95)	$(0.45)	$0.38
Discontinued operations	$0.54	$0.51	$0.47
Basic earnings per share	$(0.41)	$0.06	$0.85

Diluted
Continuing operations	$(0.95)	$(0.45)	$0.38
Discontinued operations	$0.54	$0.51	$0.47
Diluted earnings per share	$(0.41)	$0.06	$0.85

Weighted average shares used in per share calculations:
Basic	27,106	26,976	26,872
Diluted	27,106	26,976	26,938

See accompanying notes.

CUBIC CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Years Ended September 30,

	2017	2016	2015
Net income (loss)	$(11,209)	$1,735	$22,914
Other comprehensive income (loss):
Adjustment to pension liability, net of tax	13,180	(19,584)	(15,791)
Foreign currency translation	1,440	(47,872)	(31,430)
Change in unrealized gains/losses from cash flow hedges:
Change in fair value of cash flow hedges, net of tax	(1,071)	464	1,574
Adjustment for net gains/losses realized and included in net income, net of tax	(358)	(989)	(817)
Total change in unrealized gains/losses realized from cash flow hedges, net of tax	(1,429)	(525)	757
Total other comprehensive income (loss)	13,191	(67,981)	(46,464)
Total comprehensive income (loss)	$1,982	$(66,246)	$(23,550)

See accompanying notes.

Table of Contents

CUBIC CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	September 30,
	2017	2016
ASSETS

Current assets:
Cash and cash equivalents	$60,143	$197,127
Restricted cash	8,434	75,648
Marketable securities	—	12,996
Accounts receivable:
Long-term contracts	354,476	302,769
Allowance for doubtful accounts	(436)	(326)
	354,040	302,443

Recoverable income taxes	5,360	9,706
Inventories	87,715	66,362
Other current assets	29,951	36,564
Current assets of discontinued operations	75,900	81,805
Total current assets	621,543	782,651

Long-term contract receivables	17,457	20,926
Long-term capitalized contract costs	56,471	65,382
Property, plant and equipment, net	113,220	93,925
Deferred income taxes	7,385	6,650
Goodwill	321,562	312,596
Purchased intangibles, net	89,858	112,014
Other assets	10,515	6,559
Noncurrent assets of discontinued operations	98,274	103,705
Total assets	$1,336,285	$1,504,408

See accompanying notes.

Table of Contents

CUBIC CORPORATION

CONSOLIDATED BALANCE SHEETS—continued

(in thousands)

	September 30,	September 30,
	2017	2016
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$55,000	$240,000
Trade accounts payable	88,521	77,486
Customer advances	56,132	48,117
Accrued compensation	79,577	73,619
Other current liabilities	50,549	46,350
Income taxes payable	9,838	1,450
Current maturities of long-term debt	—	450
Current liabilities of discontinued operations	36,862	32,771
Total current liabilities	376,479	520,243

Long-term debt	199,761	200,291
Accrued pension liability	25,375	46,865
Deferred compensation	11,435	10,643
Income taxes payable	7,465	11,855
Deferred income taxes	10,407	3,980
Other non-current liabilities	15,732	20,635

Commitments and contingencies

Shareholders’ equity:
Preferred stock, no par value:
Authorized--5,000 shares
Issued and outstanding--none	—	—
Common stock, no par value:
Authorized--50,000 shares
36,072 issued and 27,127 outstanding at September 30, 2017
35,937 issued and 26,992 outstanding at September 30, 2016	37,850	32,756
Retained earnings	794,485	813,035
Accumulated other comprehensive loss	(106,626)	(119,817)
Treasury stock at cost - 8,945 shares	(36,078)	(36,078)
Total shareholders’ equity	689,631	689,896

Total liabilities and shareholders’ equity	$1,336,285	$1,504,408

See accompanying notes.

CUBIC CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended September 30,
	2017	2016	2015
Operating Activities:
Net income (loss)	$(11,209)	$1,735	$22,914
Net income from discontinued operations	(14,531)	(13,815)	(12,744)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	48,045	40,323	29,185
Share-based compensation expense	5,012	7,748	7,407
Change in fair value of contingent consideration	(3,878)	1,274	3,607
Loss on disposal of assets	405	—	—
Deferred income taxes	(917)	(27,709)	27,485
Net pension cost (benefit)	(1,046)	1,102	(3,224)
Excess tax benefits from equity incentive plans	(35)	3	33
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(45,443)	(184)	9,961
Inventories	(18,867)	(62)	(21,669)
Prepaid expenses and other current assets	7,286	4,494	(14,942)
Long-term capitalized contract costs	8,911	7,635	3,192
Accounts payable and other current liabilities	13,389	25,613	33,338
Customer advances	7,383	(24,908)	(10,337)
Income taxes	8,240	(5,519)	8,847
Other items, net	(5,756)	6,294	(1,805)
NET CASH PROVIDED BY (USED IN) CONTINUING OPERATING ACTIVITIES	(3,011)	24,024	81,248
NET CASH PROVIDED BY OPERATING ACTIVITIES FROM DISCONTINUED OPERATIONS	27,747	20,578	8,441
NET CASH PROVIDED BY OPERATING ACTIVITIES	24,736	44,602	89,689

Investing Activities:
Acquisition of businesses, net of cash acquired	(16,830)	(243,459)	(92,178)
Purchases of marketable securities	(19,121)	(28,470)	(58,855)
Proceeds from sales or maturities of marketable securities	31,868	43,456	51,173
Purchases of property, plant and equipment	(36,916)	(32,093)	(22,164)
Purchase of non-marketable debt and equity securities	(2,700)	—	—
Purchase of other assets	—	—	(2,993)
NET CASH USED IN INVESTING ACTIVITIES FROM CONTINUING OPERATIONS	(43,699)	(260,566)	(125,017)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES FROM DISCONTINUED OPERATIONS	1,217	—	(38)
NET CASH USED IN INVESTING ACTIVITIES	(42,482)	(260,566)	(125,055)

Financing Activities:
Proceeds from short-term borrowings	130,780	288,900	111,300
Principal payments on short-term borrowings	(315,780)	(108,900)	(51,300)
Proceeds from long-term borrowings	—	75,000	25,000
Principal payments on long-term debt	(978)	(494)	(537)
Deferred financing fees	—	(3,647)	—
Stock issued under employee stock purchase plan	2,234	—	—
Purchase of common stock	(2,444)	(1,563)	(2,652)
Dividends paid	(7,341)	(7,285)	(7,256)
Excess tax benefits from equity incentive plans	35	(3)	(33)
Contingent consideration payments related to acquisitions of businesses	(2,625)	(2,479)	—
Purchase of noncontrolling interest	—	—	(1,029)
Net change in restricted cash	66,293	(6,403)	(189)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(129,826)	233,126	73,304

Effect of exchange rates on cash	10,588	(38,511)	(10,950)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(136,984)	(21,349)	26,988

Cash and cash equivalents at the beginning of the period	197,127	218,476	191,488

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$60,143	$197,127	$218,476

Supplemental disclosure of non-cash investing and financing activities:
Liability incurred to acquire MotionDSP, net	$1,327	$—	$—
Liability incurred to acquire Vocality, net	$271	$—	$—
Liability incurred to acquire GATR, net	$—	$6,788	$—
Liability incurred to acquire TeraLogics, net	$—	$4,998	$—
Liability incurred to acquire H4 Global, net	$—	$952	$—
Liability incurred to acquire DTECH, net	$—	$—	$11,808

See accompanying notes.

CUBIC CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

			Accumulated
			Other		Noncontrolling	Number
	Common	Retained	Comprehensive	Treasury	Interest in	of Shares
(in thousands except per share amounts)	Stock	Earnings	Loss	Stock	VIE	Outstanding

October 1, 2014	$20,669	803,059	(5,372)	(36,078)	223	26,789

Net income	—	22,885	—	—	29	—
Other comprehensive loss, net of tax	—	—	(46,464)	—	—	—
Stock issued under equity incentive plans	—	(46)	—	—	—	160
Purchase of common stock	(2,652)	—	—	—	—	(66)
Stock-based compensation	8,325	—	—	—	—	—
Purchase of noncontrolling interest	(749)	—	—	—	(252)	—
Tax expense from equity incentive plans	(33)	—	—	—	—	—
Cash dividends paid -- $.24 per share of common stock	—	(7,256)	—	—	—	—

September 30, 2015	25,560	818,642	(51,836)	(36,078)	—	26,883

Net income	—	1,735	—	—	—	—
Other comprehensive loss, net of tax	—	—	(67,981)	—	—	—
Stock issued under equity incentive plans	—	(57)	—	—	—	152
Purchase of common stock	(1,563)	—	—	—	—	(43)
Stock-based compensation	8,762	—	—	—	—	—
Tax expense from equity incentive plans	(3)	—	—	—	—	—
Cash dividends paid -- $.27 per share of common stock	—	(7,285)	—	—	—	—

September 30, 2016	32,756	813,035	(119,817)	(36,078)	—	26,992

Net loss	—	(11,209)	—	—	—	—
Other comprehensive income, net of tax	—	—	13,191	—	—	—
Stock issued under equity incentive plans	—	—	—	—	—	158
Stock issued under employee stock purchase plan	2,234	—	—	—	—	32
Purchase of common stock	(2,444)	—	—	—	—	(55)
Stock-based compensation	5,269	—	—	—	—	—
Tax benefit from equity incentive plans	35	—	—	—	—	—
Cash dividends paid -- $.27 per share of common stock	—	(7,341)	—	—	—	—

September 30, 2017	$37,850	$794,485	$(106,626)	$(36,078)	$—	27,127

See accompanying notes.

CUBIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of the Business: We design, develop and manufacture products which are mainly electronic in nature such as mass transit fare collection systems, air and ground combat training systems, and networked Command, Control, Communications, Computers, Intelligence, Surveillance, and Reconnaissance (C4ISR) products and systems. We provide services such as the operation and maintenance of fare systems for mass transit customers.

Through September 30, 2017 our principal lines of business were transportation fare collection systems and services, defense systems, and defense services. On April 18, 2018, we entered into a stock purchase agreement with Nova Global Supply & Services, LLC (Purchaser), an entity affiliated with GC Valiant, LP, under which we agreed to sell our Cubic Global Defense Services (CGD Services) business to Purchaser. The sale closed on May 31, 2018. As a result of the sale, the operating results and cash flows of CGD Services have been classified as discontinued operations in the Consolidated Statements of Operations and Consolidated Statements of Cash Flows for all periods presented and the assets and liabilities of CGD Services have been classified as assets and liabilities of discontinued operations in the Consolidated Balance Sheets for all periods presented. In addition, we concluded that CMS became a separate operating segment and reportable segment beginning on October 1, 2017. Applicable prior period amounts have been adjusted retrospectively to reflect the reportable segment change for all periods presented.

Refer to “Note 2 – Acquisitions and Divestitures” for additional information about the sale of CGD Services and the related discontinued operation classification and “Note 16 – Business Segment Information” for additional information on the separate disclosure of operating and reportable segment information for CMS.

Our transportation fare collection systems and services are sold primarily to large local government agencies worldwide. Our principal customers for defense products and services are the U.S. and foreign governments.

Principles of Consolidation: The consolidated financial statements include the accounts of Cubic Corporation, subsidiaries we control, and variable interest entities (VIE’s) for which Cubic is the primary beneficiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Foreign Currency Transactions and Translation: Our reporting currency is the U.S. dollar. Assets and liabilities of foreign subsidiaries are translated at the spot rate in effect at the applicable reporting date, and our Consolidated Statements of Operations are translated at the average exchange rates in effect during the applicable periods. The resulting unrealized cumulative translation adjustments are recorded as a component of other comprehensive income (loss) in our Consolidated Statements of Comprehensive Income (Loss). Cash flows from our operations in foreign countries are translated at the average rate for the applicable period. The effect of exchange rates on cash balances held in foreign currencies are separately reported in our Consolidated Statements of Cash Flows.

Transactions denominated in currencies other than our own subsidiaries’ functional currencies are recorded based on exchange rates at the time such transactions arise. Changes in exchange rates with respect to amounts recorded in our Consolidated Balance Sheets related to such transactions result in transaction gains and losses that are reflected in our Consolidated Statements of Operations as a component of other income (expense). Total transaction gains and losses, which are related primarily to advances to foreign subsidiaries and advances between foreign subsidiaries amounted to a gain of $0.7 million in 2017, and losses of $0.9 million and $3.2 million in 2016 and 2015, respectively.

Use of Estimates: The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates include the estimated total costs at completion of our long-term contracts, estimated loss contingencies, estimated self-insurance liabilities, estimated discounted future cash flows of our reporting units used for goodwill impairment testing and estimated future cash flows for our long-lived asset impairment testing, estimated discounted cash flows used for valuation of intangible assets and contingent consideration in business combinations, and estimated rates of return and discount rates related to our defined benefit pension plans. Actual results could differ from our estimates.

Cash Equivalents: We consider highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

Restricted Cash: Restricted cash represents cash that is restricted as to usage for legal or contractual reasons. Restricted cash is classified either as current or non-current, depending upon the date of the lapse of the respective restriction.

Concentration of Credit Risk: We have established guidelines pursuant to which our cash and cash equivalents are diversified among various money market instruments and investment funds. These guidelines emphasize the preservation of capital by requiring minimum credit ratings assigned by established credit organizations. We achieve diversification by specifying maximum investments in each instrument type and issuer. The majority of these investments are not on deposit in federally insured accounts.

Marketable Securities: Marketable securities consist of fixed time deposits with short-term maturities. Marketable securities are classified and accounted for as available-for-sale. These investments are recorded at fair value in the accompanying Consolidated Balance Sheets and the change in fair value is recorded, net of taxes, as a component of other comprehensive income. There have been no significant realized or unrealized gains or losses on these marketable securities to date. Marketable securities have been classified as current assets in the accompanying Consolidated Balance Sheets based upon the nature of the securities and availability for use in current operations.

Accounts Receivable: Receivables consist primarily of amounts due from U.S. and foreign governments for defense products and services and local government agencies for transportation systems. Due to the nature of our customers, we generally do not require collateral. We have limited exposure to credit risk as we have historically collected substantially all of our receivables from government agencies. We generally require no allowance for doubtful accounts for these customers.

Inventories: We state our inventories at the lower of cost or market. We determine cost using the first-in, first-out (FIFO) method, which approximates current replacement cost. We value our work in process at the actual production and engineering costs incurred to date, including applicable overhead. For contracts with the U.S. government our work in process also includes general and administrative costs. Any inventoried costs in excess of estimated realizable value are immediately charged to cost of sales. We include qualifying contract costs allocable to units-of-delivery contracts as inventory. We receive performance-based payments and progress payments associated with certain of these contracts based on the billing terms in the underlying contracts. Pursuant to contract provisions, agencies of the U.S. government and certain other customers have title to, or security interest in, inventories related to such contracts as a result of advances, performance-based payments, and progress payments. Contract advances, performance-based payments and progress payments received are recorded as an offset against the related inventory balances for contracts that use the units-of-delivery method to recognize revenue. This determination is performed on a contract by contract basis. Any amount of payments received in excess of the cumulative amount of accounts receivable and inventoried costs for a contract is classified as customer advances, which is a liability on the balance sheet.

Long-term capitalized contract costs: Long-term capitalized contract costs include costs incurred on contracts to develop and manufacture transportation systems for customers for which revenue recognition does not begin until the customers begin operating the systems. Once operation of the systems commence, the capitalized costs are recognized in cost of sales based upon the ratio of revenue recorded during a period compared to the revenue expected to be recognized over the term of the contracts.

Property, Plant and Equipment: We carry property, plant and equipment at cost. We provide depreciation in amounts sufficient to amortize the cost of the depreciable assets over their estimated useful lives. Generally, we use straight-line methods for depreciable real property over estimated useful lives or the term of the underlying lease, if shorter than the estimated useful lives, for leasehold improvements. We use accelerated methods (declining balance and sum-of-the-years-digits) for machinery and equipment over their estimated useful lives.

Certain costs incurred in the development of internal-use software and software applications, including external direct costs of materials and services and applicable compensation costs of employees devoted to specific software development, are capitalized as computer software costs. Costs incurred outside of the application development stage are expensed as incurred. The amounts capitalized are included in property, plant and equipment and are amortized on a straight-line basis over the estimated useful life of the software, which ranges from three to seven years. No amortization expense is recorded until the software is ready for its intended use.

Goodwill and Purchased Intangibles: We evaluate goodwill for potential impairment annually as of July 1, or when circumstances indicate that the carrying value may not be recoverable. The test is performed by comparing the fair value of each of our reporting units, which are consistent with our operating segments, to its carrying value, including recorded goodwill. If the carrying value exceeds the fair value, we measure impairment by comparing the implied fair value of goodwill to its carrying value, and any impairment determined would be recorded in the current period. Our purchased intangible assets are subject to amortization. In cases that we determine that a pattern in which the intangible asset will be consumed can be reliably determined we use an amortization method that best matches that expected pattern. If we believe that such a pattern cannot be reliably determined, we use a straight-line method of amortization.

Impairment of Long-Lived Assets: We generally evaluate the carrying values of long-lived assets other than goodwill for impairment only if events or changes in facts and circumstances indicate that carrying values may not be recoverable. If we determined there was any impairment, we would measure it by comparing the fair value of the related asset to its carrying value and record the difference in the current period. Fair value is generally determined by identifying estimated discounted cash flows to be generated by those assets. We have not recorded any impairment of long-lived assets for the years ended September 30, 2017, 2016 and 2015.

Recognizing assets acquired and liabilities assumed in a business combination: Acquired assets and assumed liabilities are recognized in a business combination on the basis of their fair values at the date of acquisition. We assess fair value, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, using a variety of methods including income approaches such as present value techniques or cost approaches such as the estimation of current selling prices and replacement values. Fair value of the assets acquired and liabilities assumed, including intangible assets and contingent payments, are measured based on the assumptions and estimations with regards to the variable factors such as the amount and timing of future cash flows for the asset or liability being measured, appropriate risk-adjusted discount rates, nonperformance risk, or other factors that market participants would consider. Upon acquisition, we determine the estimated economic lives of the acquired intangible assets for amortization purposes, which are based on the underlying expected cash flows of such assets. Adjustments to inventory are based on the fair market value of inventory and amortized into income based on the period in which the underlying inventory is sold. Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Actual results may vary from projected results and assumptions used in the fair value assessments.

Customer Advances: We receive advances, performance-based payments and progress payments from customers that may exceed revenues recognized to date on certain contracts, including contracts with agencies of the U.S. government. We classify such advances, other than those reflected as a reduction of receivables or inventories, as current liabilities.

Contingencies: We establish reserves for loss contingencies when, in the opinion of management, the likelihood of liability is probable and the extent of such liability is reasonably estimable. Estimates, by their nature, are based on judgment and currently available information and involve a variety of factors, including the type and nature of the litigation, claim or proceeding, the progress of the matter, the advice of legal counsel, our defenses and our experience in similar cases or proceedings as well as our assessment of matters, including settlements, involving other defendants in similar or related cases or proceedings. We may increase or decrease our legal reserves in the future, on a matter-by-matter basis, to account for developments in such matters.

Derivative Financial Instruments: All derivatives are recorded at fair value, however, the classification of gains and losses resulting from changes in the fair values of derivatives are dependent on the intended use of the derivative and its resulting designation. If a derivative is designated as a fair value hedge, then a change in the fair value of the derivative is offset against the change in the fair value of the underlying hedged item and only the ineffective portion of the hedge, if any, is recognized in cost of sales. If a derivative is designated as a cash flow hedge, then the effective portion of a change in the fair value of the derivative is recognized as a component of accumulated other comprehensive income

(loss) until the underlying hedged item is recognized in cost of sales, or the forecasted transaction is no longer probable of occurring. If a derivative does not qualify as a highly effective hedge, a change in fair value is immediately recognized in earnings. We formally document hedging relationships for all derivative hedges and the underlying hedged items, as well as the risk management objectives and strategies for undertaking the hedge transactions.

Defined Benefit Pension Plans: Some of our employees are covered by defined benefit pension plans. The net periodic cost of our plans is determined using several actuarial assumptions, the most significant of which are the discount rate and the long-term rate of return on plan assets. We recognize on a plan-by-plan basis the funded status of our defined benefit pension plans as either an asset or liability on our balance sheets, with a corresponding adjustment to accumulated other comprehensive income (loss), net of tax, in shareholders’ equity. The funded status is measured as the difference between the fair value of the plan assets and the benefit obligation of the plan.

Comprehensive Income (Loss): Other comprehensive income (loss), which is comprised of unrealized gains and losses on foreign currency translation adjustments, unrealized gains and losses on cash flow hedges, net of tax, unrealized gains and losses on available-for-sale securities, net of tax and pension liability adjustments, net of tax is included in our Consolidated Statement of Comprehensive Income (Loss) as other comprehensive income (loss).

Revenue Recognition: We generate revenue from the sale of products such as mass transit fare collection systems, air and ground combat training systems, and products with C4ISR capabilities. We also generate revenue from services we provide such as specialized military training exercises, including live, virtual and constructive training exercises and support, and we operate and maintain fare systems for mass transit customers. We classify sales as products or services in our Consolidated Statements of Operations based on the attributes of the underlying contracts.

We recognize sales and profits under our long-term fixed-price contracts which require a significant amount of development effort in relation to total contract value using the cost-to-cost percentage-of-completion method of accounting. We record sales and profits based on the ratio of contract costs incurred to estimated total contract costs at completion. Contract costs include material, labor and subcontracting costs, as well as an allocation of indirect costs. For contracts with the U.S. federal government, general and administrative costs are included in contract costs; however, for purposes of revenue measurement, general and administrative costs are not considered contract costs for any other customers. Costs are recognized as incurred for contracts accounted for under the cost-to-cost percentage-of-completion method.

For certain other long-term, fixed price production contracts not requiring substantial development effort we use the units-of-delivery percentage-of-completion method as the basis to measure progress toward completing the contract and recognizing sales. The units-of delivery measure recognizes revenues as deliveries are made to the customer generally using unit sales values in accordance with the contract terms. Costs of sales are recorded as deliveries are made. We estimate profit as the difference between total estimated revenue and total estimated cost of a contract and recognize that profit over the life of the contract based on deliveries.

For long-term fixed price contracts, we only include amounts representing contract change orders, claims or other items in the contract value when they can be reliably estimated and we consider realization probable. Changes in estimates of sales, costs and profits are recognized using the cumulative catch-up method of accounting. This method recognizes in the current period the cumulative effect of the changes on current and prior periods. A significant change in one or more of these estimates could have a material effect on our consolidated financial position or results of operations.

We record sales under cost-reimbursement-type contracts as we incur the costs. The Federal Acquisition Regulations provide guidance on the types of costs that we will be reimbursed in establishing the contract price. We consider incentives or penalties and awards applicable to performance on contracts in estimating sales and profits, and record them when there is sufficient information to assess anticipated contract performance. We do not recognize incentive provisions that increase or decrease earnings based solely on a single significant event until the event occurs.

We occasionally enter into contracts that include multiple deliverables such as the construction or upgrade of a system and subsequent services to operate and maintain the delivered system. For such contracts, arrangement consideration is allocated at the inception of the arrangement to all deliverables using the relative-selling-price method. Under the relative-selling-price method, the selling price for each deliverable is determined using vendor specific objective evidence (VSOE) of selling price or third-party evidence of selling price if VSOE does not exist. If neither VSOE nor third-party evidence of selling price exists for a deliverable, which is typically the case for our contracts, the guidance requires us to determine the best estimate of the selling price, which is the price at which we would sell the deliverable if it were sold on a standalone basis. In estimating the selling price of the deliverable on a standalone basis, we consider our overall pricing models and objectives, including the factors we contemplate in negotiating our contracts with our customers. The pricing models and objectives that we use are generally based upon a cost-plus margin approach, with the estimated margin based in part on qualitative factors such as perceived customer pricing sensitivity and competitive pressures.

Once the contract value is allocated to the separate deliverables under a multiple-element arrangement, revenue recognition guidance relevant to each contractual element is followed. For example, for the long-term construction portion of a contract we generally use the percentage-of completion method and for the services portion we generally recognize the service revenues on a straight-line basis over the contractual service period or based on measurable units of work performed or incentives earned.

For certain of our multiple-element arrangements, the contract specifies that we will not be paid upon the delivery of certain units of accounting, but rather we will be paid when subsequent performance obligations are satisfied. Generally, in these cases the allocation of arrangement consideration to the up-front deliverables is limited, in some cases to zero, and revenue is reduced, in some cases to zero for the delivery of up-front units of accounting. In such situations, if the costs associated with the delivered item exceed the amount of allocable arrangement consideration, we defer the direct and incremental costs associated with the delivered item that are in excess of the allocated arrangement consideration as capitalized contract costs. We assess recoverability of these costs by comparing the recorded asset to the deferred revenue in excess of the transaction price allocated to the remaining deliverables in the arrangement. Capitalized contract costs are subsequently recognized in income in a manner that is consistent with the revenue recognition pattern for the arrangement as a whole. If no pattern of revenue recognition can be reasonably predicted for the arrangement, the capitalized costs are amortized on a straight-line basis.

Revenue under our service contracts with the U.S. government is recorded under the cost-to cost percentage-of-completion method. Award fees and incentives related to performance under these service contracts are accrued during the performance of the contract based on our historical experience and estimates of success with such awards.

Revenue under contracts for services other than those with the U.S. government and those associated with design, development, or production activities is recognized either as services are performed or when a contractually required event has occurred, depending on the contract. For non-U.S. government service contracts that contain measurable units of work performed we recognize sales when the units of work are completed. Certain of our transportation systems service contracts contain service level or system usage incentives, for which we recognize revenues when the incentive award is fixed or determinable. These contract incentives are generally based upon monthly service levels or monthly performance and become fixed or determinable on a monthly basis. However, one of our legacy transportation systems service contracts that terminated in late fiscal 2015 contained annual system usage incentive which were based upon system usage compared to annual baseline amounts. For this contract the annual system usage incentives were not considered fixed or determinable until the end of the contract year for which the incentives are measured, which fell within the second quarter of our fiscal year. The follow-on contract to this transportation systems service contract did not include an annual system usage incentive. Revenue under non-U.S. government service contracts that do not contain measurable units of work performed, which is generally the case for our service contracts, is recognized on a straight-line basis over the contractual service period, unless evidence suggests that the revenue is earned, or obligations fulfilled, in a different manner. Costs incurred under these services contracts are expensed as incurred.

We make provisions in the current period to fully recognize any anticipated losses on contracts, other than non-U.S. government service contracts. If we receive cash on a contract prior to revenue recognition, and for contracts that are accounted for on a units-of-delivery method, that is in excess of inventoried costs, we classify it as a customer advance on the balance sheet.

In addition, we are subject to audit of incurred costs related to many of our U.S. government contracts. These audits could produce different results than we have estimated for revenue recognized on our cost-based contracts with the U.S. government; however, our experience has been that our costs are acceptable to the government.

Research and Development (R&D): We record the cost of company sponsored R&D activities as the expenses are incurred. The cost of engineering and product development activities incurred in connection with the performance of work on our contracts is included in cost of sales as they are directly related to contract performance.

Stock-Based Compensation: Restricted stock units (RSUs) are granted to eligible employees and directors and represent rights to receive shares of common stock at a future date if vesting occurs. RSUs granted to date have either time-based vesting or performance-based vesting. Compensation expense for all RSUs is measured at fair value at the grant date and recognized based upon the number of RSUs that ultimately vest. We determine the fair value of RSUs based on the closing market price of our common stock on the grant date. The grant date of the performance-based RSUs takes place when the grant is authorized and the specific achievement goals are communicated.

Compensation expense for time-based vesting awards is recorded on a straight-line basis over the requisite service period, adjusted by estimated forfeiture rates. Vesting of performance-based RSUs is tied to achievement of specific company goals over the measurement period, which is generally a three-year period from the date of the grant. For purposes of measuring compensation expense for performance-based RSUs, at each reporting date we estimate the number of shares for which vesting is deemed probable based on management’s expectations regarding achievement of the relevant performance criteria, adjusted by estimated forfeiture rates. Compensation expense for the number of shares ultimately expected to vest is recognized on a straight-line basis over the requisite service period for the performance-based RSUs. The recognition of compensation expense associated with performance-based RSUs requires judgment in assessing the probability of meeting the performance goals. For performance-based RSUs, there may be significant expense recognition or reversal of recognized expense in periods in which there are changes in the assessed probability of meeting performance-based vesting criteria.

Income Taxes: Our provision for income taxes includes federal, state, local and foreign income taxes. We provide deferred income taxes on temporary differences between assets and liabilities for financial reporting and tax purposes as measured by enacted tax rates we expect to apply when the temporary differences are settled or realized. Tax law and rate changes are reflected in income in the period such changes are enacted. We establish valuation allowances for deferred tax assets when the amount of future taxable income we expect is not likely to support the realization of the temporary differences. Beginning in the second quarter of fiscal year 2017 we began providing for U.S. deferred taxes on unremitted foreign earnings. We include interest and penalties related to income taxes, including unrecognized tax benefits, within the income tax provision. ASC 740-20 requires total income tax expense or benefit to be allocated among continuing operations, discontinued operations, extraordinary items, other comprehensive income and items charged directly to shareholders’ equity.

Net Income (Loss) Per Share: Basic net income (loss) per share (EPS) is computed by dividing the net income (loss) from continuing operations for the period by the weighted average number of common shares outstanding during the period, including vested RSUs.

In periods with a net income from continuing operations, diluted EPS is computed by dividing the net income for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of dilutive RSUs. Dilutive RSUs are calculated based on the average share price for each fiscal period using the treasury stock method. For RSUs with performance-based vesting, no common equivalent shares are included in the computation of diluted EPS until the related performance criteria have been met. In periods with a net loss from continuing operations, common equivalent shares are not included in the computation of diluted EPS, because to do so would be anti-dilutive.

The weighted-average number of shares outstanding used to compute net income (loss) per common share were as follows (in thousands):

	Year Ended September 30,
	2017	2016	2015

Weighted average shares - basic	27,106	26,976	26,872
Effect of dilutive securities	—	—	66
Weighted average shares - diluted	27,106	26,976	26,938

Number of anti-dilutive securities	967	825	—

Recent Accounting Pronouncements:

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. ASU 2014-09 outlines a comprehensive revenue recognition model and supersedes most current revenue recognition guidance. The new guidance will require revenue to be recognized when promised goods or services are transferred to customers in amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods or services. Adoption of the new rules could affect the timing of revenue recognition for certain transactions. Adoption of ASU 2014-09 will be required for us beginning in the first quarter of fiscal 2019 and we have determined that we will not adopt ASU 2014-09 earlier than required. ASU 2014-09 allows for two methods of adoption: (a) “full retrospective” adoption, meaning the standard is applied to all periods presented, or (b) “modified retrospective” adoption, meaning the cumulative effect of applying ASU 2014-09 is recognized as an adjustment to the opening retained earnings balance in the year of adoption. We have not yet determined which method of adoption we will select.

We have assigned a task force within management to lead our implementation efforts and we have engaged outside advisors to assist. We are currently in the process of analyzing the impact of the adoption of the new standard on our various revenue streams. Under ASU 2014-09, revenue is recognized as control transfers to the customer. As such, revenue for our fixed-price development and production contracts will generally be recognized over time as costs are incurred, which is consistent with the revenue recognition model we currently use for the majority of these contracts. For certain of our fixed-price production contracts where we currently recognize revenue as units are delivered, in most cases the accounting for those contracts will change under ASU 2014-09 such that we will recognize revenue as costs are incurred. This change will generally result in an acceleration of revenue as compared with our current revenue recognition method for those contracts. Approximately 29% of our net sales used the units-of-delivery method to recognize revenue in fiscal 2017. We continue to analyze the impact of the new standard on our remaining revenue streams and, as the standard will supersede substantially all existing revenue guidance affecting us under GAAP, we expect that it will impact revenue and cost recognition on a significant number of our contracts across our business segments, in addition to our business processes and our information technology systems. Our process of evaluating the effect of the new standard will continue through fiscal year 2018.

In May 2015, the FASB issued Accounting Standards Update ASU 2015-07, Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). ASU 2015-07 removes the requirement to categorize investments for which the fair values are measured using the net asset value per share practical expedient within the fair value hierarchy. It also limits certain disclosures to investments for which the entity has elected to measure the fair value using the practical expedient. This guidance was adopted retrospectively in fiscal year 2017. The adoption did not have a material impact on our consolidated financial statements.

In January 2016, the FASB issued Accounting Standards Update ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10) which updates certain aspects of recognition, measurement, presentation and disclosure of financial instruments. ASU 2016-01 will be effective for us beginning October 1, 2018 and, with the exception of a specific portion of the amendment, early adoption is not permitted. We are currently evaluating the impact this guidance will have on our financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases. Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (a) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (b) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The ASU will be effective for us beginning October 1, 2019 with early adoption permitted. ASU 2016-02 will be adopted on a modified retrospective transition basis for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. We are currently evaluating the impact of the application of this accounting standard update on our consolidated financial statements as well as whether to adopt the new guidance early.

In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation. The new guidance simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendments in this standard are effective for our annual year and first fiscal quarter beginning on October 1, 2017. We are currently evaluating the impact of the application of this accounting standard update on our consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, which provides clarifying guidance on how entities should classify certain cash receipts and cash payments on the statement of cash flows. The guidance also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. The guidance will be effective for us in our fiscal year beginning October 1, 2018, and early adoption is permitted. We are currently evaluating the impact of the application of this accounting standard update on our consolidated financial statements as well as whether to adopt the new guidance early.

In October 2016, the FASB issued ASU 2016-16, Intra-Entity Transfers of Assets Other Than Inventory, which requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. The guidance will be effective for us in our fiscal year beginning October 1, 2018, and early adoption is permitted. We are currently evaluating the impact of the application of this accounting standard update on our consolidated financial statements as well as whether to adopt the new guidance early.

In November 2016, the FASB issued ASU 2016-18, Restricted Cash, which requires amounts generally described as restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the total beginning and ending amounts for the periods shown on the statement of cash flows. The guidance will be effective for us in our fiscal year beginning October 1, 2018, and early adoption is permitted. The adoption of this standard is anticipated to affect our presentation of restricted cash within our statement of cash flows. We are currently evaluating whether to adopt the new guidance early.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. This ASU clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance will be effective for us in our fiscal year beginning October 1, 2018 and early adoption is allowed for certain transactions. We are currently evaluating the impact of the application of this accounting standard update on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment. This standard removes the second step of the goodwill impairment test, where a determination of the fair value of individual assets and liabilities of a reporting unit was needed to measure the goodwill impairment. Under this updated standard, goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The guidance will be effective for us in our fiscal year beginning October 1, 2020 with early adoption permitted. We are currently evaluating the impact of the application of this accounting standard update on our consolidated financial statements as well as whether to adopt the new guidance early.

In March 2017, the FASB issued ASU 2017-07, Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The update requires employers to present the service cost component of the net periodic benefit cost in the same income statement line item as other employee compensation costs arising from services rendered during the period. The other components of net benefit cost, including interest cost, expected return on plan assets, amortization of prior service cost/credit and actuarial gain/loss, and settlement and curtailment effects, are to be presented outside of any subtotal of operating income. Employers will have to disclose the line(s) used to present the other components of net periodic benefit cost, if the components are not presented separately in the income statement. ASU 2017-07 will be effective for us beginning October 1, 2018, and early adoption is permitted. We are currently evaluating the impact of the application of this accounting standard update on our consolidated financial statements as well as whether to adopt the new guidance early.

NOTE 2—ACQUISITIONS AND DIVESTITURES

Sale of CGD Services

On May 31, 2018, we completed the previously announced sale of all of the issued and outstanding capital stock of Cubic Global Defense, Inc. and Omega Training Group, Inc., each a subsidiary in our former CGD Services segment, pursuant to the Stock Purchase Agreement dated April 18, 2018, by and among Cubic, CGD and Purchaser. In accordance with the terms of the Stock Purchase Agreement, the Purchaser agreed to pay us $135.0 million in cash upon the closing of the transaction, adjusted for the estimated working capital of CGD Services at the date of the sale compared to a working capital target. In addition to the upfront cash payment, we are eligible to receive an additional cash payment of $3.0 million based on the achievement of pre-determined earn-out conditions related to the award of certain government contracts. We have received $133.8 million in connection with the sale and have recorded a receivable from the Purchaser of $3.7 million for the estimated amount due related to the working capital settlement. No amount has been recorded as a receivable related to the potential achievement of earn-out conditions based upon our probability assessment of the achievement of the required conditions.  We recognized a loss of $6.1 million within discontinued operations for the nine months ended June 30, 2018 in conjunction with the sale, which was calculated as the excess of the carrying value of the net assets of CGD Services less the sales price in the Stock Purchase Agreement of $135.0 million less estimated selling costs of $4.2 million.

As a result of the sale, the operating results and cash flows of CGD Services have been classified as discontinued operations in the Consolidated Statements of Operations and Consolidated Statements of Cash Flows for all periods presented and the assets and liabilities of CGD Services have been classified as assets and liabilities of discontinued operations in the Consolidated Balance Sheets for all periods presented.

Income from discontinued operations, net of taxes, is comprised of the following (in thousands):

	Years Ended September 30,
	2017	2016	2015

Net sales	$378,152	$391,064	$402,146
Costs and expenses:
Cost of sales	342,819	350,429	362,147
Selling, general and administrative expenses	17,487	16,430	16,766
Amortization of purchased intangibles	2,752	4,764	7,690
Restructuring costs	208	574	559
Other income	(46)	(93)	(131)
Earnings from discontinued operations before income taxes	14,932	18,960	15,115
Income tax provision	401	5,145	2,371
Net income from discontinued operations	$14,531	$13,815	$12,744

The carrying amounts of CGD Services segment assets and liabilities that were classified as assets and liabilities of discontinued operations are as follows (in thousands):

	September 30,	September 30,
	2017	2016

Accounts receivable, net	$74,710	$80,138
Other current assets	1,190	1,667
Property and equipment, net	466	2,391
Goodwill	94,350	94,350
Purchased intangibles, net	8,637	11,389
Other noncurrent assets	(5,179)	(4,425)
Total assets	174,174	185,510
Accounts payable and other liabilities	36,862	32,771
Net assets	$137,312	$152,739

Business Acquisitions

Each of the following acquisitions has been treated as a business combination for accounting purposes. The results of operations of each acquired business has been included in our consolidated financial statements since the respective date of each acquisition.

Deltenna Ltd

In July 2017, we acquired all of the outstanding capital stock of Deltenna Ltd (Deltenna), a wireless infrastructure company specializing in the design and delivery of radio and antenna communication solutions. Deltenna designs and manufactures cutting-edge integrated wireless products including compact LTE base stations, broadband range extenders for areas of poor coverage and rugged antennas. The addition of Deltenna, headquartered in Chippenham, U.K., will enhance tactical communication and training capabilities of our CGD Systems businesses by effectively delivering high-capacity data networks within challenging and rigorous environments.

Deltenna’s sales and results of operations included in our operating results for the years ended September 30, 2017, 2016 and 2015 were as follows (in millions):

	September 30,
	2017	2016	2015
Sales	$0.1	$—	$—
Operating loss	(0.2)	—	—
Net loss after taxes	(0.2)	—	—

Deltenna’s operating results above included the following amounts for the years ended September 30, 2017, 2016 and 2015 (in millions):

	September 30,
	2017	2016	2015
Amortization	$—	$—	$—
Acquisition-related expenses	0.2	—	—

The estimated acquisition-date fair value of consideration is $5.3 million, which is comprised of cash paid of $4.0 million plus the estimated fair value of contingent consideration of $1.3 million. Under the purchase agreement, we will pay the sellers up to $7.0 million of contingent consideration if Deltenna meets certain sales goals from the date of acquisition through the year ending September 30, 2022. The contingent consideration liability will be re-measured to fair value at each reporting date until the contingencies are resolved and any changes in fair value are recognized in earnings.

The acquisition of Deltenna was paid for with funds from existing cash resources. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date (in millions):

Customer relationships	$1.0
Technology	1.1
Other net assets acquired (liabilities assumed)	(0.3)
Net identifiable assets acquired	1.8
Goodwill	3.5
Net assets acquired	$5.3

The estimated fair values of assets acquired and liabilities assumed, including purchased intangibles as well as the estimated fair value of contingent consideration are preliminary estimates pending the finalization of our valuation analyses. The estimated fair values of purchased intangibles were determined using the valuation methodology deemed to be the most appropriate for each type of asset being valued. The customer relationships used the excess earnings approach and the technology asset valuations used the relief from royalty approach.

The intangible assets are being amortized using straight-line methods based on the expected period of cash flows from the assets, over a weighted average useful life of eight years from the date of acquisition.

At the time of the acquisition, the goodwill resulting from the acquisition was deemed to consist primarily of the synergies expected from combining the operations of Deltenna with our legacy CGD Systems operating segment, and strengthening our capability of developing and integrating products in our defense portfolio, as well as the value of the assembled workforce that became our employees following the close of the acquisition. The amount recorded as goodwill was assigned to our legacy CGD Systems segment. As described in Note 16, we concluded that CMS became a separate operating segment beginning on October 1, 2017 distinct from our legacy CGD Systems operating segment. In conjunction with the changes to reporting units, on October 1, 2017 we reassigned goodwill between CGD Systems and CMS based on their relative fair values. The amount recorded as goodwill in connection with the acquisition of Deltenna is not expected to be deductible for tax purposes.

The estimated amortization expense related to the intangible assets recorded in connection with our acquisition of Deltenna for fiscal years 2018 through 2022 and thereafter is as follows (in millions):

Year Ended
September 30,
2018	$0.3
2019	0.3
2020	0.3
2021	0.3
2022	0.3
Thereafter	0.6

Vocality

On November 30, 2016, we acquired all of the outstanding capital stock of Vocality International (Vocality), based in Shackleford, U.K., a provider of embedded technology which unifies communications platforms, enhances voice quality, increases video performance and optimizes data throughput. Vocality contributes to our C4ISR portfolio of products for our CMS segment and expands our defense customer base. Vocality also sells its technology in the broadcast, oil and gas, mining, and maritime markets.

Vocality’s sales and results of operations included in our operating results for the years ended September 30, 2017, 2016 and 2015 were as follows (in millions):

	September 30,
	2017	2016	2015
Sales	$1.5	$—	$—
Operating loss	(2.9)	—	—
Net loss after taxes	(2.6)	—	—

Vocality’s operating results above included the following amounts for the years ended September 30, 2017, 2016 and 2015 (in millions):

	September 30,
	2017	2016	2015
Amortization	$0.6	$—	$—
Acquisition-related expenses	1.6	—	—

Prior to our acquisition of Vocality, Vocality had a number of share-based payment awards in place to its employees. Due to the structure of some of these share-based payment awards and the acceleration of vesting of certain of these awards in connection with our acquisition of Vocality, we were required to recognize compensation expense, rather than purchase consideration, for the portion of our purchase price that we paid to the seller that was distributed to the recipients of these awards. Consequently, we recognized $0.4 million of compensation expense within general and administrative expenses during the year ended September 30, 2017 related to this matter. This compensation is reflected in Vocality’s acquisition-related expenses and results of operations above for fiscal year 2017.

The acquisition date fair value of consideration is $9.6 million, which is comprised of cash paid of $9.7 million plus additional held back consideration to be paid in the future estimated at $0.3 million, less the $0.4 million of cash paid to the seller recorded as compensation expense described above.

The acquisition of Vocality was paid for with funds from existing cash resources. The following table summarizes the fair values of the assets acquired and liabilities assumed at the acquisition date (in millions):

Customer relationships	$2.1
Technology	2.4
Trade name	0.4
Inventory	1.7
Accounts payable and accrued expenses	(0.4)
Other net assets acquired (liabilities assumed)	(0.5)
Net identifiable assets acquired	5.7
Goodwill	3.9
Net assets acquired	$9.6

The fair values of purchased intangibles were determined using the valuation methodology deemed to be the most appropriate for each type of asset being valued. The customer relationships valuation used the excess earnings approach, and the technology and trade name asset valuations used the relief from royalty approach.

The intangible assets are being amortized using a combination of straight-line and accelerated methods based on the expected cash flows from the assets, over a weighted average useful life of nine years from the date of acquisition.

At the time of the acquisition, the goodwill resulting from the acquisition was deemed to consist primarily of the synergies expected from combining the operations of Vocality with our legacy CGD Systems operating segment, and strengthening our capability of developing and integrating products in our defense portfolio, as well as the value of the assembled workforce that became our employees following the close of the acquisition. The amount recorded as goodwill was assigned to our legacy CGD Systems segment. As described in Note 16, we concluded that CMS became a separate operating segment beginning on October 1, 2017 distinct from our legacy CGD Systems operating segment. In conjunction with the changes to reporting units, on October 1, 2017 we reassigned goodwill between CGD Systems and CMS based on their relative fair values. The amount recorded as goodwill in connection with the acquisition of Vocality is not expected to be deductible for tax purposes.

The estimated amortization expense related to the intangible assets recorded in connection with our acquisition of Vocality for fiscal years 2018 through 2022 and thereafter is as follows (in millions):

Year Ended
September 30,
2018	$0.8
2019	0.7
2020	0.6
2021	0.6
2022	0.5
Thereafter	1.3

GATR

On February 2, 2016, we acquired all of the outstanding capital stock of GATR Technologies, LLC (GATR), a defense systems business based in Huntsville, Alabama which manufactures expeditionary satellite communication terminal solutions. GATR expands our satellite communications and networking applications technologies for our CMS segment and expands our customer base.

GATR’s sales and results of operations included in our operating results for the years ended September 30, 2017, 2016 and 2015 were as follows (in millions):

	September 30,
	2017	2016	2015
Sales	$84.3	$43.1	$—
Operating income (loss)	1.9	(26.4)	—
Net income (loss) after taxes	1.4	(23.0)	—

GATR’s operating results above included the following amounts for the years ended September 30, 2017, 2016 and 2015 (in millions):

	September 30,
	2017	2016	2015
Amortization	$12.7	$9.7	$—
Gains (losses) for changes in fair value of contingent consideration	3.2	(0.7)	—
Acquisition-related expenses	0.6	22.0	—

GATR’s operating results for the year ended September 30, 2016 were significantly impacted by the GAAP accounting requirements regarding business combinations. Prior to our acquisition of GATR, GATR had a number of share-based payment awards in place to its employees. Due to the structure of certain of these share-based payment awards and the acceleration of vesting of certain of these awards in connection with our acquisition of GATR, we were required to recognize compensation expense, rather than purchase consideration, for the portion of our purchase price that we paid to the seller that was distributed to the recipients of these awards. Consequently, we recognized $18.5 million of compensation expense within general and administrative expenses during the year ended September 30, 2016 related to this matter. Of this $18.5 million amount, $15.4 million is not deductible for tax purposes.

The acquisition-date fair value of consideration is $220.5 million, which is comprised of cash paid of $236.1 million plus the fair value of contingent consideration of $2.5 million, less $18.1 million of cash paid to the seller that was recognized as expense in fiscal 2016. Under the purchase agreement, we will pay the sellers up to $7.5 million of contingent consideration if GATR meets certain gross profit goals for the 12 month periods ended February 28, 2017 and 2018. The contingent consideration liability will be re-measured to fair value at each reporting date until the contingencies are resolved and any changes in fair value are recognized in earnings.

The acquisition of GATR was paid for predominantly with the proceeds of borrowings on our revolving credit agreement in 2016. The following table summarizes the fair values of the assets acquired and liabilities assumed at the acquisition date (in millions):

Customer relationships	$51.7
Backlog	3.4
Technology	10.7
Non-compete agreements	1.2
Trade name	4.7
Accounts receivable	10.6
Inventory	3.4
Income tax receivable	5.1
Accounts payable and accrued expenses	(2.4)
Deferred tax liabilities	(23.8)
Net identifiable assets acquired	64.6
Goodwill	155.9
Net assets acquired	$220.5

The fair values of purchased intangibles were determined using the valuation methodology deemed to be the most appropriate for each type of asset being valued. The customer relationships and backlog valuation used the excess earnings approach, the non-compete agreements used the with-and-without approach, and the technology and trade name asset valuations used the relief from royalty approach.

The intangible assets are being amortized using a combination of straight-line and accelerated methods based on the expected cash flows from the assets, over a weighted average useful life of nine years from the date of acquisition.

At the time of the acquisition, the goodwill resulting from the acquisition was deemed to consist primarily of the synergies expected from combining the operations of GATR with our legacy CGD Systems business, including the synergies expected from combining its satellite communications and networking applications technologies with our C4ISR products and other products in our legacy CGD Systems portfolio.

The goodwill was also deemed to include the value of the assembled workforce that became our employees following the close of the acquisition and was allocated to our legacy CGD Systems segment. As described in Note 16, we concluded that CMS became a separate operating segment beginning on October 1, 2017 distinct from our legacy CGD Systems operating segment. In conjunction with the changes to reporting units, on October 1, 2017 we reassigned goodwill between CGD Systems and CMS based on their relative fair values. The amount recorded as goodwill is generally not expected to be deductible for tax purposes.

The estimated amortization expense related to the intangible assets recorded in connection with our acquisition of GATR for fiscal years 2018 through 2022 and thereafter is as follows (in millions):

Year Ended
September 30,
2018	$11.1
2019	9.8
2020	8.3
2021	6.9
2022	5.6
Thereafter	7.6

TeraLogics

On December 21, 2015, we acquired all of the assets of TeraLogics, LLC, an Ashburn, Virginia-based provider of real-time full motion video processing, exploitation and dissemination for the Department of Defense, the intelligence community and commercial customers. TeraLogics’ ability to develop real-time video analysis and delivery software for full motion video complements the existing tactical communications portfolio of our CMS segment and expands our customer base.

TeraLogic’s sales and results of operations included in our operating results for the years ended September 30, 2017, 2016 and 2015 were as follows (in millions):

	September 30,
	2017	2016	2015
Sales	$19.7	$14.2	$—
Operating loss	(1.8)	(2.9)	—
Net loss after taxes	(1.2)	(1.6)	—

TeraLogic’s operating results above included the following amounts for the years ended September 30, 2017, 2016 and 2015 (in millions):

	September 30,
	2017	2016	2015
Amortization	$3.5	$3.0	$—
Losses for changes in fair value of contingent consideration	(1.3)	(1.5)	—
Acquisition-related expenses	0.2	2.3	—

During the year ended September 30, 2016 we incurred a $1.3 million charge for compensation expense incurred related to amounts paid to TeraLogics employees upon the close of the acquisition. This compensation expense is reflected in TeraLogic’s acquisition-related expenses and the results of TeraLogic’s operations above.

The acquisition-date fair value of consideration is $33.9 million, which is comprised of cash paid of $28.9 million plus the acquisition-date fair value of contingent consideration of $5.0 million. Under the purchase agreement, we will pay the sellers up to $9.0 million of contingent consideration. Of this amount, up to $6.0 million will be paid if TeraLogics meets certain revenue thresholds in fiscal years 2016, 2017 and 2018; and up to $3.0 million will be paid if specific contract extensions are exercised by TeraLogics customers through fiscal 2018. The contingent consideration liability will be re-measured to fair value at each reporting date until the contingencies are resolved and any changes in fair value are recognized in earnings.

The acquisition of TeraLogics is being paid for with a combination of funds from our existing cash resources and borrowings on our revolving credit facility. The following table summarizes the fair values of the assets acquired and liabilities assumed at the acquisition date (in millions):

Customer relationships	$6.7
Backlog	5.6
Software	2.5
Non-compete agreements	0.1
Accounts receivable	1.4
Accounts payable and accrued expenses	(0.5)
Other net assets acquired (liabilities assumed)	(0.1)
Net identifiable assets acquired	15.7
Goodwill	18.2
Net assets acquired	$33.9

The fair values of purchased intangibles were determined using the valuation methodology deemed to be the most appropriate for each type of asset being valued. The customer relationships and backlog valuation used the excess earnings approach, the non-compete agreements used the with-and-without approach, and the software used the replacement cost new less cost decrements for obsolescence approach.

The intangible assets are being amortized using a combination of straight-line and accelerated methods based on the expected cash flows from the assets, over a weighted average useful life of seven years from the date of acquisition.

At the time of the acquisition, the goodwill resulting from the acquisition was deemed to consist primarily of the synergies expected from combining the operations of TeraLogics with our legacy CGD Systems business, including the synergies expected from combining TeraLogics real-time video capabilities with our existing tactical communications product portfolio as well as the value of the assembled workforce who became our employees following the close of the acquisition. The amount recorded as goodwill was assigned to our legacy CGD Systems segment. As described in Note 16, we concluded that CMS became a separate operating segment beginning on October 1, 2017 distinct from our legacy CGD Systems operating segment. In conjunction with the changes to reporting units, on October 1, 2017 we reassigned goodwill between CGD Systems and CMS based on their relative fair values. The amount recorded as goodwill in connection with the acquisition of TeraLogics is expected to be deductible for tax purposes.

The estimated amortization expense amounts related to the intangible assets recorded in connection with our acquisition of TeraLogics for fiscal years 2018 through 2022 and thereafter is as follows (in millions):

Year Ended
September 30,
2018	$2.8
2019	2.1
2020	1.4
2021	0.8
2022	0.5
Thereafter	0.9

H4 Global

On November 4, 2015, we acquired all of the assets of H4 Global, a U.K.-based provider of simulation-based training solutions which complements our CGD Systems segment training portfolio.

H4 Global’s sales and results of operations included in our operating results for the years ended September 30, 2017, 2016 and 2015 were as follows (in millions):

	September 30,
	2017	2016	2015
Sales	$3.3	$2.2	$—
Operating loss	(1.1)	(0.6)	—
Net loss after taxes	(0.9)	(0.4)	—

H4 Global’s operating results above included the following amounts for the years ended September 30, 2017, 2016 and 2015 (in millions):

	September 30,
	2017	2016	2015
Amortization	$0.1	$0.1	$—
Gains for changes in fair value of contingent consideration	—	0.4	—
Acquisition-related expenses	—	0.1	—

The acquisition-date fair value of consideration is $1.9 million, which is comprised of cash paid of $0.9 million plus the fair value of contingent consideration of $1.0 million. Under the purchase agreement, we will pay the sellers up to $4.1 million of contingent consideration, based upon the value of contracts entered over the five-year period beginning on the acquisition date. The contingent consideration liability will be re-measured to fair value at each reporting date until the contingencies are resolved and any changes in fair value will be recognized in earnings.

The fair value of the net assets acquired and liabilities assumed was not material. Consequently, virtually the entire purchase price of $1.9 million was recorded as goodwill, which is comprised of expected synergies and assembled workforce. The amount recorded as goodwill was allocated to our legacy CGD Systems segment. As described in Note 12, we concluded that CMS became a separate operating segment beginning on October 1, 2017 distinct from our legacy CGD Systems operating segment. In conjunction with the changes to reporting units, on October 1, 2017 we reassigned goodwill between CGD Systems and CMS based on their relative fair values. The amount recorded as goodwill is not expected to be deductible for tax purposes.

DTECH

On December 16, 2014 we acquired all of the outstanding capital stock of DTECH Labs, Inc. (DTECH). Based in Ashburn, Virginia, DTECH is a provider of modular networking and baseband communications equipment that adds networking capability to our secure communications business. This acquisition expands the portfolio of product offerings and the customer base of our CGD Systems segment.

DTECH’s sales and results of operations included in our operating results for the years ended September 30, 2017, 2016 and 2015 were as follows (in millions):

	September 30,
	2017	2016	2015
Sales	$39.0	$34.5	$45.8
Operating income (loss)	2.4	(3.0)	0.9
Net income (loss) after taxes	1.3	(2.1)	0.5

DTECH’s operating results above included $23.0 million and $14.2 million in intercompany sales for the years ended September 30, 2017 and 2016, respectively, as well as the following amounts for the years ended September 30, 2017, 2016 and 2015 (in millions):

	September 30,
	2017	2016	2015
Amortization	$6.8	$8.0	$9.2
Gains (losses) for changes in fair value of contingent consideration	2.0	0.5	(3.6)
Acquisition-related expenses	0.3	0.9	2.1

The cost of the acquisition was $99.5 million, adjusted by the difference between the net working capital acquired and the targeted working capital amounts and adjusted for other acquisition-related payments made upon closing, plus a contingent amount of up to $15.0 million based upon DTECH’s achievement of revenue and gross profit targets through fiscal year 2017. The acquisition-date fair value of the consideration was $99.4 million. The contingent consideration liability has been re-measured to fair value at each reporting date until the contingencies were resolved and changes in fair value have been recognized in earnings.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the acquisition date (in millions):

Customer relationships	$35.1
Non-compete agreements	0.7
Backlog	2.1
Cash	0.9
Accounts receivable	5.4
Inventory	4.2
Warranty obligation	(0.4)
Tax liabilities	(3.3)
Accounts payable and accrued expenses	(3.4)
Other net assets acquired	0.2
Net identifiable assets acquired	41.5
Goodwill	57.9
Net assets acquired	$99.4

The fair values of purchased intangibles were determined using the valuation methodology deemed to be the most appropriate for each type of asset being valued. The customer relationships and backlog valuation used the excess earnings approach and the non-compete agreements used the with-and-without approach.

The intangible assets are being amortized using a combination of straight-line and accelerated methods based on the expected cash flows from the assets, over a weighted average useful life of seven years from the date of acquisition and the amortization is expected to be deductible for tax purposes.

At the time of the acquisition, the goodwill resulting from the acquisition was deemed to consist primarily of the synergies expected from combining the operations of DTECH with our legacy CGD Systems business, including the synergies expected from combining the networking and secure communications technologies of DTECH, and complementary products that will enhance our overall product and service portfolio as well as the value of the assembled workforce that became our employees following the close of the acquisition. The amount recorded as goodwill was allocated to our legacy CGD Systems segment. As described in Note 16, we concluded that CMS became a separate operating segment beginning on October 1, 2017 distinct from our legacy CGD Systems operating segment. In conjunction with the changes to reporting units, on October 1, 2017 we reassigned goodwill between CGD Systems and CMS based on their relative fair values. The amount recorded as goodwill is expected to be deductible for tax purposes.

The estimated amortization expense amounts related to the intangible assets recorded in connection with our acquisition of DTECH for fiscal years 2018 through 2021 is as follows (in millions):

Year Ended September 30,
2018	5.5
2019	4.1
2020	2.8
2021	1.5

Pro forma information

The following unaudited pro forma information presents our consolidated results of operations as if Deltenna, Vocality, GATR, TeraLogics, H4 Global and DTECH had been included in our consolidated results since October 1, 2015 (in millions):

	Year Ended
	September 30,
	2017	2016
Net sales	$1,109.4	$1,097.5

Net loss from continuing operations	$(26.1)	$(13.7)

The pro forma information includes adjustments to give effect to pro forma events that are directly attributable to the acquisitions and have a continuing impact on operations including the amortization of purchased intangibles and the elimination of interest expense for the repayment of debt. No adjustments were made for transaction expenses, other adjustments that do not reflect ongoing operations or for operating efficiencies or synergies. The pro forma financial information is not necessarily indicative of what the consolidated financial results of our operations would have been had the acquisitions been completed on October 1, 2015, and it does not purport to project our future operating results.

NOTE 3—FAIR VALUE OF FINANCIAL INSTRUMENTS

The valuation techniques required to determine fair value are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions. The two types of inputs create the following fair value hierarchy:

•	Level 1 - Quoted prices for identical instruments in active markets.
•

Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3 - Significant inputs to the valuation model are unobservable.

The fair value of certain of our cash equivalents are based upon quoted prices for identical instruments in active markets. The fair value of our other cash equivalents and our available for sale marketable securities is based upon a discounted cash flow model and approximate cost. The marketable securities in the rabbi trust are carried at fair value, which is based upon quoted market prices for identical securities. Derivative financial instruments are measured at fair value, the material portions of which are based on active or inactive markets for identical or similar instruments or model-derived valuations whose inputs are observable. Where model-derived valuations are appropriate, we use the applicable credit spread as the discount rate. Credit risk related to derivative financial instruments is considered minimal and is managed by requiring high credit standards for counterparties and through periodic settlements of positions.

The fair value of contingent consideration liabilities to the sellers of businesses that we have acquired are revalued to their fair value each period and any increase or decrease is recorded into selling, general and administrative expense. Any changes in the assumed timing and amount of the probability of payment scenarios could impact the fair value.

The fair value of contingent consideration liabilities that are based upon revenue targets or gross margin targets are based upon a real option approach. The contingent consideration liabilities that are valued using this real option approach include the Deltenna contingent consideration, a portion of the TeraLogics contingent consideration, the DTECH contingent consideration, and the GATR contingent consideration. Under this real option approach, each payment was modeled using long digital options written on the underlying revenue or gross margin metric. The strike price for each option is the respective revenue or gross margin as specified in the related agreement, and the spot price is calibrated to the revenue or gross margin forecast by calculating the present value of the corresponding projected revenues or gross margins using a risk-adjusted discount rate. The volatility for the underlying revenue metrics was based upon analysis of comparable guideline public companies and the volatility factor used in the September 30, 2017 valuations was 40% for Deltenna, 15% for TeraLogics and 15% for GATR. The volatility factor used in the September 30, 2016 valuations was 17% for TeraLogics, 18% for DTECH and 17% for GATR. The risk-free rate was selected based on the quoted yields for U.S. Treasury securities with terms matching the earn-out payment period.

The fair value of the portion of the TeraLogics contingent consideration that is based on customer execution of contract extensions was estimated using a probability weighted approach. Subject to the terms and conditions of the TeraLogics purchase agreement, contingent consideration will be paid over a period commencing on the closing date and ending on December 21, 2018. The fair value of the contingent consideration was determined by applying probabilities of achieving the periodic payment to each period’s potential payment, and summing the present value of any future payments.

The fair value of the H4 Global contingent consideration was estimated using a probability weighted approach. Subject to the terms and conditions of the H4 Global purchase agreement, contingent consideration will be paid over a five year term that commenced on October 1, 2015 and ends on September 30, 2020. The payments will be calculated based on the award of certain contracts during the specified period. The fair value of the contingent consideration was determined by applying probabilities to different scenarios, and summing the present value of any future payments.

The inputs to each of the contingent consideration fair value models include significant unobservable inputs and therefore represent Level 3 measurements within the fair value hierarchy. Significant judgment is employed in determining the appropriateness of these assumptions as of the acquisition dates and each subsequent period. Accordingly, changes in the assumptions described above can materially impact the amount of contingent consideration expense we record in any period.

As of September 30, 2017, the following table summarizes the change in fair value of our Level 3 contingent consideration liability (in thousands):

	DTECH	H4	TeraLogics (Contract Extensions)	TeraLogics (Revenue Targets)	GATR	Deltenna	Total
Balance as of October 1, 2015	$7,507	$—	$—	$—	$—	$—	$7,507
Initial measurement recognized at acquisition	—	1,602	2,000	3,100	2,500	—	9,202
Cash paid to seller	(5,000)	—	(1,000)	—	—	—	(6,000)
Adjustment to the provisional acquisition date valuation	—	(616)	(100)	—	—	—	(716)
Total remeasurement (gain) loss recognized in earnings	(507)	(419)	500	1,000	700	—	1,274
Balance as of September 30, 2016	$2,000	$567	$1,400	$4,100	$3,200	$—	$11,267
Initial measurement recognized at acquisition	—	—	—	—	—	1,328	1,328
Cash paid to seller	—	—	(1,000)	(2,500)	—	—	(3,500)
Adjustment to the provisional acquisition date valuation	—	—	—	—	—	—	—
Total remeasurement (gain) loss recognized in earnings	(2,000)	24	400	850	(3,200)	48	(3,878)
Balance as of September 30, 2017	$—	$591	$800	$2,450	$—	$1,376	$5,217

The following table presents assets and liabilities measured and recorded at fair value on our balance sheets on a recurring basis (in thousands):

	September 30, 2017				September 30, 2016
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$8,501	$—	$—	$8,501	$57,455	$—	$—	$57,455
Marketable securities	—	—	—	—	—	12,996	—	12,996
Current derivative assets	—	2,591	—	2,591	—	14,770	—	14,770
Noncurrent derivative assets	—	1,128	—	1,128	—	1,201	—	1,201
Total assets measured at fair value	$8,501	$3,719	$—	$12,220	$57,455	$28,967	$—	$86,422
Liabilities
Current derivative liabilities	—	3,456	—	3,456	—	13,752	—	13,752
Noncurrent derivative liabilities	—	1,128	—	1,128	—	1,334	—	1,334
Contingent consideration to seller of Deltenna	—	—	1,376	1,376	—	—	—	—
Contingent consideration to seller of GATR	—	—	—	—	—	—	3,200	3,200
Contingent consideration to seller of TeraLogics - contract extensions	—	—	800	800	—	—	1,400	1,400
Contingent consideration to seller of TeraLogics - revenue targets	—	—	2,450	2,450	—	—	4,100	4,100
Contingent consideration to seller of H4 Global	—	—	591	591	—	—	567	567
Contingent consideration to seller of DTECH	—	—	—	—	—	—	2,000	2,000
Total liabilities measured at fair value	$—	$4,584	$5,217	$9,801	$—	$15,086	$11,267	$26,353

We carry certain financial instruments, including accounts receivable, short-term borrowings, accounts payable and accrued liabilities at cost, which we believe approximates fair value because of the short-term maturity of these instruments.

The fair value of long-term debt is calculated by discounting the value of the note based on market interest rates for similar debt instruments, which is a Level 2 technique. The following table presents the estimated fair value and carrying value of our long-term debt (in millions):

	September 30,	September 30,
	2017	2016
Fair value	$202.1	$210.0
Carrying value	$200.0	$201.0

We did not have any significant non-financial assets or liabilities measured at fair value on a non-recurring basis in 2017, 2016, or 2015 other than assets and liabilities acquired in business acquisitions.

NOTE 4—ACCOUNTS RECEIVABLE

The components of accounts receivable under long-term contracts are as follows (in thousands):

September 30,	2017	2016

U.S. Government Contracts:
Amounts billed	$53,450	$34,785
Recoverable costs and accrued profits on progress completed--not billed	36,341	33,729
	89,791	68,514
Commercial Customers:
Amounts billed	131,532	95,173
Recoverable costs and accrued profits on progress completed--not billed	150,610	160,008
	282,142	255,181
	371,933	323,695
Less unbilled amounts not currently due--commercial customers	(17,457)	(20,926)
	$354,476	$302,769

A portion of recoverable costs and accrued profits on progress completed is billable under progress or milestone payment provisions of the related contracts. The remainder of these amounts is billable upon delivery of products or furnishing of services, with an immaterial amount subject to retainage provisions of the contracts. It is anticipated that we will bill and collect substantially the entire unbilled portion of receivables identified as current assets under progress billing provisions of the contracts or upon completion of milestones and/or acceptance by the customers during fiscal 2018. The amount classified as not currently due is an estimate of the amount of long-term contract accounts receivable that will not be collected within one year from September 30, 2017 under transportation systems contracts in the U.S. and Australia, and under a CGD Systems contract in Italy based upon the payment terms in the contracts.

NOTE 5—INVENTORIES

Significant components of inventories are as follows (in thousands):

	September 30,	September 30,
	2017	2016

Finished products	$4,369	$10,018
Work in process and inventoried costs under long-term contracts	84,131	62,570
Materials and purchased parts	10,163	12,102
Customer advances	(10,948)	(18,328)
Net inventories	$87,715	$66,362

At September 30, 2017, work in process and inventoried costs under long-term contracts includes approximately $4.3 million in costs incurred outside the scope of work or in advance of a contract award, compared to $0.7 million as of September 30, 2016. We believe it is probable that we will recover the costs inventoried at September 30, 2017, plus a profit margin, under contract change orders or awards within the next year.

Costs we incur for certain U.S. federal government contracts include general and administrative costs as allowed by government cost accounting standards. The amounts remaining in inventory at September 30, 2017 and 2016 were $2.5 million and $2.3 million, respectively.

NOTE 6—PROPERTY, PLANT AND EQUIPMENT

Significant components of property, plant and equipment are as follows (in thousands):

September 30,	2017	2016

Land and land improvements	$16,139	$15,854
Buildings and improvements	52,625	49,856
Machinery and other equipment	73,235	68,001
Software	62,297	51,191
Leasehold improvements	13,298	9,432
Construction and internal-use software development in progress	23,156	8,150
Accumulated depreciation and amortization	(127,530)	(108,559)
	$113,220	$93,925

As a part of our efforts to upgrade our current information systems, early in fiscal 2015 we purchased new enterprise resource planning (ERP) software and began the process of designing and configuring this software and other software applications to manage our operations.

Costs incurred in the development of internal-use software and software applications, including external direct costs of materials and services and applicable compensation costs of employees devoted to specific software development, are capitalized as computer software costs. Costs incurred outside of the application development stage, or that are types of costs that do not meet the capitalization requirements, are expensed as incurred. Amounts capitalized are included in property, plant and equipment and are amortized on a straight-line basis over the estimated useful life of the software, which ranges from three to seven years. No amortization expense is recorded until the software is ready for its intended use.

Through September 30, 2017 we have incurred costs of $113.3 million related to the purchase and development of our ERP system, including $40.6 million, $45.2 million, and $27.5 million of costs incurred during fiscal years 2017, 2016 and 2015, respectively. We have capitalized $16.7 million, $20.3 million, and $16.0 million of qualifying software development costs as internal-use software development in progress during fiscal years 2017, 2016, and 2015, respectively. We have recognized expense for $23.9 million, $24.9 million, and $11.5 million of these costs in fiscal years 2017, 2016, and 2015, respectively, for costs that did not qualify for capitalization. Amounts that were expensed in connection with the development of these systems are classified within selling, general and administrative expenses in the Consolidated Statements of Operations.

Certain components of our ERP system became ready for their intended use and were placed into service on April 1, 2016 and on October 1, 2016 at which time the capitalized costs of developing those components were transferred into completed software and we began amortizing these costs over the seven year estimated useful life of these software components. We continue to capitalize costs associated with the development of other ERP components that are not yet ready for their intended use.

Our provisions for depreciation of plant and equipment and amortization of leasehold improvements and software amounted to $17.8 million, $11.0 million and $9.3 million in 2017, 2016 and 2015, respectively. Generally, we use straight-line methods for depreciable real property over estimated useful lives ranging from 15 to 39 years or for leasehold improvements, the term of the underlying lease if shorter than the estimated useful lives. We use accelerated methods (declining balance and sum-of-the-years-digits) for machinery and equipment and software other than our ERP system over estimated useful lives ranging from 5 to 10 years.

NOTE 7—GOODWILL AND PURCHASED INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for the two years ended September 30, 2017 are as follows (in thousands):

		Cubic Global
	Transportation	Defense
	Systems	Systems	Total

Net balances at October 1, 2015	$55,974	$87,575	$143,549
Acquisitions (see Note 2)	—	175,150	175,150
Foreign currency exchange rate changes	(6,344)	241	(6,103)
Net balances at September 30, 2016	49,630	262,966	312,596
Acquisitions	—	5,885	5,885
Foreign currency exchange rate changes	1,240	1,841	3,081
Net balances at September 30, 2017	$50,870	$270,692	$321,562

As described in Note 16, we concluded that CMS became a separate operating segment beginning on October 1, 2017. In conjunction with the changes to reporting units, we reassigned goodwill between CGD Systems and CMS based on their relative fair values on October 1, 2017. In the table above, all of the goodwill that was reassigned to CMS on October 1, 2017 remains reflected in the legacy CGD Systems reporting unit. Until October 1, 2017 the goodwill impairment tests were performed at the reporting units that existed through September 30, including our legacy CGD systems reporting unit.

We complete our annual goodwill impairment test each year as of July 1. The first step of the goodwill impairment test compares the fair value of our reporting units to their carrying values. We estimate the fair value of our reporting units primarily based on the discounted projected cash flows of the underlying operations and based upon market multiples from publicly traded comparable companies. For our 2017 impairment test, the estimated fair value of all three of our reporting units that existed through September 30, 2017 exceeded their respective carrying values. As such, there was no impairment of goodwill in 2017. The estimated fair value for our Transportation Systems reporting unit exceeded its carrying value by over 100%, while the estimated fair values of our legacy CGD Systems and CGD Services reporting units each exceeded their carrying values by over 10%.

Significant management judgment is required in the forecast of future operating results that are used in our impairment analysis. The estimates we used are consistent with the plans and estimates that we use to manage our business. Assumptions used in our discounted cash flow approach for our legacy CGD Systems reporting unit also included growth rates for sales and margins at greater levels than we have achieved in recent years due to our expectation that businesses recently acquired by this reporting unit will achieve growth at higher rates than the unit’s legacy operations. Although we believe our underlying assumptions supporting these assessments are reasonable, if our forecasted sales and margin growth rates, timing of growth, or the discount rate vary from our forecasts, we may be required to perform interim analyses in 2018 that could expose us to material impairment charges in the future.

Purchased Intangible Assets: The table below summarizes our purchased intangible assets (in thousands):

	September 30, 2017			September 30, 2016
				Gross
	Gross Carrying	Accumulated	Net Carrying	Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Contract and program intangibles	$151,602	$(90,988)	$60,614	$146,898	$(65,257)	$81,641
Other purchased intangibles	42,813	(13,569)	29,244	38,695	(8,322)	30,373
Total	$194,415	$(104,557)	$89,858	$185,593	$(73,579)	$112,014

Total amortization expense for 2017, 2016 and 2015 was $30.2 million, $29.4 million and $19.9 million, respectively.

The table below shows our expected amortization of purchased intangibles as of September 30, 2017, for each of the next five years and thereafter (in thousands):

		Cubic Global	Cubic
	Transportation	Defense	Mission
	Systems	Systems	Solutions	Total
2018	$4,944	$805	$20,203	$25,952
2019	2,886	530	16,761	20,177
2020	947	315	13,214	14,476
2021	698	261	9,814	10,773
2022	598	261	6,651	7,510
Thereafter	297	893	9,780	10,970
	$10,370	$3,065	$76,423	$89,858

NOTE 8—FINANCING ARRANGEMENTS

Long-term debt consists of the following (in thousands):

September 30,	2017	2016

Series A senior unsecured notes payable to a group of insurance companies, interest fixed at 3.35%	$50,000	$50,000
Series B senior unsecured notes payable to a group of insurance companies, interest fixed at 3.35%	50,000	50,000
Series C senior unsecured notes payable to a group of insurance companies, interest fixed at 3.70%	25,000	25,000
Series D senior unsecured notes payable to a group of insurance companies, interest fixed at 3.93%	75,000	75,000
Mortgage note from a U.K. financial institution, with quarterly installments of principal and interest at 6.48%	—	1,012
	200,000	201,012
Less unamortized debt issuance costs	(239)	(271)
Less current portion	—	(450)
	$199,761	$200,291

Maturities of long-term debt for each of the five years in the period ending September 30, 2022, are as follows: 2018 — $0.0 million; 2019 — $0.0 million; 2020 — $10.7 million; 2021 — $35.7 million; 2022 — $35.7 million.

Interest paid amounted to $14.8 million, $11.0 million and $4.8 million in 2017, 2016 and 2015, respectively.

In March 2013, we entered into a note purchase and private shelf agreement pursuant to which we issued $100.0 million of senior unsecured notes, bearing interest at a rate of 3.35% and maturing on March 12, 2025. In addition, pursuant to the agreement, on July 17, 2015, we issued an additional $25.0 million of senior unsecured notes, bearing interest at a rate of 3.70% and maturing on March 12, 2025. Interest payments on the notes issued in 2013 and 2015 are due semi-annually and principal payments are due from 2021 through 2025. The agreement pertaining to the aforementioned notes also contained a provision that the coupon rate would increase by a further 0.50% should the company’s leverage ratio exceed a certain level. On February 2, 2016 we revised the note purchase agreement and we issued an additional $75.0 million of senior unsecured notes bearing interest at 3.93% and maturing on March 12, 2026. Interest payments on these notes are due semi-annually and principal payments are due from 2020 through 2026. At the time of the issuance of this last series of notes, certain terms and conditions of the note purchase and private shelf agreement were revised in coordination with the revision and expansion of the revolving credit agreement as discussed below in order to increase our leverage capacity.

We have a committed revolving credit agreement with a group of financial institutions in the amount of $400.0 million which expires in August 2021 (Revolving Credit Agreement). At September 30, 2017, the weighted average interest rate on outstanding borrowings under the Revolving Credit Agreement was 3.24%. Debt issuance and modification costs of $2.3 million and $1.3 million were incurred in connection with February 2, 2016 and August 11, 2016 amendments to the Revolving Credit Agreement, respectively. Costs incurred in connection with establishment of and amendments to this credit agreement are recorded in other assets on our Consolidated Balance Sheets, and are being amortized as interest expense using the effective interest method over the stated term of the Revolving Credit Agreement. At September 30, 2017, the Company’s total debt issuance costs have an unamortized balance of $2.8 million. The available line of credit is reduced by any letters of credit issued under the Revolving Credit Agreement. As of September 30, 2017, there were borrowings totaling $55.0 million under this agreement and there were letters of credit outstanding totaling $81.3 million, which reduce the available line of credit to $263.7 million. The $81.3 million of letters of credit includes both financial letters of credit and performance guarantees.

Until June 2017, we had a secured letter of credit facility agreement with a bank in the U.K. At September 30, 2016, there were letters of credit outstanding under this agreement of $62.7 million. Restricted cash at September 30, 2016 of $69.4 million was held on deposit in the U.K. as collateral in support of this facility. In June 2017, this agreement was terminated and the associated letters of credit were transferred to the Revolving Credit Agreement described above. The cash that formerly collateralized the secured credit facility was used to make principal payments to reduce our outstanding short-term borrowings.

Our revolving credit agreement and note purchase and private shelf agreement each contain a number of customary covenants, including requirements for us to maintain certain interest coverage and leverage ratios and restrictions on our and certain of our subsidiaries’ abilities to, among other things, incur additional debt, create liens, consolidate or merge with any other entity, or transfer or sell substantially all of their assets, in each case subject to certain exceptions and limitations. The occurrence of any event of default under these agreements may result in all of the indebtedness then outstanding becoming immediately due and payable. At March 31, 2017 we did not maintain the required leverage ratio. Therefore in May 2017 certain terms and conditions of the revolving credit agreement and note purchase and private shelf agreement were further revised to allow us to maintain a higher level of leverage as of March 31, 2017 and for the remainder of the 2017 fiscal year. The revisions to the agreements do not impact the required leverage ratios in fiscal 2018 and subsequent years. This revision also contains a provision that the coupon rate may increase on all of the term notes discussed above by up to 0.75% should our leverage ratio exceed certain levels. In connection with this revision, we incurred $0.4 million of costs, primarily for amounts charged by our lenders in connection with these modifications. These costs were recorded in May 2017 as a reduction in the carrying value of the related debt liability and which will be amortized into additional interest expense over the life of the related debt.

We maintain a cash account with a bank in the United Kingdom for which the funds are restricted as to use. The account is required to secure the customer’s interest in cash deposited in the account to fund our activities related to our performance under a fare collection services contract in the United Kingdom. The balance in the account as of September 30, 2017 was $8.4 million and is classified as restricted cash in our Consolidated Balance Sheets.

As of September 30, 2017, we had letters of credit and bank guarantees outstanding totaling $94.5 million, which includes the $81.3 million of letters of credit on the Revolving Credit Agreement above and $13.2 million of letters of credit issued under other facilities. The total of $94.5 million of letters of credit and bank guarantees includes $77.4 million that guarantees either our performance or customer advances under certain contracts, and financial letters of credit of $17.1 million which primarily guarantee our payment of certain self-insured liabilities. We have never had a drawing on a letter of credit instrument, nor are any anticipated; therefore, we estimate the fair value of these instruments to be zero.

We maintain a short-term borrowing arrangement in New Zealand totaling $0.5 million New Zealand dollars (equivalent to approximately $0.4 million) to help meet the short-term working capital requirements of our subsidiary. At September 30, 2017, no amounts were outstanding under this borrowing arrangement.

The terms of certain of our lending and credit agreements include provisions that require and/or limit, among other financial ratios and measurements, the permitted levels of debt, coverage of cash interest expense, and under certain circumstances, payments of dividends or other distributions to shareholders. As of September 30, 2017, these agreements have no restrictions on distributions to shareholders.

Our self-insurance arrangements are limited to certain workers’ compensation plans, automobile liability and product liability claims. Under these arrangements, we self-insure only up to the amount of a specified deductible for each claim. Self-insurance liabilities included in other current liabilities on the balance sheet amounted to $7.6 million and $8.2 million as of September 30, 2017 and 2016, respectively.

NOTE 9—COMMITMENTS

We lease certain office, manufacturing and warehouse space, vehicles, and other office equipment under non-cancelable operating leases expiring in various years through 2030. These leases, some of which may be renewed for periods up to 10 years, generally require us to pay all maintenance, insurance and property taxes. Several leases are subject to periodic adjustment based on price indices or cost increases. Rental expense (net of sublease income of $0.2 million in 2017, $0.3 million in 2016 and $0.3 million in 2015) for all operating leases amounted to $10.5 million, $9.6 million and $8.6 million in 2017, 2016 and 2015, respectively. Future minimum payments, net of minimum sublease income, under non-cancelable operating leases with initial terms of one year or more consist of the following for the next five years and thereafter, as of September 30, 2017 (in thousands):

2018	$10,115
2019	8,759
2020	7,734
2021	7,177
2022	4,657
Thereafter	11,273
$49,715

NOTE 10—INCOME TAXES

On May 31, 2018, we completed the previously announced sale of all of the issued and outstanding capital stock of Cubic Global Defense, Inc. and Omega Training Group, Inc. As such, we have classified the CGD Services business as discontinued operations. The recast tax provision follows ASC 740-270-45-8 which requires the tax expense or benefit from prior periods be divided into components following a with and without methodology.  In connection, and when applicable, ASC 740-20 requires total income tax expense or benefit to be allocated among continuing operations, discontinued operations, extraordinary items, other comprehensive income and items charged directly to shareholders’ equity.  For the year ended September 30, 2017, the original tax expense of $15.1 million has been divided into $14.7 million and $0.4 million between continuing operations and discontinued operations, respectively.  The below information represents continuing operations for all years presented.

Income (loss) from continuing operations before income taxes includes the following components (in thousands):

Years ended September 30,	2017	2016	2015
	(in thousands)
United States	$(70,566)	$(76,136)	$(33,827)
Foreign	59,484	49,699	90,623
Total	$(11,082)	$(26,437)	$56,796

Significant components of the provision (benefit) for income taxes from continuing operations are as follows:

Years ended September 30,	2017	2016	2015
	(in thousands)
Current:
Federal	$(4,070)	$(1,679)	$(4,567)
State	878	(618)	617
Foreign	13,869	8,249	20,266
Total current	10,677	5,952	16,316

Deferred:
Federal	2,257	(16,256)	24,834
State	569	(4,333)	4,857
Foreign	1,155	280	619
Total deferred	3,981	(20,309)	30,310
Provision (benefit) for income taxes	$14,658	$(14,357)	$46,626

The reconciliation of income tax computed at the U.S. federal statutory tax rate to income tax expense is as follows:

Years ended September 30,	2017	2016	2015
	(in thousands)

Tax expense at U.S. statutory rate	$(3,877)	$(9,252)	$19,875
State income taxes, net of federal tax effect	(923)	(1,754)	(584)
Nondeductible expenses (1)	(169)	7,765	1,487
Change in reserve for tax contingencies	(4,435)	27	(1,192)
Change in deferred tax asset valuation allowance (2)	17,374	(5,382)	40,869
Foreign income taxed at less than statutory rate (3)	9,912	(2,999)	(11,924)
Research and development credits (4)	(3,459)	(2,542)	(1,897)
Other	235	(220)	(8)
Provision (benefit) for income taxes	$14,658	$(14,357)	$46,626

(1) In 2016, we recorded $6.3 million of tax expense related to nondeductible acquisition-related compensation expenses.

(2) In 2017, we recorded $13.1 million of tax expense related to an increase in the valuation allowance related to tax credit carryforwards generated in the current year. In 2016, we recorded a net tax benefit primarily related to a business combination in which we acquired significant U.S. deferred tax liabilities as well as a utilization and subsequent release of the deferred tax valuation allowance in Australia. In 2015, we recorded a full valuation allowance on U.S. net deferred tax assets with a charge to expense of $35.8 million.

(3) In 2017, we provided for deferred taxes on all unremitted foreign earnings, as the earnings are no longer considered permanently reinvested resulting in a charge of $9.5 million.

(4) In both 2016 and 2015, we recorded tax benefits of $1.0 million and $1.2 million, respectively, related to the reinstatement of the research and development tax credit.

Significant components of our deferred tax assets and liabilities are as follows:

September 30,	2017	2016
	(in thousands)

Deferred tax assets:
Accrued employee benefits	$15,863	$12,044
Long-term contracts and inventory valuation reductions	13,974	12,422
Allowances for loss contingencies	4,212	3,786
Deferred compensation	4,830	4,369
Retirement benefits	6,214	12,282
Tax credit carryforwards	31,161	16,512
Net operating losses carryforwards	3,968	12,713
Other	2,509	2,563
Total gross deferred tax assets	82,731	76,691
Valuation allowance	(57,106)	(42,179)
Total deferred tax assets	25,625	34,512

Deferred tax liabilities:
Deferred revenue	(3,729)	(11,192)
Unremitted foreign earnings	(11,910)	(2,347)
Property, plant and equipment	(3,137)	(1,443)
Intangible assets	(9,713)	(16,068)
Foreign currency mark-to-market	—	(191)
Other	(158)	(601)
Total deferred tax liabilities	(28,647)	(31,842)
Net deferred tax asset (liability)	$(3,022)	$2,670

The deferred tax assets and liabilities for fiscal 2017 and 2016 include amounts related to various acquisitions. The total change in deferred tax assets and liabilities in fiscal 2017 includes changes that are recorded to other comprehensive income (loss) and Goodwill.

We calculate deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities, and measure them using the enacted tax rates and laws that we expect will be in effect when the differences reverse.

At September 30, 2017, we have federal and state income tax credit carryforwards of $21.9 million and $20.5 million, respectively, which will expire at various dates beginning in 2027. Such credit carryforwards (in thousands) expire as follows:

U.S. foreign tax credits	$15,567	2027
U.S. research and development tax credits	6,303	2035-2037
State research and development tax credits	20,486	Do not expire

We have federal, state and foreign net operating losses (in thousands) which expire as follows:

U.S. net operating loss carryforwards	$—	—
State net operating loss carryforwards	37,138	2020-2037
Foreign net operating loss carryforwards	10,903	Do not expire

During 2015, we evaluated our net U.S. deferred income taxes, which included an assessment of the cumulative income or loss over the prior-three year period and future periods, and concluded that a valuation allowance was required. After consideration of our recent history of U.S. losses, we continue to maintain a valuation allowance on net U.S. deferred tax assets as of September 30, 2017.

As of September 30, 2017, a total valuation allowance of $57.1 million has been established against U.S. deferred tax assets, certain foreign operating losses and other foreign assets. For fiscal 2017, the valuation allowance was increased by $14.9 million, of which $17.4 million was recorded as a net tax expense in our Consolidated Statement of Operations, offset by amounts recorded through other comprehensive income (loss) related to retirement benefits.

The non-cash charge to increase or decrease a valuation allowance does not have any impact on our cash flows, nor does such an allowance preclude us from using loss carryforwards or other deferred tax assets in the future. Until we re-establish a pattern of continuing profitability, in accordance with the applicable accounting guidance, U.S. income tax expense or benefit related to the recognition of deferred tax assets in the Consolidated Statement of Operations for future periods will be offset by decreases or increases in the valuation allowance with no net effect on the Consolidated Statement of Operations. If sufficient positive evidence arises in the future, any existing valuation allowance could be reversed as appropriate, decreasing income tax expense in the period that such conclusion is reached.

We provide for U.S. income taxes on the earnings of foreign subsidiaries which are not considered indefinitely reinvested outside the U.S. Deferred income taxes, net of foreign tax credits, are provided for foreign earnings available for distribution. As of September 30, 2017, we have recorded a deferred tax liability of $11.9 million related to future taxes on our unremitted foreign earnings.

Accounting for Uncertainty in Income Taxes

During fiscal 2017 and 2016, the aggregate changes in our total gross amount of unrecognized tax benefits are summarized as follows:

Years ended September 30,	2017	2016
	(in thousands)

Balance at beginning of year	$16,932	$12,619
Additions (reductions) for tax positions taken in prior years:	399	3,641
Recognition of benefits from expiration of statutes	(26)	(359)
Recognition of benefits from open years effectively settled	(5,359)	—
Additions for tax positions related to the current year	1,302	986
Additions for tax positions related to current year acquisitions	—	45
Balance at end of year	$13,248	$16,932

At September 30, 2017 and 2016, the amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $3.7 million and $7.5 million, respectively. During fiscal year 2018, it is reasonably possible that resolution of reviews by taxing authorities, both domestic and foreign, could be reached with respect to approximately $2.9 million of the unrecognized tax benefits depending on the timing of examinations or expiration of statute of limitations, either because our tax positions are sustained or because we agree to the disallowance and pay the related income tax. We recognize interest and/or penalties related to income tax matters in income tax expense. The amount of net interest and penalties recognized as a component of income tax expense during 2017, 2016 and 2015 was not material. Interest and penalties accrued at September 30, 2017 and 2016 amounted to $0.9 million and $1.6 million, respectively, bringing the total net liability for uncertain tax issues to $12.0 million and $15.5 million, respectively, as of September 30, 2017 and 2016.

We are subject to ongoing audits from various taxing authorities in the jurisdictions in which we do business. As of September 30, 2017, the fiscal years open under the statute of limitations in significant jurisdictions include 2013 through 2017 in the U.S. We believe we have adequately provided for uncertain tax issues we have not yet resolved with federal, state and foreign tax authorities. Although not more likely than not, the most adverse resolution of these issues could result in additional charges to earnings in future periods. Based upon a consideration of all relevant facts and circumstances, we do not believe the ultimate resolution of uncertain tax issues for all open tax periods will have a material adverse effect upon our financial condition or results of operations.

Cash amounts paid for income taxes, net of refunds received, were $1.6 million, $14.2 million and $15.2 million in 2017, 2016 and 2015, respectively.

NOTE 11—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In order to manage our exposure to fluctuations in interest and foreign currency exchange rates we utilize derivative financial instruments such as forward starting swaps and foreign currency exchange forwards for periods typically up to three years. We do not use any derivative financial instruments for trading or other speculative purposes.

All derivatives are recorded at fair value, however, the classification of gains and losses resulting from changes in the fair values of derivatives are dependent on the intended use of the derivative and its resulting designation. If a derivative is designated as a fair value hedge, then a change in the fair value of the derivative is offset against the change in the fair value of the underlying hedged item and only the ineffective portion of the hedge, if any, is recognized in earnings. If a derivative is designated as a cash flow hedge, then the effective portion of a change in the fair value of the derivative is recognized as a component of accumulated other comprehensive income (loss) until the underlying hedged item is recognized in earnings, or the forecasted transaction is no longer probable of occurring. If a derivative does not qualify as a highly effective hedge, any change in fair value is immediately recognized in earnings. We formally document all hedging relationships for all derivative hedges and the underlying hedged items, as well as the risk management objectives and strategies for undertaking the hedge transactions. We classify the fair value of all derivative contracts as current or non-current assets or liabilities, depending on the realized and unrealized gain or loss position of the hedged contract at the balance sheet date, and the timing of future cash flows. The cash flows from derivatives treated as hedges are classified in the Consolidated Statements of Cash Flows in the same category as the item being hedged.

The following table shows the notional principal amounts of our outstanding derivative instruments as of September 30, 2017 and 2016 (in thousands):

	Notional Principal
	September 30, 2017	September 30, 2016
Instruments designated as accounting hedges:
Foreign currency forwards	$125,486	$158,664

Instruments not designated as accounting hedges:
Foreign currency forwards	$35,117	$115,070

Included in the amounts not designated as accounting hedges at September 30, 2017 and 2016 were foreign currency forwards with notional principal amounts of $18.5 million and $78.4 million, respectively, that have been designed to manage exposure to foreign currency exchange risks, and for which the gains or losses of the changes in fair value of the forwards has approximately offset an equal and opposite amount of gains or losses related to the foreign currency exposure. Unrealized gains of $0.1 million and unrealized gains of $8.2 million were recognized in other income (expense), net for the fiscal years ended September 30, 2017 and 2016, respectively, related to foreign currency forward contracts not designated as accounting hedges.

The notional principal amounts for outstanding derivative instruments provide one measure of the transaction volume outstanding and do not represent the amount of our exposure to credit or market loss. Credit risk represents our gross exposure to potential accounting loss on derivative instruments that are outstanding or unsettled if all counterparties failed to perform according to the terms of the contract, based on then-current interest or currency exchange rates at each respective date. Our exposure to credit loss and market risk will vary over time as a function of interest and currency exchange rates. The amount of credit risk from derivative instruments and hedging activities was not material for the fiscal years ended September 30, 2017 and 2016. Although the table above reflects the notional principal amounts of our foreign exchange instruments, it does not reflect the gains or losses associated with the exposures and transactions that the foreign exchange instruments are intended to hedge. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments.

We generally enter into master netting arrangements, which reduce credit risk by permitting net settlement of transactions with the same counterparty. We present our derivative assets and derivative liabilities at their gross fair values. We did not have any derivative instruments with credit-risk related contingent features that would require us to post collateral as of September 30, 2017 or 2016.

The table below presents the fair value of our derivative financial instruments that qualify for hedge accounting as well as their classification on the consolidated balance sheets as of September 30, 2017 and 2016 (in thousands):

		Fair Value
	Balance Sheet Location	September 30, 2017	September 30, 2016
Asset derivatives:
Foreign currency forwards	Other current assets	$2,591	$14,769
Foreign currency forwards	Other noncurrent assets	1,128	1,201
		$3,719	$15,970
Liability derivatives:
Foreign currency forwards	Other current liabilities	$3,456	$13,752
Foreign currency forwards	Other noncurrent liabilities	1,128	1,333
Total		$4,584	$15,085

The tables below present gains and losses recognized in other comprehensive income (loss) for the years ended September 30, 2017 and 2016 related to derivative financial instruments designated as cash flow hedges, as well as the amount of gains and losses reclassified into earnings during those periods (in thousands):

Years ended September 30,	2017		2016
		Gains (losses)		Gains (losses)
	Gains (losses)	reclassified into		reclassified into
	recognized in	earnings -	Gains (losses)	earnings -
Derivative Type	OCI	Effective Portion	recognized in OCI	Effective Portion
Foreign currency forwards	$(2,200)	$551	$(806)	$1,522

Unrealized gains of $0.1 million and unrealized losses of $0.1 million from derivative instruments and hedging activities classified as not highly effective were recognized in other income (expense), net for the years ended September 30, 2017 or 2016, respectively. The amount of estimated unrealized net losses from cash flow hedges which are expected to be reclassified to earnings in the next twelve months is $0.6 million, net of income taxes.

NOTE 12—PENSION, PROFIT SHARING AND OTHER BENEFIT PLANS

Deferred Compensation Plan

We have a non-qualified deferred compensation plan offered to a select group of highly compensated employees. The plan provides participants with the opportunity to defer a portion of their compensation in a given plan year. The liabilities associated with the non-qualified deferred compensation plan are included in other long-term liabilities in our Consolidated Balance Sheets and totaled $11.4 million and $10.6 million at September 30, 2017 and 2016, respectively.

In the first quarter of fiscal 2015, we began making contributions to a rabbi trust to provide a source of funds for satisfying a portion of these deferred compensation liabilities. The total carrying value of the assets set aside to fund deferred compensation liabilities as of September 30, 2017 and 2016 were $5.3 million and $3.6 million, respectively, which were comprised entirely of life insurance contracts. The carrying value of the life insurance contracts is based on the cash surrender value of the policies. Changes in the carrying value of the deferred compensation liability, and changes in the carrying value of the assets held in the rabbi trust are reflected in our Consolidated Statements of Operations.

Defined Contribution Plans

We have profit sharing and other defined contribution retirement plans that provide benefits for most U.S. employees. Certain of these plans require us to match a portion of eligible employee contributions up to specified limits. These plans also allow for additional company contributions at the discretion of the Board of Directors. We also have a defined contribution plan for European employees that were formerly eligible for the European defined benefit plan described below. Under this plan, we match a portion of the eligible employee contributions up to limits specified in the plan. Company contributions to defined contribution plans aggregated $13.3 million, $12.1 million and $10.9 million in 2017, 2016 and 2015, respectively.

Employee Stock Purchase Plan

We sponsor a noncompensatory Employee Stock Purchase Plan (“ESPP”), which allows eligible employees to purchase common stock of the Company at a discount rate of 5% of the market price per share on the last trading day of the offering period. Annual employee contributions are limited to $25,000, are voluntary, and made through a bi-weekly payroll deduction.

Defined Benefit Pension Plans

Certain employees in the U.S. are covered by a noncontributory defined benefit pension plan for which benefits were frozen as of December 31, 2006 (curtailment). The effect of the U.S. plan curtailment is that no new benefits have been accrued after that date. Approximately one-half of our European employees are covered by a contributory defined benefit pension plan for which benefits were frozen as of September 30, 2010. Although the effect of the European plan curtailment is that no new benefits will accrue after September 30, 2010, the plan is a final pay plan, which means that benefits will be adjusted for increases in the salaries of participants until their retirement or departure from the company. The European plan was amended in 2014 to reduce the amount of participant compensation used in computing the pension liability for certain participants. U.S. and European employees hired subsequent to the dates of the curtailment of the respective plans are not eligible for participation in the defined benefit plans.

During fiscal year 2016, we partially settled our remaining obligations associated with the U.S. plan. The plan offered certain retired, vested participants the opportunity to voluntarily elect to receive their benefits as an immediate lump sum distribution. The lump sum distribution was paid out from plan assets in September 2016 and resulted in a settlement loss of $2.7 million, which is recorded in other non-operating expense for the year ended September 30, 2016.

Our funding policy for the defined benefit pension plans provides that contributions will be at least equal to the minimum amounts mandated by statutory requirements. Based on our known requirements for the U.S. and U.K. plans, as of September 30, 2017, we expect to make contributions of approximately $5.1 million in 2018. September 30 is used as the measurement date for these plans.

The unrecognized amounts recorded in accumulated other comprehensive income (loss) will be subsequently recognized as net periodic pension cost, consistent with our historical accounting policy for amortizing those amounts. We will recognize actuarial gains and losses that arise in future periods and are not recognized as net periodic pension cost in those periods as increases or decreases in other comprehensive income (loss), net of tax, in the period they arise. We adjust actuarial gains and losses recognized in other comprehensive income (loss) as they are subsequently recognized as a component of net periodic pension cost. The unrecognized actuarial gain or loss included in accumulated other comprehensive income (loss) at September 30, 2017 and expected to be recognized in net pension cost during fiscal 2018 is a loss of $2.7 million ($2.1 million net of income tax). The unrecognized actuarial gain was $10.1 million in fiscal year 2017, which was primarily driven by an increase in discount rates used in the calculation of the net benefit obligation, changes in mortality assumptions, and higher investment returns on plan assets. No plan assets are expected to be returned to us in 2018.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the defined benefit pension plans were as follows (in thousands):

September 30,	2017	2016

Projected benefit obligation	$235,097	$241,117
Accumulated benefit obligation	235,097	241,117
Fair value of plan assets	209,722	194,253

The following table sets forth changes in the projected benefit obligation and fair value of plan assets and the funded status for these defined benefit plans (in thousands):

September 30,	2017	2016
Change in benefit obligations:
Net benefit obligation at the beginning of the year	$241,117	$227,527
Service cost	617	595
Interest cost	7,091	8,972
Actuarial (gain) loss	(10,082)	41,583
Gross benefits paid	(7,549)	(8,365)
Settlements	—	(10,424)
Foreign currency exchange rate changes	3,903	(18,771)
Net benefit obligation at the end of the year	235,097	241,117

Change in plan assets:
Fair value of plan assets at the beginning of the year	194,253	201,502
Actual return on plan assets	14,915	23,775
Employer contributions	5,354	4,271
Gross benefits paid	(7,549)	(8,365)
Settlements	—	(10,424)
PBGC Premium paid	(348)	(362)
Administrative expenses	(547)	(925)
Foreign currency exchange rate changes	3,644	(15,219)
Fair value of plan assets at the end of the year	209,722	194,253

Unfunded status of the plans	(25,375)	(46,864)
Unrecognized net actuarial loss	58,572	72,909
Net amount recognized	$33,197	$26,045

Amounts recognized in Accumulated OCI
Liability adjustment to OCI	$(58,572)	$(72,909)
Deferred tax asset	15,033	19,236
Valuation allowance on deferred tax asset	(2,107)	(5,153)
Accumulated other comprehensive loss	$(45,646)	$(58,826)

The components of net periodic pension cost (benefit) were as follows (in thousands):

	September 30,
	2017	2016	2015
Service cost	$617	$595	$670
Interest cost	7,091	8,972	9,073
Expected return on plan assets	(12,928)	(13,182)	(13,835)
Amortization of actuarial loss	3,700	1,869	705
Settlement loss	—	2,671	—
Administrative expenses	474	177	163
Net pension cost (benefit)	$(1,046)	$1,102	$(3,224)

Years ended September 30,	2017	2016	2015
Weighted-average assumptions used to determine benefit obligation at September 30:
Discount rate	3.3%	3.0%	4.1%
Rate of compensation increase	3.2%	3.1%	3.1%
Weighted-average assumptions used to determine net periodic benefit cost for the years ended September 30:
Discount rate	3.0%	4.1%	4.2%
Expected return on plan assets	6.8%	6.8%	6.9%
Rate of compensation increase	3.1%	3.1%	3.2%

The long-term rate of return assumption represents the expected average rate of earnings on the funds invested or to be invested to provide for the benefits included in the benefit obligations. That assumption is determined based on a number of factors, including historical market index returns, the anticipated long-term asset allocation of the plans, historical plan return data, plan expenses, and the potential to outperform market index returns.

We have the responsibility to formulate the investment policies and strategies for the plans’ assets. Our overall policies and strategies include: maintain the highest possible return commensurate with the level of assumed risk, and preserve benefit security for the plans’ participants.

We do not direct the day-to-day operations and selection process of individual securities and investments and, accordingly, we have retained the professional services of investment management organizations to fulfill those tasks. The investment management organizations have investment discretion over the assets placed under their management. We provide each investment manager with specific investment guidelines by asset class.

The target ranges for each major category of the plans’ assets at September 30, 2017 are as follows:

Allocation
Asset Category	Range
Equity securities	20% to 55%
Debt securities	25% to 75%
Cash	0% to 55%
Real estate	0% to 10%

Our defined benefit pension plans invest in cash and cash equivalents, equity securities, fixed income securities, pooled separate accounts and common collective trusts. Our plans also invest in diversified growth funds that hold underlying investments in equities, fixed-income securities, commodities, and real estate. The following table presents the fair value of the assets of our defined benefit pension plans by asset category and their level within the fair value hierarchy (in thousands). See Note 3 for a description of each level within the fair value hierarchy.

All assets measured at the net asset value (NAV) practical expedient in the table below are invested in pooled separate accounts or common collective trusts which do not have publicly quoted prices. The fair value of the pooled separate accounts and common collective trusts are determined based on the net asset value of the underlying investments. The fair value of the underlying investments held by the pooled separate accounts and common collective trusts, other than real estate investments, is generally based upon quoted prices in active markets. The fair value of the underlying investments comprised of real estate properties is determined through an appraisal process which uses valuation methodologies including comparisons to similar real estate and discounting of income streams.

	September 30, 2017				September 30, 2016
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Plan assets held at fair value:
Cash equivalents	$2,665	$—	$—	$2,665	$3,071	$—	$—	$3,071

Plan assets held at net asset value practical expedient*:
Equity Funds				101,433				83,877
Fixed Income Funds				84,188				72,219
Diversifies Growth Funds				16,646				27,525
Real Estate Funds				4,790				7,561
Total assets held at net asset value practical expedient:				$207,057				$191,182

Total Plan Assets				$209,722				$194,253

* Plan assets measured at fair value using NAV (or its equivalent) as a practical expedient have not been categorized in the fair value hierarchy.

The pension plans held no direct positions in Cubic Corporation common stock as of September 30, 2017 and 2016.

We expect to pay the following pension benefit payments, which reflect expected future service, as appropriate, (in thousands):

2018	$8,330
2019	8,753
2020	9,148
2021	9,358
2022	9,543
2022-2026	50,890

NOTE 13—STOCKHOLDERS’ EQUITY

Long-Term Equity Incentive Plan

In 2013, the Executive Compensation Committee of the Board of Directors (Compensation Committee) approved a long-term equity incentive award program. Through September 30, 2017, the Compensation Committee has granted 924,605 RSUs with time-based vesting and 993,298 RSUs with performance-based vesting under this program.

Each RSU represents a contingent right to receive one share of our common stock. Dividend equivalent rights accrue with respect to the RSUs when and as dividends are paid on our common stock and vest proportionately with the RSUs to which they relate. Vested shares are delivered to the recipient following each vesting date.

The RSUs granted with time-based vesting generally vest in four equal installments on each of the four October 1 dates following the grant date, subject to the recipient’s continued service through such vesting date.

The performance-based RSUs granted to participants vest over three-year performance periods based on Cubic’s achievement of performance goals established by the Compensation Committee over the performance periods, subject to the recipient’s continued service through the end of the respective performance periods. For the performance-based RSUs granted to date, the vesting will be contingent upon Cubic meeting one of three types of vesting criteria over the performance period. These three categories of vesting criteria consist of revenue growth targets, earnings growth targets, and return on equity targets. The level at which Cubic’s performs against scalable targets over the performance periods will determine the percentage of the RSUs that will ultimately vest.

Through September 30, 2017, Cubic has granted 1,917,903 RSUs of which 451,608 have vested. The grant date fair value of each RSU is the fair market value of one share of our common stock at the grant date. At September 30, 2017, the total number of unvested RSUs that are ultimately expected to vest, after consideration of expected forfeitures and estimated vesting of performance-based RSUs is 417,882.

The following table summarizes our RSU activity:

	Unvested Restricted Stock Units
		Weighted-Average
	Number of Shares	Grant-Date Fair Value
Unvested at October 1, 2015	759,902	$47.24
Granted	471,627	43.72
Vested	(130,678)	46.94
Forfeited	(211,722)	44.86
Unvested at September 30, 2016	889,129	45.98
Granted	395,913	46.20
Vested	(158,243)	46.15
Forfeited	(81,612)	48.32
Unvested at September 30, 2017	1,045,187	$45.86

As of September 30, 2017, approximately 698,129 shares remained available for future grants under our long-term equity incentive plan. On October 1, 2017, 123,237 RSUs vested.

NOTE 14—STOCK-BASED COMPENSATION

We recorded non-cash compensation expense related to stock-based awards of $5.0 million, $7.7 million and $7.4 million for the years ended September 30, 2017, 2016 and 2015, respectively, which was comprised of the following (in thousands):

	2017	2016	2015

Cost of sales	$338	$513	$362
Selling, general and administrative	4,674	7,235	7,045
	$5,012	$7,748	$7,407

As of September 30, 2017, there was $31.5 million of unrecognized compensation cost related to unvested RSUs. Based upon the expected forfeitures and the expected vesting of performance-based RSUs, the aggregate fair value of RSUs expected to ultimately vest is $18.5 million. This amount is expected to be recognized over a weighted-average period of 1.8 years.

We are required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods on a cumulative basis in the period the estimated forfeiture rate changes for all stock-based awards when significant events occur. We consider our historical experience with employee turnover as the basis to arrive at our estimated forfeiture rate. The forfeiture rate was estimated to be 12.5% per year as of September 30, 2017. To the extent the actual forfeiture rate is different from what we have estimated, stock-based compensation related to these awards will be different from our expectations.

NOTE 15—LEGAL MATTERS

In October 2014, a lawsuit was filed in the United States District Court, Northern District of Illinois against us and one of our transit customers alleging infringement of various patents held by the plaintiff, seeking judgment that we have infringed on plaintiff’s patents; regular and treble damages; requiring an accounting of sales, profits, royalties and damages owed plaintiffs; pre and post judgment interest; an award of costs, fees and expenses, an injunction prohibiting the continuing infringement of the patents; and any other relief the court deems just and equitable. We are vigorously defending the lawsuit. We are also undertaking defense of our customer in this matter pursuant to our contractual obligations to that customer. The court made several rulings in our favor concerning the validity of the plaintiff’s patents at issue. The plaintiff appealed those rulings and the Federal Circuit Court of Appeals upheld the District Court’s rulings. While these are favorable ruling for us, the case has yet to be dismissed as the plaintiff evaluates its legal options. Accordingly, we cannot estimate the probability of loss or any range of estimate of possible loss at this time.

We are not a party to any other material pending proceedings and we consider all other matters to be ordinary proceedings incidental to our business. We believe the outcome of these other proceedings will not have a materially adverse effect on our financial position, results of operations, or cash flows.

NOTE 16—BUSINESS SEGMENT INFORMATION

We define our operating segments and reportable segments based on the way our chief executive officer, who we have concluded is our chief operating decision maker, manages our operations for purposes of allocating resources and assessing performance and we continually reassess our operating segment and reportable segment designation based upon these criteria. Through September 30, 2017 we operated in three primary business segments: CTS, CGD Services, and CGD Systems. CTS designs, produces, installs and services electronic revenue collection systems for mass transit projects, including railways and buses. CGD Services provides training, operations, intelligence, maintenance, technical and other services to the U.S. government and allied nations. CGD Systems performs work under U.S. and foreign government contracts relating to electronic defense systems and equipment. CGD Systems products include customized military range instrumentation, laser based training systems, and virtual simulation systems.

In 2016 we formalized the structure of our CMS business unit within our CGD Systems operating segment. CMS combines and integrates our command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR) and secure communications operations. Following the formalization of the structure of our CMS business, our chief executive officer began receiving reports of our business activities in multiple different formats and began to use the results of the CMS business activities for certain aspects of resource allocation decisions and performance assessments. However, based upon our September 30, 2017 assessment of our operating segments and reportable segments we concluded based upon factors such as the nature of the business activities and customers, and the nature of information presented to our Board of Directors, that CMS was not an operating segment at September 30, 2017. In the first quarter of fiscal 2018 additional aspects of resource allocation and performance assessment began being made at the CMS level. As such, we concluded that CMS became a separate operating segment and reportable segment beginning on October 1, 2017. Consequently, we began reporting segment information for the CMS reportable segment separately from CGD Systems and applicable prior period amounts have been adjusted retrospectively to reflect the reportable segment change.

In addition, on May 31, 2018, Cubic completed the previously announced sale of the subsidiaries that comprised the CGD Services segment to an unrelated entity. As a result of the sale, CGD Services is accounted for as a discontinued operation for all periods presented.

As a result of the changes described above, these financial statements reflect our operating segments and reportable segments for all periods presented as CTS, CMS, and CGD Systems exclusive of CGD Services.

We evaluate performance and allocate resources based on total segment operating profit or loss. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment sales and transfers are immaterial and are eliminated in consolidation.

Our reportable segments are business units that offer different products and services. Operating results for each segment are reported separately to senior corporate management to make decisions as to the allocation of corporate resources and to assess performance.

Business segment financial data is as follows (in millions):

	Year Ended
	September 30,
	2017	2016	2015
Sales:
Cubic Transportation Systems	$578.6	$586.4	$566.8
Cubic Global Defense Systems	360.2	374.7	369.6
Cubic Mission Solutions	168.9	109.5	92.5
Total sales	$1,107.7	$1,070.6	$1,028.9

Operating income (loss):
Cubic Transportation Systems	$39.8	$57.5	$75.9
Cubic Global Defense Systems	28.1	19.9	15.3
Cubic Mission Solutions	(9.3)	(37.0)	3.1
Unallocated corporate expenses	(56.0)	(52.0)	(33.9)
Total operating income (loss)	$2.6	$(11.6)	$60.4

Assets:
Cubic Transportation Systems	$335.1	$338.2	$410.0
Cubic Global Defense Systems	280.1	211.8	195.9
Cubic Mission Solutions	390.5	404.4	145.3
Corporate	156.4	364.8	351.5
Discontinued Operations	174.2	185.5	197.6
Total assets	$1,336.3	$1,504.7	$1,300.3

Depreciation and amortization:
Cubic Transportation Systems	$8.8	$8.2	$10.8
Cubic Global Defense Systems	10.4	7.5	7.8
Cubic Mission Solutions	23.8	21.2	9.3
Corporate	5.0	3.4	1.3
Total depreciation and amortization	$48.0	$40.3	$29.2

Capital expenditures:
Cubic Transportation Systems	$6.9	$2.2	$2.0
Cubic Global Defense Systems	5.9	6.8	0.5
Cubic Mission Solutions	1.7	2.1	0.1
Corporate	22.4	21.0	19.6
Total expenditures for long-lived assets	$36.9	$32.1	$22.2

Years ended September 30,	2017	2016	2015

Geographic Information:
Sales (a):
United States	$522.8	$471.6	$397.8
United Kingdom	219.4	243.0	282.4
Canada	31.5	44.6	17.5
Australia	175.6	154.0	164.6
Middle East	64.8	71.0	67.7
Far East	47.9	40.0	39.3
Other	45.7	46.4	59.6
Total sales	$1,107.7	$1,070.6	$1,028.9

(a)	Sales are attributed to countries or regions based on the location of customers.

Years ended September 30,	2017	2016	2015
Long-lived assets, net:
United States	$100.6	$83.9	$59.3
United Kingdom	11.7	9.4	8.6
Other foreign countries	7.3	5.3	4.3
Total long-lived assets, net	$119.6	$98.6	$72.2

CGD Systems and CMS segment sales include $327.8 million, $267.5 million and $267.9 million in 2017, 2016 and 2015, respectively, of sales to U.S. government agencies. CTS segment sales include $147.3 million, $156.3 million and $183.2 million in 2017, 2016 and 2015, respectively, of sales under various contracts with our customer, Transport for London. No other customer accounts for 10% or more of our revenues for any periods presented.

Changes in estimates on contracts for which revenue is recognized using the cost-to-cost percentage-of-completion method increased operating income by approximately $5.7 million in 2017 and decreased operating income by approximately $0.9 million and $13.8 million in 2016 and 2015, respectively. These adjustments increased net income from continuing operations by approximately $3.2 million ($0.12 per share) and decreased net income from continuing operations by approximately $0.5 million ($0.02 per share) and $7.5 million ($0.28 per share) in 2017, 2016 and 2015, respectively.

Certain of our transportation systems service contracts contain service level or system usage incentives, for which we recognize revenues when the incentive award is fixed or determinable. These contract incentives are generally based upon monthly service levels or monthly performance and become fixed or determinable on a monthly basis. However, one of our legacy transportation systems service contracts that terminated in late fiscal 2015 contained annual system usage incentive which were based upon system usage compared to annual baseline amounts. For this contract the annual system usage incentives were not considered fixed or determinable until the end of the contract year for which the incentives are measured, which fell within the second quarter of our fiscal year. During the second quarter of fiscal year ended September 30, 2015, we recognized sales of $9.3 million related to annual system usage incentives on this transportation systems contract. In August 2015 we completed this contract and recognized an additional $3.1 million related to the final amount of system usage incentives. The recognition of these system usage incentives resulted in additional operating income of the same amounts in these respective periods. Upon completion of this contract we entered into a new service contract with this customer that is structured differently than the contract that completed in August 2015; the new contract does not have any significant system usage incentives.

In fiscal years 2017, 2016, and 2015 we conducted a number of restructuring initiatives. In 2017 we incurred $2.3 million of charges for restructuring efforts which included $1.0 million of unallocated corporate expenses incurred to increase the centralization and efficiency of our manufacturing processes, and $0.9 million of restructuring charges incurred by our CGD Systems businesses related to the elimination of a level of management in CGD Systems simulator business.

In 2016, we incurred $1.3 million of charges related to restructuring which included $0.3 million incurred by our CGD Systems segment as restructuring costs in connection with the formalization of our CMS business division described above. In addition, during fiscal 2016, our CTS business implemented a restructuring plan to reduce headcount by approximately 20 in order to rebalance our resources with work levels. CTS incurred resulting restructuring charges of $1.0 million in connection with this initiative.

In 2015, we incurred $5.7 million of restructuring charges, including $4.6 million incurred by our CGD Systems segment related to restructuring our defense services and defense systems businesses into a single organization to better align our defense business organizational structure with customer requirements, increase operational efficiencies and improve collaboration and innovation across the company. In addition, CTS incurred $0.6 million of restructuring costs and we incurred $0.5 million of unallocated corporate expenses related to various restructuring activities.

Restructuring charges incurred by business segment were as follows (in millions):

	Year Ended
	September 30,
	2017	2016	2015

Restructuring costs:
Cubic Transportation Systems	$0.4	$1.0	$0.6
Cubic Global Defense Systems	0.9	0.3	4.6
Unallocated corporate expenses and other	1.0	—	0.5
Total restructuring costs	$2.3	$1.3	$5.7

A summary of the activity relating to the restructuring liability and employee separation expenses, which is included within accrued compensation and other current liabilities within our Consolidated Balance Sheet, is as follows (in thousands):

Employee Separation
Balance as of October 1, 2015	$1,893
Accrued costs	1,278
Cash payments	(2,618)
Balance as of September 30, 2016	553
Accrued costs	2,260
Cash payments	(1,838)
Balance as of September 30, 2017	$975

Certain restructuring costs are based upon estimates. Actual amounts paid may ultimately differ from these estimates. If additional costs are incurred or recognized amounts exceed costs, such changes in estimates will be recognized when incurred. The total costs of each of the restructuring plans described above are not expected to be significantly greater than the charges incurred to date.

During fiscal year 2017 our CGD Systems segment made a $2.7 million loan to a private company in the U.S. that develops technologies for aircraft systems. CGD Systems also obtained warrants in the company in connection with the debt financing. Both the note receivable and warrants are classified as non-current assets on our Balance Sheet. The note receivable is held at amortized cost and the warrants are held at their historical cost. On a quarterly basis we consider whether any portion of the value of the warrants or note receivable may have been impaired. In fiscal 2017 we recognized an impairment loss of $0.2 million on the warrants based upon the estimated decrease in the fair value of this private company. If the private company that we financed does not successfully develop or commercialize its technologies, we could be required to recognize further impairments in the future.

NOTE 17—SUMMARY OF QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of our quarterly results of operations for the fiscal years ended September 30, 2017 and 2016:

					Year
	Three Months Ended				Ended
Fiscal 2017	September 30	June 30	March 31	December 31	September 30
	(in thousands, except per share data)
Net sales	$349,115	$266,184	$248,040	$244,370	$1,107,709
Operating income (loss)	21,207	(6,872)	(6,084)	(5,623)	2,628
Net income (loss)	13,155	(21,957)	461	(2,868)	(11,209)
Net income (loss) per share, basic	0.49	(0.81)	0.02	(0.11)	(0.41)
Net income (loss) per share, diluted	0.49	(0.81)	0.02	(0.11)	(0.41)

					Year
	Three Months Ended				Ended
Fiscal 2016	September 30	June 30	March 31	December 31	September 30
	(in thousands, except per share data)
Net sales	$308,824	$275,062	$265,016	$221,699	$1,070,601
Operating income (loss)	7,060	7,322	(15,618)	(10,413)	(11,649)
Net income (loss)	(7,493)	4,498	10,144	(5,414)	1,735
Net income (loss) per share, basic	(0.29)	0.17	0.38	(0.20)	0.06
Net income (loss) per share, diluted	(0.29)	0.17	0.38	(0.20)	0.06

Changes in estimates on contracts for which revenue is recognized using the cost-to-cost-percentage-of-completion method decreased operating income by approximately $1.6 million in the three months ended September 30, 2017 and increased operating income by approximately $2.3 million in the three months ended September 30, 2016. These adjustments decreased net income from continuing operations by approximately $1.1 million ($0.04 per share) in the three months ended September 30, 2017 and increased net income from continuing operations by approximately $1.5 million ($0.06 per share) in the three months ended September 30, 2016.